Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BUNKER HILL MINING CORP.

(Exact name of registrant as specified in its charter)

nevada

(State or other jurisdiction of incorporation or organization)

1041	32-0196442
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300-1055 West Hastings Street

Vancouver, BC, Canada V6E 2E9

Tel: (604)-417-7952

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Luke O’Dowd, Esq.

c/o Lyons O’Dowd, PLLC

703 East Lakeside Avenue P.O. Box 131

Coeur d'Alene, ID 83816

Tel: (208) 714-0487

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Brian Boonstra, Esq.

Edward Shaoul, Esq.

Davis Graham & Stubbs LLP

3400 Walnut Street, Suite 700

Denver, CO 80205

Tel: (303) 892-9400

Email: brian.boonstra@davisgraham.com

edward.shaoul@davisgraham.com

Approximate date of commencement of proposed sale of the securities to the public: From time to time commencing as soon as possible after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 27, 2025

PRELIMINARY PROSPECTUS

PROSPECTUS

BUNKER HILL MINING CORP.

571,944,197 Shares of Common Stock

126,107,874 Shares of Common Stock Issuable upon Exercise of Warrants

This prospectus relates to the resale of shares of common stock of Bunker Hill Mining Corp. (“we,” “our,” “us,” or the “Company”) and shares of our common stock issuable upon exercise of common stock purchase warrants held by the selling security holders named herein under “Selling Shareholders and Certain Beneficial Owners.” We will not receive any proceeds from the resale of our common stock, although we may receive proceeds from the exercise of the warrants. The selling shareholders may offer all or part of the shares of common stock for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Company is paying for all registration, listing and qualification fees, printing fees and legal fees.

Our common stock is quoted on the OTCQB under the ticker symbol “BHLL.” On June 26, 2025, the closing price of our common stock was US$0.09 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” starting on page 13.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Dated       , 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling shareholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find Additional Information.”

We have not authorized anyone to give any information or to make any representation to you other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

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PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or the “Registrant” refer to Bunker Hill Mining Corp., a Nevada corporation, and its subsidiaries. References to “$” refer to monetary amounts expressed in U.S. dollars. All references to “C$” refer to monetary amounts expressed in Canadian dollars.

Our Business

Bunker Hill Mining Corp. was incorporated under the laws of Nevada in 2007 under its former name Lincoln Mining Corp. We have one wholly owned subsidiary, Silver Valley Metals Corp. Our business address is 1009 McKinley Ave, Kellogg, ID 83837, USA. The telephone number for our office is +1 604 417 7952. We maintain a corporate website at https://bunkerhillmining.com.

Overview

Our focus is the development and restart of our 100% owned flagship asset, the Bunker Hill Mine (the “Bunker Hill Mine” or the “Mine”) in Idaho, USA. The Mine remains the largest single producing mine by tonnage in the Silver Valley region of northwest Idaho, historically producing over 165 million ounces of silver and 5 million tons of base metals between 1885 and 1981. The Bunker Hill Mine is located within Operable Unit 2 of the Bunker Hill Superfund site (EPA National Priorities Listing IDD048340921), where cleanup activities have been completed.

We were incorporated for the purpose of mineral exploration at the Bunker Hill Mine. We have moved into the development stage concurrent with (i) purchasing the mine and a process plant, (ii) completing successive technical and economic studies, including a Prefeasibility Study, (iii) delineating mineral reserves, and (iv) advancing the construction of the facilities. Subject to securing additional financing discussed in Item 7, “Subsequent Events” operations are planned to commence in mid-2026.

2025 Developments

EQUITY OFFERINGS

On June 5, 2025, we, closed the brokered private placement (the “Brokered Offering”) for aggregate cash consideration of approximately US$6.2 million, which included participation by Sprott Streaming and Royalty Corp. (together with its affiliates, “Sprott Streaming”), and concurrent non-brokered private placement (the “Non-Brokered Offering” and together with the Brokered Offering, collectively, the “Equity Offerings”) with Teck Resources Limited (together with its affiliates, “Teck”) for approximately US$20.5 million. As part of the Equity Offerings, we issued an aggregate of our 252,215,751 units (“Units”) at a price of C$0.15 (or the U.S. Dollar equivalent thereof) per Unit (the “Offering Price”). Each Unit issued under the Equity Offerings consisted of one share of our common stock and one-half of one share of common stock purchase warrant (a “Warrant”). Each whole Warrant will be exercisable to acquire one additional share of our common stock (a “Warrant Share”) at a price of C$0.25 per Warrant Share for a period of three years following the date of issuance, subject to customary adjustments.

In the Brokered Offering, 56,921,096 Units were sold at the Offering Price by a syndicate of agents led by BMO Capital Markets, CIBC Capital Markets and Red Cloud Securities Inc., as joint bookrunners, and including National Bank Financial Inc. (collectively, the “Agents”), of which Sprott Streaming acquired 10,000,000 Units (the “Sprott Subscription”). In the Non-Brokered Offering, Teck acquired 195,294,655 Units (the “Teck Units”) at the Offering Price. We intend to use the net proceeds of the Equity Offerings to support the construction, start-up and ramp-up of the Bunker Hill Mine.

The Equity Offerings, including both the brokered and non-brokered components, were conducted on a private placement basis pursuant to applicable exemptions from the requirements of securities laws under National Instrument 45-106 – Prospectus Exemptions and the United States Securities Act of 1933, as amended (the “Securities Act”), in such other jurisdictions outside of Canada and the United States pursuant to applicable exemptions from the prospectus, registration or other similar requirements in such other jurisdictions. All securities issued pursuant to the Equity Offerings (i) are subject to a four month plus one day hold period in accordance with applicable Canadian securities laws and, if applicable, the policies of the TSX Venture Exchange (the “TSX-V”) and (ii) have not been registered under the Securities Act or any U.S. state securities laws and may not be offered or sold in the United States without registration under the Securities Act and all applicable state securities laws or compliance with requirements of an applicable exemption therefrom.

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Brokered Offering

On June 5, 2025, in connection with the Brokered Offering, we and the Agents entered into an agency agreement (the “Agency Agreement”), pursuant to which the Agents conducted a “best efforts” marketed private placement of Units at the Offering Price for aggregate cash consideration of approximately US$6.2 million. Pursuant to the Agency Agreement, the Agents received cash commissions of C$461,061.

On June 5, 2025, pursuant to the Agency Agreement, we entered into subscription agreements (collectively, the “Brokered Subscription Agreements”) with certain investors, pursuant to which such investors acquired Units at the Offering Price. The Brokered Subscription Agreements contain customary representations and warranties by us and the investors. The representations, warranties and covenants contained in the Brokered Subscription Agreements were made solely for purposes of such agreements and as of a specific date, were solely for the benefit of the parties to such agreements and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of us.

In connection with the issuance of the Warrants, on June 5, 2025, we entered a warrant indenture (the “Warrant Indenture”) with Computershare Trust Company of Canada, as warrant agent, to govern the issuance and management of the Warrants.

Non-Brokered Offering

On March 5, 2025, under the Non-Brokered Offering, we entered into a subscription agreement, as amended by an amending agreement, dated March 24, 2025 with Teck, pursuant to which Teck (i) contributed US$2.00 for every US$1.00 raised in the Brokered Offering and pursuant to the Debt Settlements and Equity Payment Agreement (each as defined herein and further described below) and (ii) acquired the Teck Units at the Offering Price, for aggregate consideration of approximately US$20.5 million.

Immediately prior to the closing of the Non-Brokered Offering, Teck beneficially owned, directly or indirectly, or exercised control or direction over, 23,784,723 shares of our common stock and warrants to purchase an additional 2,951,389 shares of our common stock, representing approximately 6.6% of the issued and outstanding shares of our common stock on a non-diluted basis and approximately 7.4% on a partially diluted basis. Upon closing of the Non-Brokered Offering, Teck now beneficially owns, directly or indirectly, or exercises control or direction over 219,079,378 shares of our common stock and warrants to purchase an additional 100,598,716 shares of our common stock, representing approximately 23.9% of the issued and outstanding shares of our common stock (on a non-diluted basis and, assuming the exercise of all warrants now held by Teck, approximately 31.4% on a partially diluted basis) and is considered a “Control Person” of us (as such term is defined in the policies of the TSX-V). We obtained written consents of our disinterested stockholders holding a majority of our voting shares (collectively, the “Stockholder Consent”) for, among other things, the Non-Brokered Offering, including the creation of Teck as a Control Person of us, in satisfaction of the applicable shareholder approval requirements of the TSX-V.

Investor Rights Agreement

On June 5, 2025, in connection with the Non-Brokered Offering, we entered into a customary investor rights agreement (the “Teck IRA”) with Teck pursuant to which, among other things, for as long as Teck holds 10% or more of the issued and outstanding shares of our common stock (on a fully diluted basis), Teck will have certain pre-emptive and information rights, including the right to appoint one nominee to the our board of directors (the “Board”). In addition, in accordance with the terms of the Teck IRA, we will not be permitted to incur any additional indebtedness or grant any additional liens (other than certain permitted indebtedness and liens) nor grant any additional royalties, enter into any streaming arrangements or conduct any non-equity financings without the prior written consent of Teck.

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CAPITAL RESTRUCTURING TRANSACTIONS

Concurrently with the closing of the Equity Offerings, we closed capital restructuring transactions, including the conversion into equity of certain outstanding debt, and the modification of certain existing royalty and stream financing arrangements with Sprott Streaming, as set forth in the recapitalization agreement, dated as of June 5, 2025, by and among us, our wholly-owned subsidiary Silver Valley Metals Corp. (formerly American Zinc Corp.) (“Silver Valley”), Sprott Streaming, Teck, and Monetary Metals (the “Recapitalization Agreement”) and as further discussed below.

All securities issued pursuant to restructuring transactions described below (i) are subject to a four months plus one day holding period in accordance with applicable Canadian securities laws and, if applicable, the policies of the TSX-V and (ii) have not been registered under the Securities Act or any U.S. state securities laws and may not be offered or sold in the United States without registration under the Securities Act and all applicable state securities laws or compliance with requirements of an applicable exemption therefrom.

Standby Facility

On June 5, 2025, we and Teck agreed that the uncommitted revolving standby prepayment facility of up to US$10 million (the “SP Facility”) will bear interest at a rate of 13.5% per annum until June 30, 2027, and a rate equal to 15.0% per annum thereafter, calculated and capitalized quarterly. The SP Facility will be available to us until the earlier of (i) June 30, 2028, and (ii) the date on which the Bunker Hill Mine hits 90% of name plate capacity or on the date on which we are cash flow positive for a quarter, unless terminated earlier by Teck. The SP Facility is secured by a security interest over all our assets, properties and undertakings and Silver Valley in form and scope similar to the security held by Sprott Streaming, with certain security held on a first priority basis. No bonus securities of ours were issued to Teck in connection with the SP Facility, nor is the SP Facility convertible into our securities.

Offtake Amendments

We have agreed to amend certain zinc and lead offtake agreements previously entered into with respect to the Bunker Hill Mine (the “Zinc and Lead Offtake Agreements”). On June 5, 2025, in connection with the Non-Brokered Offering, we and Teck amended the existing zinc offtake agreement (with an effective date of November 10, 2023) (the “Zinc Offtake Amendment”) and the lead concentrate offtake agreement (with an effective date of November 20, 2023) (the “Lead Offtake Amendment”), in each case between Teck and Silver Valley, pursuant to which, among other amendments, the offtake under each respective agreement will apply to life-of-mine production rather than the current five-year term.

Amendment of Existing Convertible Debentures

We completed the Series 1 CDs and Series 2 CDs (each as defined below), as further described below:

(a)	On June 5, 2025, we and Sprott Streaming entered into the amended and restated series 1 secured convertible debentures (the “Series 1 CDs”), which amended and restated the Series 1 convertible debentures previously issued to Sprott Streaming and certain creditors, maturing on March 31, 2028, pursuant to which, among other things, (i) the rate of interest of the Series 1 convertible debentures has been reduced from 7.5% to 5.0% per annum, (ii) the current conversion price, being the U.S. dollar equivalent of C$0.30 per shares of our common stock, has been reduced to equal the Offering Price, and (iii) certain prepayment and conversion terms were amended.

(b)	On June 5, 2025, we and Sprott Streaming entered into the amended and restated series 2 secured convertible debentures (the “Series 2 CDs”), which amended and restated the Series 2 convertible debentures previously issued to Sprott Streaming and certain creditors, maturing on March 31, 2029, pursuant to which, among other things, (i) the rate of interest of the Series 2 CDs have been reduced from 10.5% to 5.0% per annum, (ii) the current conversion price, being the U.S. dollar equivalent of C$0.29 per share of our common stock, have reduced to equal the Offering Price, and (iii) certain prepayment and conversion terms were amended.

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Amendments of Existing Royalty

On June 5, 2025, in addition to the amendment of the Second Royalty (as defined below), we amended certain existing royalty interests (collectively, the “First Royalty”) previously granted to Sprott Streaming, which applies to certain primary, residual and other claims comprising the Bunker Hill Mine. As a result of such amendment, the First Royalty has been consolidated into one 1.85% life-of-mine gross revenue royalty applying to both primary and secondary claims comprising the Bunker Hill Mine.

Amendment to the Debt Facility

On June 5, 2025, in connection with the capital restructuring transactions (the “Capital Restructuring Transactions” and, together with the Equity Offerings, the “Transactions”), we and Sprott Streaming amended and restated the senior secured loan agreement in the aggregate principal amount of US$21 million (the “Debt Facility”) to (i) reduce the outstanding principal amount under the Debt Facility from US$21 million to US$15 million, (ii) increase the secondary claims percentage under the additional royalty (the “Second Royalty”), which amendment is also reflected in an amending agreement to the Second Royalty, and (iii) cancel the royalty buyback option granted to us thereunder, which amendment is also reflected in the amending agreement to the Second Royalty. In addition, the Debt Facility was amended to include an option, at our election, to settle any accrued and unpaid interest through the issuance of shares of our common stock, subject to the prior approval of the TSX-V.

Sprott Stream Conversion

On June 5, 2025, the existing metals purchase agreement (the “Metals Purchase Agreement”) dated June 23, 2023, by and among us, Silver Valley, and Sprott Streaming, pursuant to which Sprott Streaming previously advanced a US$46 million deposit to Silver Valley, was terminated and exchanged (the “Exchange Agreement”) for (i) 200,000,000 shares of our common stock; (ii) senior secured Series 3 convertible debentures in the aggregate principal amount of US$4 million and with a maturity date of June 5, 2030 (the “Series 3 CDs”); and (iii) an additional 1.65% life-of-mine gross revenue royalty (the “New Royalty”) on primary and secondary claims comprising the Bunker Hill Mine.

Sprott Streaming Debt Settlements

On June 5, 2025, we and Silver Valley entered into the debt settlement agreements with Sprott Streaming (collectively, the “Sprott Debt Settlement Agreements”), pursuant to which an aggregate of 63,690,476 shares of our common stock were issued to Sprott Streaming at the Offering Price in full satisfaction of (i) US$487,500 of unpaid interest under the secured convertible debentures held by Sprott Streaming, and (ii) US$6,200,000, consisting of the principal amount of US$6 million previously advanced to us under the Debt Facility, together with an aggregate of US$200,000 of interest accrued thereon.

Amendments to the Monetary Metals Silver Loan

On June 5, 2025, in connection with the Transactions, we and Silver Valley entered into (i) an amendment to the secured promissory note purchase agreement dated August 8, 2024, as previously amended by a first amendment to secured promissory note purchase agreement dated November 11, 2024 (the “MM NPA”), and (ii) an amendment to the secured promissory note dated August 8, 2024 (the “MM Note”), each with Monetary Metals Bond III LLC (“Monetary Metals”) to, amongst other things, (A) reduce the rate at which advances under the MM NPA bear interest from 15% to 13.5% per annum, (B) clarify the calculation of the cash flow sweep, (C) extend the availability date for advances thereunder from January 31, 2025 to June 30, 2025, and (D) in connection with any further advances, provide for the issuance of bonus warrants in such number and on such terms as to be agreed upon between the parties before issuance and subject to prior approval of the TSX-V. In any event, the number of bonus warrants issued or issuable to Monetary Metals will not exceed, in the aggregate, the maximum of 3,000,000 allowable under the MM NPA. The MM NPA and the MM Note are secured by security interests over all our and Silver Valley’s assets, properties and undertakings, in form and scope similar to the security held by Sprott Streaming and the security held by Teck.

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Amendments to Existing Security and Intercreditor Arrangements

Pursuant to existing security arrangements, we have granted security interests to Sprott Streaming, Monetary Metals, and MineWater LLC (“MineWater,” and together with Sprott Streaming and Monetary Metals, the “Original Intercreditor Parties”) over all our and Silver Valley’s the assets, properties and undertakings. On June 5, 2025, in connection with the existing security and intercreditor arrangements among the Original Intercreditor Parties and us, the parties amended and restated such arrangements to, among other things, (i) reflect the termination of the Metals Purchase Agreement and other applicable Capital Restructuring Transactions; (ii) defer certain royalty payments and restrict early principal prepayments on certain outstanding debt obligations of ours for so long as amounts are outstanding under the SP Facility, as described above; (iii) allow for the first priority security in favor of Teck over certain inventory and accounts receivable in connection with the SP Facility; and (iv) account for Teck under such arrangements (collectively, the “A&R Intercreditor and Subordination Agreement”).

Sprott Investor Rights Agreement

On June 5, 2025, we entered into a customary investor rights agreement (the “Sprott IRA”) with Sprott Streaming pursuant to which, among other things, Sprott Streaming has the right to appoint one nominee (or an observer) to the Board, subject to certain customary exceptions.

In connection with the transactions described herein (including the Sprott Subscription), Sprott Streaming was issued an aggregate of 259,802,380 shares of our common stock, 5,000,000 Warrants and convertible debentures of which the principal amount is convertible into up to 38,320,000 shares of our common stock. As a result, Sprott Streaming now owns or exercises control over approximately 29.6% of the issued and outstanding shares of our common stock (or, assuming the exercise of all warrants and the conversion of the full principal amount of the convertible debentures now held by Sprott, approximately 39.1% on a partially diluted basis) and is considered a “Control Person” of us. We obtained the Stockholder Consent for, among other things, the restructuring transactions with Sprott Streaming and the Sprott Subscription, including the creation of Sprott Streaming as a Control Person of us, in satisfaction of the applicable shareholder approval requirements of the TSX-V.

Given that Sprott Streaming is a “Non-Arm’s Length Party” (as such term is defined in the policies of the TSX-V), the amendment and restatement of the Debt Facility and the granting of the Second Royalty each constituted a “Reviewable Disposition” under TSX-V Policy 5.3 – Acquisitions and Dispositions of Non-Cash Assets and were therefore subject to the TSX-V requirement to provide evidence of value. We satisfied this requirement by way of the Stockholder Consent.

Additional Debt Settlements

We and Silver Valley have agreed to settle outstanding receivables and other amounts owing (including, where applicable, accrued and unpaid interest thereon) in aggregate amounts of approximately US$80,000, US$3,072,254 and C$195,000 with certain creditors, contractors, and directors, respectively, of ours or Silver Valley through the issuance of equity securities at the Offering Price. On June 5, 2025, concurrently with the closing of the Equity Offerings, we entered into debt settlement agreements (collectively, the “Debt Settlement Agreements”) with such creditors, contractors, and directors (collectively, the “Debt Settlements”) in order to preserve its cash for the potential restart and ongoing development of the Bunker Hill Mine.

In connection with the Debt Settlements, we issued:

(a)	761,904 Units to MineWater, as further described herein;

(b)	257,379 shares of our common stock to four of our directors (the “Participating Directors”) for their services for the period beginning on March 1, 2025, and ending on April 30, 2025 (collectively, the “Director Services”) in lieu of their cash compensation. Given that the amounts owed for the Director Services exceed the limits under the TSX-V policies in respect of debt settlements to non-arm’s length parties (being a maximum of C$5,000 per person and, in the aggregate, C$10,000 per issuer), we obtained shareholder approval under the Stockholder Consent for the issuance of shares of our common stock to the Participating Directors prior to issuance; and

(c)	30,302,181 Units to certain other arm’s length creditors or contractors of ours to settle certain other outstanding receivables and other amounts owing in the aggregate amount of approximately US$3,072,254.

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Each Unit issued pursuant to the Debt Settlements consisted of one share of our common stock and one-half of Warrant, with each whole Warrant exercisable for one additional Warrant Share at an exercise price of C$0.25 per Warrant Share for a period of three years following the date of issuance. The Participating Directors, each being a Non-Arm’s Length Party (as such term is defined in the policies of the TSX-V), received shares of our common stock in lieu of Units. We satisfied the shareholder approval requirements of the TSX-V applicable to the issuance of the shares of our common stock to the Participating Directors, as Non-Arm’s Length Parties, by way of the Stockholder Consent.

Equity Payment

Silver Valley and C & E Tree Farm, L.L.C. (“C&E”) previously entered into an option agreement dated March 3, 2023 (the “Option Agreement”), pursuant to which Silver Valley has an option to purchase certain real property in Idaho, USA, from C&E upon making a cash payment of US$3,129,500, subject to adjustment for lease payments made pursuant to a commercial lease agreement between the parties. We wanted to satisfy a portion of the purchase price payable under the Option Agreement through the issuance of equity securities. Accordingly, on June 5, 2025, we, Silver Valley and C&E entered into an equity payment agreement (the “Equity Payment Agreement”), pursuant to which we issued 4,761,905 Units to C&E at a deemed price equal to the Offering Price to satisfy US$500,000 of the purchase price payable under the Option Agreement. Each Unit issued pursuant to the Equity Payment Agreement consists of one share of our common stock and one-half of one Warrant, with each whole Warrant exercisable for one additional Warrant Share at an exercise price of C$0.25 per Warrant Share for a period of three years following the date of issuance, being June 5, 2028.

Amended and Restated Articles of Incorporation

On June 5, 2025, in connection with the Transactions, we amended and restated our articles of incorporation (the “A&R Articles”) to, among other things, increase the total number of shares of capital stock that we are authorized to issue from 1,510,000,000 shares to 2,510,000,000 shares and make certain other non-substantive amendments. We obtained shareholder approval of the A&R Articles pursuant to the Stockholder Consent.

2024 Developments

Project Development

During the course of 2024, the Wardner operating yard, the base for our future mining operations, continued to undergo significant changes as new offices were installed and major earthworks were undertaken to create the footprint for the operating setup. Underground, rehabilitation continued to upgrade the historic infrastructure for modern active mining and as part of this a 400hp primary ventilation fan was installed – complete with automatic air doors – and major work was undertaken to reinforce the decline as it goes through the Cate Fault area (the one major fault high in the Mine). In parallel with this activity, the Underground (“UG”) team continued to build up its fleet of heavy mobile equipment.

In the main Kellogg yard, construction of the Process Plant advanced significantly with the Plant building structurally complete by year-end. Several remaining pieces of key equipment are still to be placed with the majority of the remaining work spanning electrical and piping installation. The Filter Plant also got underway and at year-end had complete foundations and a fully erected main Filter Feed Tank. During the quarter ended December 31, 2024, Avista Utilities installed the main power feed from the Kellogg substation to the yard to ensure the electrical infrastructure is setup for the significant power draw that will come with the restart. Throughout 2024, the refurbishment of Pend Oreille and other used mill equipment advanced as did procurement, such that both areas were essentially complete by year ended December 31, 2024.

Financial Instruments in 2024

On August 8, 2024, we and Silver Valley entered into the MM NPA with Monetary Metals, established by Monetary Metals & Co., pursuant to which Monetary Metals agreed to purchase, and Silver Valley agreed to issue and sell to Monetary Metals, the MM Note in a private placement. Pursuant to the MM Note, Monetary Metals agreed to loan to Silver Valley, in one or more tranches, up to an aggregate principal amount of U.S. dollars equal to 1.2 million ounces of silver (the “Silver Loan”). On August 8, 2024, we closed the first tranche of the Silver Loan in the principal amount of $16,422,039, equivalent to 609,805 ounces of silver. After deduction of financing costs and the first-year interest, we received $13,225,005. On September 25, 2024, we closed the second tranche of the Silver Loan in the principal amount of $6,369,000, equivalent to 200,000 ounces of silver. After deduction of financing costs and the first-year interest, we received $5,352,438. On November 6, 2024, we closed the third tranche of the Silver Loan in the principal amount of $6,321,112, equivalent to 198,777 ounces of silver. After deduction of financing costs and the first-year interest, we received $5,422,474. On November 8, 2024, we closed the fourth tranche of the Silver Loan in the principal amount of $1,250,000, equivalent to 39,620 ounces of silver. After deduction of financing costs and the first-year interest, we received $1,076,563. On December 30, 2024, we closed the fifth tranche of the Silver Loan in the principal amount of $1,478,847, equivalent to 50,198 ounces of silver. After deduction of financing costs and the first-year interest, we received $1,201,781.

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A series of related transactions also took place concurrently with the closing of the Silver Loan in August 2024 to amend certain terms of the then-existing SP Facility with Sprott Streaming. Additionally, the termination date of the royalty put option (the “Royalty Put Option”) previously granted by us to Sprott Streaming was amended from the later of the payment in full of the Series 1 CDs and Series 2 CDs and the exercise of the Royalty Put Option, to the later of the payment in full of the Series 1 CDs and Series 2 CDs and March 31, 2029. We also amended certain terms of the then existing SP Facility dated as of June 23, 2023, by and among (i) us, (ii) Silver Valley, and (iii) Sprott Private Resource Streaming and Royalty (US Collector), LP and Sprott Private Resources Streaming and Royalty Annex (US Collector), LP (collectively, the “Sprott Lenders”) to extend the maturity date of the SP Facility from June 30, 2027 to June 30, 2030 and increase the interest payable from June 30, 2027 onwards from 10% to 15%.

As consideration for advancing the Silver Loan, we agreed to issue to Monetary Metals, non-transferable bonus share purchase warrants (the “Bonus Warrants”) in one or more tranches under the then current MM NPA. The number of Bonus Warrants issued in each tranche were equal to (a) in connection with the first tranche, two times the number of ounces of silver advanced by Monetary Metals under the first tranche (the “Base Warrants”) and a bonus ratchet of (i) 2.5% of the Base Warrants if at least 500,000 and up to 599,999 silver ounces are advanced, (ii) 5.0% of the Base Warrants if up at least 600,000 and up to 699,999 silver ounces are advanced, (iii) 10.0% of the Base Warrants if at least 700,000 and up to 799,999 silver ounces are advanced, and (iv) 15.0% of the Base Warrants if at least 800,000 silver ounces are advanced; and (b) in connection with any additional tranches, two times the number of ounces of silver advanced under such tranche. In any event, the number of Bonus Warrants issuable to Monetary Metals is subject to a cap of 3,000,000 Bonus Warrants.

On December 12, 2024, we drew $5,000,000 on the SP Facility. As consideration for Sprott Streaming advancing the facility, we granted a royalty for 0.5% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by our 2021 ground geophysical survey.

Company History

In early 2020, a management team comprised of former executives from Barrick Gold Corp. assumed leadership of us. Since that time, we conducted multiple exploration campaigns, economic studies and mineral resource estimates, and advanced the rehabilitation and development of the Mine. In December 2021, we announced a project finance package with Sprott, an amended Settlement Agreement with the U.S. Environmental Protection Agency (the “EPA”), and the purchase of the Bunker Hill Mine, setting the stage for a restart of the Mine.

Lease and Purchase of the Bunker Hill Mine

Prior to purchasing the Mine in January 2022, we had entered into a series of agreements with Placer Mining Corporation (“Placer Mining”), the prior owner, for the lease and option to purchase the Mine. The first of these agreements was dated August 28, 2017, with subsequent amendments and/or extensions announced on November 1, 2019, July 7, 2020, and November 20, 2020.

Under the terms of the November 20, 2020, amended agreement (the “Amended Agreement”), a purchase price of $7,700,000 was agreed, with $5,700,000 payable in cash (with an aggregate of $300,000 to be credited toward the purchase price of the Mine as having been previously paid by us) and $2,000,000 in shares of our common stock. We agreed to make an advance payment of $2,000,000, credited toward the purchase price of the Mine, which had the effect of decreasing the remaining amount to an aggregate of $3,400,000 payable in cash and $2,000,000 in shares of our common stock.

The Amended Agreement also required payments pursuant to an agreement with the EPA whereby for so long as we lease, own and/or occupy the Mine, we would make payments to the EPA on behalf of Placer Mining in satisfaction of the EPA’s claim for historical water treatment cost recovery in accordance with the Settlement Agreement reached with the EPA in 2018. Immediately prior to the purchase of the Mine, our liability to the EPA totaled $11,000,000.

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We completed the purchase of the Bunker Hill Mine on January 7, 2022. The terms of the purchase price were modified to $5,400,000 in cash, from $3,400,000 of cash and $2,000,000 of our common stock. Concurrent with the purchase of the Mine, we assumed incremental liabilities of $8,000,000 to the EPA, consistent with the terms of the amended Settlement Agreement with the EPA that was executed in December 2021 (see “EPA 2018 Settlement Agreement & 2021 Amended Settlement Agreement” section below).

EPA 2018 Settlement Agreement & 2021 Amended EPA Settlement Agreement

We entered into a Settlement Agreement and Order of Consent with the EPA on May 15, 2018. This agreement limits our exposure to the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) liability for past environmental damage to the mine site and surrounding area to obligations that include:

●	Payment of $20,000,000 for historical water treatment cost recovery for amounts paid by the EPA from 1995 to 2017

●	Payment for water treatment services provided by the EPA at the Central Treatment Plant (“CTP”) in Kellogg, Idaho until such time that we either purchase or lease the CTP or build a separate EPA-approved water treatment facility

●	Conducting a work program as described in the Ongoing Environmental Activities section of this study

In December 2021, we entered into an amended Settlement Agreement (the “Amendment”) between us, Idaho Department of Environmental Quality, U.S. Department of Justice (the “DOJ”) and the EPA modifying the payment schedule and terms for recovery of historical environmental response costs at Bunker Hill Mine incurred by the EPA. With the purchase of the mine, the remaining payments of the EPA cost recovery liability were assumed by us, resulting in a total of $19,000,000 liability to us, an increase of $8,000,000. The new payment schedule included a $2,000,000 payment to the EPA within 30 days of execution of the amendment, which was made.

Pursuant to the December 2021 Agreement, the remaining $17,000,000 would be paid on the following dates:

Date	Amount
November 1, 2025	$3,000,000
November 1, 2026	$3,000,000
November 1, 2027	$3,000,000
November 1, 2028	$3,000,000
November 1, 2029	$2,000,000 plus accrued interest

The changes in payment terms and schedule were contingent upon our securing financial assurance in the form of performance bonds or letters of credit deemed acceptable to the EPA totaling $17,000,000, corresponding to our cost recovery obligations to be paid in 2025 through 2029 as outlined above. In June 2022, we were successful in obtaining financial assurance. The amount of the bonds or letters of credit will decrease over time as individual payments are made.

In December 2024, we made the second payment under the 2021 Amended Settlement Agreement in the amount of $3,000,000. As a result, the remainder of the payment obligation is $14,000,000. As of December 31, 2024, we had two payment bonds of $9,999,000 and $4,001,000 in place to secure this liability. As of January 20, 2025, the collateral for the payment bonds is comprised of $2,975,000 letter of credits and land pledged by third parties, with whom we have entered into a financing cooperation agreement that contemplates a monthly fee of $20,000 (payable in cash or our common stock, at our election).

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2023 Financings

In March 2023, we amended the exercise price and expiry date of 10,416,667 March 2023 Warrants (as defined below) previously issued in a private placement to Teck on May 13, 2022, in consideration for our acquisition of the Pend Oreille processing plant. The March 2023 Warrant entitled the holder to purchase one share of our common stock at an exercise price of C$0.37 per March 2023 Warrant at any time on or prior to May 12, 2025. We amended the exercise price from C$0.37 to C$0.11 per March 2023 Warrant and the expiry date from May 12, 2025, to March 31, 2023. In March 2023, Teck exercised all 10,416,667 March 2023 Warrants at an exercise price of C$0.11, for aggregate gross proceeds of $837,459 (C$1,145,834) to us.

In March 2023, we closed a brokered private placement of special warrants (the “March 2023 Offering”), issuing 51,633,727 special warrants of us (“March 2023 Special Warrants”) at C$0.12 per March 2023 Special Warrant for $4,536,020 (C$6,196,047), of which $3,661,822 was received in cash and $874,198 was applied towards settlement of accounts payable, accrued liabilities and promissory notes. Each March 2023 Unit consists of one share of our common stock (each, a “Unit Share”) and one common stock purchase warrant of us (each, a “March 2023 Warrant”). Each whole March 2023 Warrant entitles the holder thereof to acquire one share of our common stock (a “March 2023 Warrant Share”, and together with the Unit Shares, the “Underlying Shares”) at an exercise price of C$0.15 per March 2023 Warrant Share until March 27, 2026, subject to adjustment in certain events. The March 2023 Special Warrants issued on March 27, 2023, were converted to 51,633,727 shares of our common stock and common stock purchase warrants on July 24, 2023.

On June 23, 2023, we closed the upsized and improved $67,000,000 project finance package with Sprott Streaming, consisting of a $46,000,000 stream and a $21,000,000 new Debt Facility. The Bridge Loan was repaid from the proceeds of the Stream. The parties also agreed to extend the maturities of the Series 1 CDs and Series 2 CDs to March 31, 2026, when the full $6 million and $15 million, respectively, will become due.

During 2023, a subsidiary of Teck exercised its option for a minimum 5-year, 100% offtake of our zinc and lead concentrates at its smelter in Trail, British Columbia, ensuring a long-term, sustainable revenue source.

Process Plant Purchase

On May 13, 2022, we completed the purchase of a comprehensive package of equipment and parts inventory from Teck’s Pend Oreille site (the “Process Plant”) in eastern Washington State. The package comprised substantially all processing equipment including complete crushing, grinding and flotation circuits suitable for a planned ~1,500 ton-per-day operation at the Bunker Hill Mine, and nearly 10,000 components and parts for mill, assay lab, conveyer, field instruments, and electrical spares.

Business Operations

The Mine is a zinc-lead-silver mine. When in production, we intend to mill polymetallic mineralization on-site to produce both zinc and lead-silver concentrates which will then be shipped to Teck’s Trail smelter for processing as per the underlying off-take agreement.

Infrastructure

The Mine includes all mining rights and claims, surface rights, fee parcels, mineral interests, easements, existing infrastructure at Milo Gulch, and the majority of machinery and buildings at the Kellogg Tunnel portal level, as well as all equipment and infrastructure underground at the Bunker Hill Mine Complex. It also includes all current and historic data relating to the Bunker Hill Mine Complex, such as drill logs, reports, maps, and similar information located at the Mine site or any other location. For further detail, please refer to the “Project Infrastructure” section in Item 2 below.

Government Regulation and Approval

Exploration and development activities, and any future mining operations, are subject to extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine construction, and protection of endangered and protected species. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations. Future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have an adverse impact on our financial condition or results of operations.

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It will be necessary to obtain one additional operations permit, the air quality permit, from the IDEQ prior to commencement of mine operations. As the air quality permit is required for operations, there can be no assurance that we will be able to obtain it in a timely manner or at all. For further detail, please refer to the “Environmental Studies and Permitting” section of the “Technical Report Summary” in Item 2 below.

Property Description

We have mineral rights to 440 patented mining claims covering over 5,700 acres. Of these claims, 35 include surface ownership of approximately 259 acres. We also have certain parcels of fee property which include mineral and surface rights but not patented mining claims. Mining claims and fee properties are located in Townships 47, 48 North, Range 2 East, Townships 47, 48 North, Range 3 East, Boise Meridian, Shoshone County, Idaho.

Patented mining claims in the State of Idaho do not require permits for underground mining activities to commence on private lands. Other permits associated with underground mining may be required, such as water discharge and site disturbance permits. The water discharge is being handled by the EPA at the existing CTP. We expect to be responsible for water treatment in the future and obtain an appropriate discharge permit.

For further detail, please refer to the “Property Description and Ownership” section of the “Technical Report Summary” in Item 2 below.

Competition

We compete with other mining and exploration companies in connection with the acquisition of mining claims and leases on zinc and other base and precious metals prospects as well as in connection with the recruitment and retention of qualified employees. Many of these companies are much larger than us, have greater financial resources and have been in the mining business for much longer than we have. As such, these competitors may be in a better position through size, finances and experience to acquire suitable exploration and development properties. We may not be able to compete against these companies in acquiring new properties and/or qualified people to work on our current project, or any other properties that may be acquired in the future.

Given the size of the world market for base precious metals such as silver, lead and zinc, relative to the number of individual producers and consumers, it is believed that no single company has sufficient market influence to significantly affect the price or supply of these metals in the world market.

Employees

We had forty full-time employees as of December 31, 2024. The balance of our operations is comprised of contracted labor and consultants.

Available Information

We make available, free of charge, on or through our Internet website, at www.bunkerhillmining.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Our website and the information contained therein or connected thereto are not intended to be, and are not, incorporated into this Annual Report.

Our reports and other information can be inspected on the SEC’s website at www.sec.gov. We also file reports under Canadian regulatory requirements on the System for Electronic Document Analysis and Retrieval (“SEDAR+”). Our reports which are filed on SEDAR+ can be found under our SEDAR+ profile at www.sedarplus.ca.

Smaller Reporting Company Status

Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $75,000,000 as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act, or Exchange Act for shares of its common equity, had a public float of less than $75,000,000 as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under the first and second bulleted paragraph above of this definition was zero, had annual revenues of less than $50,000,000 during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make shares of our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

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SUMMARY OF THE OFFERING

Shares of our common stock offered by Selling Shareholders and Certain Beneficial Owners	698,052,071 shares of our common stock, including:
	●	266,385,824 shares of our common stock issued to Sprott Streaming and Royalty Corp.;

	●	195,294,655 shares of our common stock issued on June 5, 2025 to Teck Resources Limited;

	●	121,000 shares of our common stock issued pursuant to awards granted under the Company’s equity compensation plans;

	●	106,892,559 shares of our common stock issued on June 5, 2025 private placement transaction;
	●	3,250,159 shares of our common stock issued on June 5, 2025, pursuant to debt restructuring transactions; and

	●	126,107,874 shares of our common stock issuable pursuant to the Warrants issued on June 5, 2025.

Shares of our common stock outstanding before the offering		911,615,863 shares of our common stock as of June 26, 2025 (not including shares of our common stock issuable upon exercisable Warrants).

Offering Price		Determined at the time of sale by the selling shareholders.

Use of proceeds		We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders, although it may receive proceeds from the exercise of Warrants. Any such proceeds will be used for general working capital purposes.

TSX Venture Exchange (TSX-V) Trading Symbol		BNKR

OTCQB Trading Symbol		BHLL

Risk Factors		The shares of our common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

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RISK FACTORS

You should carefully consider the risks described below together with all other information included in our public filings before making an investment decision with regard to our securities. The statements contained in or incorporated into this prospectus that are not historic facts are forward- looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward- looking statements. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our business activities and the value of our securities are subject to significant hazards and risks, including those described below. If any of such events should occur, our business, financial condition, liquidity, and/or results of operations could be materially harmed, and holders and purchasers of our securities could lose part or all of their investments. Our risk factors are grouped into the following categories:

●	General Risk Factors;

●	Risks Related to Mining and Exploration;

●	Risks Related to shares of our common stock; and

●	Risks Related to the Offering.

General Risk Factors

There is substantial doubt about our ability to continue as a going concern.

To date, we have earned no revenue from operations and have an accumulated deficit of $110,366,721 as of December 31, 2024. In addition, we have limited financial resources. As of December 31, 2024, we had cash and equivalents of $3,786,277 (excluding $4,474,000 of restricted cash) and a working capital deficit of $20,311,773. Continuation as a going concern is dependent upon achieving future financing or strategic transactions, including but not limited to a possible debt funding package from the Export-Import Bank of the United States (“EXIM”), a restructuring of our outstanding debt (including the Debt Facility and SP Facility) alongside an equity financing and new standby facility. However, there is no assurance that we will be able to successfully complete these financing and/or strategic transactions. Accordingly, there is substantial doubt as to whether existing cash resources and working capital are sufficient to enable us to continue our operations for the next 12 months as a going concern. Ultimately, if we are unable to secure sufficient additional financial resources, we may need to curtail or suspend our development or operations plans regarding the Bunker Hill Mine. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. Such adjustments could be material.

Our consolidated financial statements do not give effect to any adjustments required to realize our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying Financial Statements.

The Bunker Hill Mine restart has been delayed to 2026. Further changes to this timeline, or other factors impacting the restart project budget, will increase our required capital needs through the completion of the project, which would adversely affect our ability to secure additional funding, thereby adversely affecting our financial condition.

On December 13, 2024, we announced that the Bunker Hill Mine restart project underwent a strategic review resulting in an updated timeline and capital requirements. Pursuant to this review, we now forecast a total restart expenditure (excluding working capital) of $103,000,000, up from the previously forecasted $67,000,000 and $56,000,000 in the pre-feasibility study (the “PFS”), with the restart project anticipated to be delayed by up to four months. To provide sufficient project financing for the ongoing development of the Bunker Hill Mine, we have been drawing down in tranches on the Debt Facility provided by Sprott Streaming.

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However, the estimated timing of the Bunker Hill Mine restart is subject to change further based on factors beyond our control, including but not limited to supply chain dynamics. In addition, our pre-production budget estimates are subject to change further based on factors beyond our control, including but not limited to cost inflation and supply chain dynamics. Any further increase in our pre-production budget estimates could have a materially adverse impact on our ability to secure additional financing. This could have a material adverse effect on our financial condition, results of operations, or prospects. Sales of substantial amounts of securities will have a highly dilutive effect on our ownership or share structure. Sales of a large number of shares of our common stock in the public markets, or the potential for such sales, could decrease the trading price of the common stock and could impair our ability to raise capital through future sales of common stock. We are a pre-production development company, and have not yet commenced commercial production and, therefore, have not generated positive cash flows and have no reasonable prospects of doing so unless successful commercial production can be achieved at the Mine. We expect to continue to incur negative investing and operating cash flows until such time as we enter into successful commercial production. This will require us to deploy our working capital to fund such negative cash flow and to seek additional sources of capital. There is no assurance that additional capital will be available or sufficient to meet our requirements, or if available, upon terms acceptable to us. There is no assurance that we will be able to continue to raise equity capital, secure additional debt financing, or secure other financing. As a result, we may not be able to timely continue our development plans or continue as a going concern.

Payment bonds securing $14,000,000 due by us to the EPA for cost recovery may not be renewable or may only be renewable on terms that are unfavorable to us, which would adversely affect our financial condition or cause a default under the revised settlement agreement with the EPA and Sprott.

In 2022, we secured financial assurance in the form of payment bonds in accordance with the revised settlement agreement with the EPA, in relation to $14,000,000 of payments due to the EPA for cost recovery between 2025 and 2029. These bonds are renewed annually, and as of December 31, 2024, require $4,475,000 of collateral in the form of letters of credit. To the extent that the parties providing the payment bonds demand additional collateral beyond the current requirements, or other unfavorable terms or conditions, we may not be able to renew the payment bonds on favorable conditions, or at all. This could have a materially adverse impact on us, including a potential default under the revised settlement agreement with the EPA.

We have no recent operating history on which to base an evaluation of our business and prospects.

Since our inception, we have had no revenue from operations. We have no history of producing concentrates from the Bunker Hill Mine. The Mine is a historic, past producing mine with limited exploration work since its closure in 1981. Advancing the Mine through the development stage will require significant capital and time, and successful commercial production from the Mine will be subject to completing the requisite studies, permitting and re-commissioning, constructing a processing plant, and completing other related works and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises, including:

●	completion of studies to verify reserves and commercial viability, including the ability to find sufficient ore reserves to support a commercial mining operation;
●	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, and permitting and construction of infrastructure, mining and processing facilities;
●	the availability and costs of drill equipment, exploration personnel, skilled labor, and mining and processing equipment, if required;
●	the availability and cost of appropriate smelting and/or refining arrangements,
●	compliance with stringent environmental and other governmental approval and permit requirements;
●	the availability of funds to finance exploration, development, and construction activities, as warranted;
●	potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities;
●	potential increases in exploration, construction, and operating costs due to changes in the cost of fuel, power, materials, and supplies; and
●	potential shortages of mineral processing, construction, and other facilities related supplies.

The costs, timing, and complexities of exploration, development, and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if commenced, development, construction, and mine start-up. In addition, our management and workforce will need to be expanded, and support systems for our workforce will have to be established. This could result in delays in the commencement of mineral production and increased costs of production. Accordingly, our activities may not result in profitable mining operations, and we may not succeed in establishing mining operations or profitably producing base metal concentrates at any of our current or future properties, including the Mine.

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We have a history of losses and expect to continue to incur losses in the future.

We have incurred losses since inception, have had negative cash flow from operating activities, and expect to continue to incur losses in the future. We have incurred the following losses from operations during each of the following periods:

●	$15,649,142 for the year ended December 31, 2024;
●	$11,600,574 for the year ended December 31, 2023; and
●	$16,487,161 for the year ended December 31, 2022.

We expect to continue to incur losses unless and until such time as the Mine enters into commercial production and generates sufficient revenues to fund continuing operations. We recognize that if we are unable to generate significant revenues from mining operations and dispositions of our properties, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses, and difficulties frequently encountered by smaller reporting companies. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

Government actions, such as tariffs and/or foreign policy actions could adversely and unexpectedly impact our business.

In early February 2025, the United States announced additional 25% tariffs on all goods originating from Canada and Mexico, and an additional 10% tariff on goods imported from China. While certain pauses were announced on many of these tariffs, we cannot currently predict when or if such tariffs will take effect or their duration. These tariffs, along with any new tariffs adopted by the United States or retaliatory measures by other counties could materially increase the cost of equipment and other goods necessary for our exploration and development plans. Further, there is a risk that the tariffs imposed by the United States on other counties may trigger a broader global trade war. The extent and impacts thereof are still uncertain, but they may negatively impact global economic conditions, which could materially adversely impact our ability to access capital to finance our exploration and development plans.

Risks Related to Mining and Exploration

We are in the development stage.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

Exploration for and the production of minerals is highly speculative and involves much greater risk than many other businesses. Most exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Our operations are, and any future development or mining operations we may conduct will be, subject to all of the operating hazards and risks normally incidental to exploring for and development of mineral properties, including, but not limited to:

●	economically insufficient mineralized material;
●	fluctuation in production costs that make mining uneconomical;
●	labor disputes;
●	unanticipated variations in grade and other geologic uncertainties;
●	environmental hazards;
●	water conditions;
●	difficult surface or underground conditions;
●	industrial accidents;
●	metallurgic and other processing problems;
●	mechanical and equipment performance problems;
●	failure of dams, stockpiles, wastewater transportation systems, or impoundments;
●	unusual or unexpected rock formations; and
●	personal injury, fire, flooding, cave-ins and landslides.

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Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues, and production dates. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests. All these factors may result in losses in relation to amounts spent that are not recoverable, or that result in additional expenses.

Commodity price volatility could have dramatic effects on the results of operations and our ability to execute our business plan.

The price of commodities varies on a daily basis. Our future revenues, if any, will be derived from the extraction and sale of base and precious metals. The price of those commodities has fluctuated widely, particularly in recent years, and is affected by numerous factors beyond our control, including economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global and regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of base and precious metals, and therefore the economic viability of our business, could negatively affect our ability to secure financing or our results of operations.

Our development and production plans, and cost estimates, in the Technical Report Summary may vary and/or not be achieved.

There is no certainty that the results in the Technical Report Summary (as defined below) will be realized. The decision to implement the Mine restart scenario to be included in the Technical Report Summary was not based on a feasibility study of mineral reserves demonstrating economic and technical viability, and therefore there is increased risk that the Technical Report Summary results will not be realized. If we are unable to achieve the results in the Technical Report Summary, it may have a material negative impact on us, and our capital investment to implement the restart scenario may be lost.

Costs charged to us by the Idaho Department of Environmental Quality (the “IDEQ”) for treatment of wastewater fluctuate a great deal and are not within our control.

We are billed annually for water treatment activities performed by the IDEQ on behalf of the EPA who is the owner of the water treatment plant. The water treatment costs that we are billed for are partially related to the EPA’s direct cost of treating the water emanating from the Bunker Hill Mine, which are comprised of lime and flocculant usage, electricity consumption, maintenance and repair, labor and some overhead. Rate of discharge of effluent from the Bunker Hill Mine is largely dependent on the level of precipitation within a given year and how close in the calendar year we are to the spring run-off. Increases in water infiltrations and gravity flows within the Mine generally increase after winter and result in a peak discharge rate in May. Increases in gravity flow and consequently the rate of water discharged by the mine have a robust correlation with metals concentrations and consequently metal loads of effluent.

Hydraulic loads (quantities of water per unit of time) and metal loads (quantities of metals per unit of volume of effluent per unit of time) are the two main determinants of cost of water treatment by the EPA in the relationship with the Bunker Hill Mine because greater metal loads consume more lime, more flocculent and more electricity to remove the increased levels of metals and make the water clean. The scale of the treatment plant is determined by how much total water can be processed (hydraulic load) at any point in time. This determines how much labor is required to operate the plant and generally determines the amount of overhead required to run the IDEQ business.

The EPA has completed significant upgrades to the water treatment capabilities of the CTP and the plant is now capable of producing treated water that can meet a much higher discharge standard (which we have been satisfying since May 2023). While it was understood that improved performance capability would increase the cost of operating the plant, it was unclear to the EPA, and consequently to us, how much the costs would increase by.

These elements described above, and others, impact the direct costs of water treatment. A significant portion of the total amount invoiced by the EPA each year is indirect cost that is determined as a percentage of the direct cost. Each year the indirect costs percentage changes within each region of the EPA. We have no ability to impact the percentage of indirect cost that is set by the EPA regional office and has no advance notice of what the percentage of indirect cost will be until it receives an invoice in June of the year following the billing period. We remain unable to estimate EPA billings to a high degree of accuracy.

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Estimates of mineral reserves and resources are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineral resources/reserves within the earth using statistical sampling techniques. Estimates of any mineral resource/reserve on the Mine would be made using samples obtained from appropriately placed trenches, test pits, underground workings, and designed drilling. There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about the Mine. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineral resources/reserves. If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

Any material changes in mineral resource/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

As we have not commenced actual production, mineral resource estimates may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by future feasibility studies and drill results. Minerals recovered in small-scale tests may not be duplicated in large-scale tests under on-site conditions or on a production scale.

Our exploration activities may not be commercially successful, which could lead us to abandon our plans to develop the Mine and our investments in exploration.

Our long-term success depends on our ability to expand the known mineralization and/or identify new mineral zones or deposits on the Mine and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks, and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment, or labor. The success of commodity exploration is determined in part by the following factors:

●	the identification of potential mineralization based on surficial analysis;
●	availability of government-granted exploration permits;
●	the quality of management and its geological and technical expertise; and
●	the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors that include, without limitation, the particular attributes of the deposit, such as size, grade, and proximity to infrastructure; commodity prices, which can fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, and environmental protection. We may invest significant capital and resources in exploration activities and may abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of our securities and the ability to raise future financing.

We are subject to significant governmental regulations that affect our operations and costs of conducting our business and may not be able to obtain all required permits and licenses to place our properties into production.

Our current and future operations, including exploration and development of the Mine, do and will require permits from governmental authorities and will be governed by laws and regulations, including:

●	laws and regulations governing mineral concession acquisition, prospecting, development, mining, and production;
●	laws and regulations related to exports, taxes, and fees;
●	labor standards and regulations related to occupational health and mine safety; and
●	environmental standards and regulations related to waste disposal, toxic substances, land use reclamation, and environmental protection.

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Specifically, it will be necessary to obtain the following environmental permit or approved plan prior to commencement of mine operations:

●	Air quality operating permit

It may be necessary to obtain the following environmental permit or approved plan prior to commencement of mine operations:

●	Reclamation and closure plan

If a reclamation and closure plan is required, there can be no assurance that we will be able to obtain it in a timely manner or at all.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations, and permits. Failure to comply with applicable laws, regulations, and permits may result in enforcement actions, including the forfeiture of mineral claims or other mineral tenures, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or costly remedial actions. We cannot predict if all permits that we may require for continued exploration, development, or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. We may be required to compensate those suffering loss or damage by reason of the mineral exploration or our mining activities, if any, and may have civil or criminal fines or penalties imposed for violations of, or our failure to comply with, such laws, regulations, and permits.

Existing and possible future laws, regulations, and permits governing operations and activities of exploration companies, or more stringent implementation of such laws, regulations and permits, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration. The Mine is located in Northern Idaho and has numerous clearly defined regulations with respect to permitting mines, which could potentially impact the total time to market for the project.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

Both mineral exploration and extraction require permits from various federal, state, and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that er will be able to obtain or maintain any of the permits required for the exploration of the mineral properties or for the construction and operation of the Mine at economically viable costs. If er cannot accomplish these objectives, our business could fail. We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to remain in compliance. Current laws and regulations could be amended, and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of the mineral properties.

Our activities are subject to extensive laws and regulations governing environmental protection. We are also subject to various reclamation-related conditions. Although we closely follow and believe we are operating in compliance with all applicable environmental regulations, there can be no assurance that all future requirements will be obtainable on reasonable terms. Failure to comply may result in enforcement actions causing operations to cease or be curtailed and may include corrective measures requiring capital expenditures. Intense lobbying over environmental concerns by non-governmental organizations has caused some governments to cancel or restrict development of mining projects. Current publicized concern over climate change may lead to carbon taxes, requirements for carbon offset purchases or new regulation. The costs or likelihood of such potential issues to us cannot be estimated at this time.

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The legal framework governing this area is constantly developing; therefore, we are unable to fully ascertain any future liability that may arise from the implementation of any new laws or regulations, although such laws and regulations are typically strict and may impose severe penalties (financial or otherwise). Our proposed activities, as with any exploration company, may have an environmental impact that may result in unbudgeted delays, damage, loss and other costs and obligations, including, without limitation, rehabilitation and/or compensation. There is also a risk that our operations and financial position may be adversely affected by the actions of environmental groups or any other group or person opposed in general to our activities and, in particular, the proposed exploration and mining by us within the state of Idaho and the United States.

Environmental hazards unknown to us, which have been caused by previous owners or operators of the Mine, may exist on the properties in which we hold an interest. Many of the properties in which we have ownership rights are located within the Coeur d’Alene Mining District, which is currently the site of a Federal Superfund cleanup project. It is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating legislative and/or regulatory changes in response to concerns about the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, on our future joint venture partners, if any, and on our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs necessary to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotional and political significance and uncertainty surrounding the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will ultimately affect our financial condition, operating performance, and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, could be particular to the geographic circumstances in areas in which we operate and may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and changing temperatures. These impacts may adversely impact the cost, production, and financial performance of our operations.

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the federal regulations (environmental) and the laws of the State of Idaho as we carry out our exploration program. We may be required to obtain additional work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long-term effects of land disturbance.

Reclamation may include requirements to:

●	control dispersion of potentially deleterious effluents;
●	treat ground and surface water to drinking water standards; and
●	reasonably re-establish pre-disturbance landforms and vegetation.

To date, we have not been subject to reclamation or bonding obligations in connection with our past or potential future development activities. If these obligations were to occur in the future, or if we are required to carry out reclamation work, we must allocate financial resources that might otherwise be spent on further exploration and development programs.

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Social and environmental activism may have an adverse effect on our reputation and financial condition or our relationship with the communities in which we operate.

There is an increasing level of public concern relating to the effects of mining on the nature landscape, in communities and on the environment. Certain non-governmental organizations, public interest groups and reporting organizations (“NGOs”) that oppose resource development can be vocal critics of the mining industry. In addition, there have been many instances in which local community groups have opposed resource extraction activities, which have resulted in disruption and delays to the relevant operation. While we seek to operate in a socially responsible manner and believe we have good relationships with local communities in the regions in which we operate, NGOs or local community organizations could direct adverse publicity against and/or disrupt our operations in respect of one or more of our properties, regardless of our successful compliance with social and environmental best practices, due to political factors or activities of unrelated third parties on lands in which we have an interest or our operations specifically. Any such actions and the resulting media coverage could have an adverse effect on our reputation and financial condition or our relationships with the communities in which we operate, which could have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects.

The mineral exploration and mining industry is highly competitive.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than us, we may be unable to acquire additional properties or obtain financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete for capital with other companies that produce our planned commercial products. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop, or operate additional mining projects.

Metal prices are highly volatile. If a profitable market for our metals does not exist, we may have to cease operations.

Mineral prices are highly volatile and are affected by numerous international economic and political factors over which we have no control. Our long-term success is highly dependent upon the price of silver, lead and zinc, as the economic feasibility of any ore body discovered on our current property, or on other properties we may acquire in the future, would, in large part, be determined by the prevailing market price of the minerals. If a profitable market does not exist, we may have to cease operations.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. Any shortage of such supplies, equipment, and parts could have a material adverse effect on our ability to carry out our operations and could therefore limit, or increase the cost of, production.

Joint ventures and other partnerships, including offtake arrangements, may expose us to risks.

We may enter into joint ventures, partnership arrangements, or offtake agreements with other parties in relation to the exploration, development, and production of the properties in which we have an interest. Specifically, we have offtake and strategic relationships with Sprott, Teck, and Monetary Metals. Any failures of these or future other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on us, the development and production at our properties, including the Mine, and on future joint ventures, if any, or their properties, and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of our common stock.

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We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.

Our success is currently largely dependent on the performance of our officers and directors. The loss of the services of any of these people could have a materially adverse effect on our business and prospects. There is no assurance we can maintain the services of our officers, directors, or other qualified personnel required to operate our business. As our business activity grows, we will require additional key financial, administrative and mining personnel as well as additional operations staff. The Mine is located in an area active in mining activities, and we compete with other companies for personnel and talent. There can be no assurance that these efforts will be successful in attracting, training and retaining qualified personnel as competition for people with these skill sets increase. If we are not successful in attracting, training and retaining qualified personnel, the efficiency of our operations could be impaired, which could have an adverse impact on our operations and financial condition.

We are dependent on a relatively small number of key employees, including our Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”). The loss of any officer could have an adverse effect on us. We have no life insurance on any individual, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

We may be subject to potential conflicts of interest with our directors and/or officers.

Certain of our directors and officers are or may become associated with other mining and/or mineral exploration and development companies, which may give rise to conflicts of interest. Directors who have a material interest in any person who is a party to a material contract or a proposed material contract with us are required, subject to certain exceptions, to disclose that interest and generally abstain from voting on any resolution to approve such a contract. In addition, directors and officers are required to act honestly and in good faith with a view to our best interests. Some of our directors and officers have either other full-time employment or other business or time restrictions placed on them and accordingly, we will not be the only business enterprise of these directors and officers. Further, any failure of our directors or officers to address these conflicts in an appropriate manner or to allocate opportunities that they become aware of to us could have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects.

Our results of operations could be affected by currency fluctuations.

Our properties are currently all located in the U.S. and while most costs associated with these properties are paid in U.S. dollars, a significant amount of our administrative expenses are payable in Canadian dollars. There can be significant swings in the exchange rate between the U.S. dollar and the Canadian dollar. Recent developments in U.S. and Canadian trade and tariff discussions have created an environment that can and has affected the currency exchange. There are no plans at this time to hedge against any exchange rate fluctuations in currencies.

Title to our properties may be subject to other claims that could affect our property rights and claims.

There are risks that title to our properties may be challenged or impugned. The Mine is located in Northern Idaho a historic mining district and may be subject to prior unrecorded agreements or transfers and title may be affected by undetected defects.

We may be unable to secure surface access or purchase required surface rights.

Although we obtain the rights to some or all of the minerals in the ground subject to the mineral tenures that we acquire, or have the right to acquire, in some cases we may not acquire any rights to, or ownership of, the surface to the areas covered by such mineral tenures. In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities; however, the enforcement of such rights through the courts can be costly and time consuming. It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required. There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, we will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore we may be unable to carry out planned mining activities. In addition, in circumstances where such access is denied, or no agreement can be reached, we may need to rely on the assistance of local officials or the courts in such jurisdiction, the outcomes of which cannot be predicted with any certainty. Our inability to secure surface access or purchase required surface rights could materially and adversely affect our timing, cost, or overall ability to develop any mineral deposits we may locate.

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Our properties and operations may be subject to litigation or other claims.

From time to time our properties or operations may be subject to disputes that may result in litigation or other legal claims. We may be required to take countermeasures or defend against these claims, which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on our business and results of operations.

We are currently engaged in a legal dispute with Crescent Mining. See Item 3: Legal Proceedings for further information. It is uncertain the outcome or impact of the litigation on our financial condition or ability to operate in the area of dispute.

Mineral exploration and development is subject to extraordinary operating risks. We currently insure against these risks on a limited basis. In the event of a cave-in or similar occurrence, our liability may exceed our resources and insurance coverage, which would have an adverse impact on us.

Mineral exploration, development and production involve many risks. Our operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if we discover a mineral resource in commercially exploitable quantity, our operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. As of the date hereof, we currently maintain commercial general liability insurance and umbrella liability insurance against these operating hazards, in connection with our exploration program. The payment of any liabilities that arise from any such occurrence that would not otherwise be covered under the current insurance policies would have a material adverse impact on us.

Mineral exploration and development are dependent on adequate infrastructure.

Exploration, development and processing activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important elements of infrastructure, which affect access, capital and operating costs. The lack of availability of acceptable terms or the delay in the availability of any one or more of these items could prevent or delay exploration or development of our mineral properties. If adequate infrastructure is not available in a timely manner, there can be no assurance that the exploration or development of our mineral properties will be commenced or completed on a timely basis, if at all. Furthermore, unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of necessary infrastructure could adversely affect our operations.

Exploration operations depend on adequate infrastructure. In particular, reliable power sources, water supply, transportation and surface facilities are necessary to explore and develop mineral projects. Failure to adequately meet these infrastructure requirements or changes in the cost of such requirements could affect our ability to carry out exploration and future development operations and could have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects.

We may be unable to purchase additional mining properties.

If we lose or abandon our interests in our mineral properties or plans further property acquisition as part of our business plan, there is no assurance that we will be able to acquire another mineral property of merit. There is also no guarantee that we will be able to obtain necessary capital to acquire any additional properties, whether by way of an option or otherwise, should we wish to acquire any additional properties.

Our operations are dependent on information technology systems that may be subject to network disruptions

Our operations depend on information technology (“IT”) systems. These IT systems could be subject to network disruptions caused by a variety of sources, including computer viruses, security breaches and cyber-attacks, as well as disruptions resulting from incidents such as cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, vandalism and theft. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact our reputation and results of operations.

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Although to date we have not experienced any material losses relating to cyber-attacks or other information security breaches, there can be no assurance that we will not incur such losses in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority. As cyber threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities. In late 2024, we retained a third-party cyber assessment firm to complete an audit and make recommendations for updates to our IT system and related policies and procedures.

We are a reporting issuer and reporting requirements under applicable securities laws may increase legal and financial compliance costs.

We are subject to reporting requirements under applicable securities law, the listing and other requirements of the TSX-V, the OTCQB, the SEC and other applicable securities rules and regulations. Compliance with these requirements can increase legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on existing systems and resources. Among other things, we are required to file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and, if required, improve disclosure controls and procedures and internal controls over financial reporting to meet this standard, significant resources and management oversight is required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. We may need to hire additional employees to comply with these requirements in the future, which would increase our costs and expenses.

Risks Related to our Common Stock

The price of our common stock is historically volatile and trading volume changes rapidly, as a result, investors could lose all or part of their investment.

In addition to volatility associated with equity securities in general, the value of an investor’s investment could decline due to the impact of any of the following factors upon the market price of our common stock:

●	disappointing results from our exploration efforts;
●	decline in demand for our common stock;
●	downward revisions in securities analysts’ estimates or changes in general market conditions;
●	technological innovations by competitors or in competing technologies;
●	investor perception of our industry or our prospects; and
●	general economic trends.

The price of our common stock on the TSX-V has experienced significant price and volume fluctuations. Stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, an investor may be unable to sell any common stock such investor acquires at a desired price.

Potential future sales under Rule 144 may depress the market price for our common stock.

In general, under Rule 144, a person who has satisfied a minimum holding period of between six months and one-year and any other applicable requirements of Rule 144 may thereafter sell such shares publicly. A significant number of our currently issued and outstanding shares of common stock held by existing stockholders, including officers and directors and other principal stockholders, are currently eligible for resale pursuant to and in accordance with the provisions of Rule 144. The possible future sale of our common stock by our existing stockholders, pursuant to and in accordance with the provisions of Rule 144, may have a depressive effect on the price of our common stock in the over-the-counter market.

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Our common stock is currently deemed a “penny stock”, which may make it more difficult for investors to sell their shares of our common stock.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000, exclusive of their principal residence, or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common stock.

We have never paid dividends on our common stock.

We have not paid dividends on our common stock to date and do not expect to pay dividends for the foreseeable future. We intend to retain our initial earnings, if any, to finance our operations. Any future dividends on shares of our common stock will depend upon our earnings, our then-existing financial requirements, and other factors, and will be at the discretion of our Board.

FINRA has adopted sales practice requirements, which may also limit an investor’s ability to buy and sell shares of our common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit an investor’s ability to buy and sell our stock and have an adverse effect on the market for our common stock.

Investors’ interests in us will be diluted and investors may suffer dilution in their net book value per share of our common stock issues additional employee/director/consultant options or if we sell additional shares of our common stock and/or warrants to finance its operations.

In order to further expand our operations and meet our objectives, any additional growth and/or expanded exploration activity will likely need to be financed through the sale and issuance of additional shares of our common stock, including, but not limited to, raising funds to explore the Mine. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our exploration programs, we will also likely need to issue additional shares of our common stock to finance future acquisitions, growth, and/or additional exploration programs of any or all of our projects or to acquire additional properties. We will also in the future grant some or all of our directors, officers, and key employees and/or consultants options to purchase shares of our common stock as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional shares of our common stock will, cause our existing stockholders to experience dilution of their ownership interests.

If we issue additional shares of our common stock or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors’ interests in us will be diluted and investors may suffer dilution in their net book value per share, depending on the price at which such securities are sold.

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The issuance of additional shares of our common stock may negatively impact the trading price of our securities.

We have issued shares of our common stock in the past and will continue to issue shares of our common stock to finance our activities in the future. In addition, newly issued or outstanding options, warrants, and broker warrants to purchase shares of our common stock may be exercised, resulting in the issuance of additional shares of our common stock. Any such issuance of additional shares of our common stock would result in dilution to our stockholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of our common stock.

Our common stock could be influenced by research and reports that industry or securities analysts may publish.

The trading market for our common stock could be influenced by research and reports that industry and/or securities analysts may publish about us, our business, the market or our competitors. We do not have any control over these analysts and cannot assure that such analysts will cover us or provide favorable coverage. If any of the analysts who may cover our business adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, the stock price would likely decline. If any analysts who may cover our business were to cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the stock price or trading volume to decline.

We are subject to the continued listing or trading criteria of the TSX-V and the OTCQB, and our failure to satisfy these criteria may result in delisting or removal of trading of our common stock from the TSX-V and the OTCQB.

Our common stock is currently listed for trading on the TSX-V and quoted on the OTCQB. In order to maintain the listing on the TSX-V and the quotation on the OTCQB or any other securities exchange or marketplace, we must maintain certain financial and share distribution targets, including maintaining a minimum number of public stockholders. In addition to objective standards, these exchanges or marketplaces may delist or cease to quote the securities of any issuer if, in the exchange’s opinion, our financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing inadvisable; if we sell or dispose of our principal operating assets or ceases to be an operating company; if we fail to comply with the listing requirements; or if any other event occurs or any condition exists which, in their opinion, makes continued listing on the exchange inadvisable.

If the TSX-V, the OTCQB or any other exchange or quotation service were to delist or cease to quote our common stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the shares of our common stock, reduced liquidity, decreased analyst coverage, and/or an inability for us to obtain additional financing to fund our operations.

We face risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, referred to as Section 404, materially increase our legal and financial compliance costs and make certain activities more time-consuming and burdensome.

Risks Related to the Offering

Resales of shares of our common stock in the public market may cause the trading price to fall.

Resales of a substantial number of shares of our common stock could depress the trading price of shares of our common stock. The resale by the selling shareholders of shares of our common stock or shares of our common stock issuable upon exercise of Warrants could reduce the trading price of the stock and could result in resales of our common stock by our other current stockholders. If our stockholders sell substantial amounts of our common stock in the public market after the date hereof, the trading price of our common stock could fall.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this prospectus contains forward-looking statements involving risks and uncertainties. The words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions or variations thereof are intended to forward looking statements. Such statements reflect our current views with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this registration statement on Form S-1 entitled “Risk Factors”) relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with our financial statements and the related notes included in this registration statement on Form S-1.

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USE OF PROCEEDS

This prospectus relates to the sale or other disposition of shares of our common stock by the selling shareholders listed in the “Selling shareholders and Certain Beneficial Owners” section below, and their transferees. We will not receive any proceeds from any sale of our common stock by the selling shareholders. We will receive the exercise price of the Warrants. Any proceeds received from exercise of Warrants will be used for payment of general corporate and operating expenses.

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DESCRIPTION OF THE COMPANY’S BUSINESS

The Bunker Hill Mine

History

Initial discovery and development of the Mine property began in 1885, and from that time until the Mine closed in 1981 it produced over 35.8 million tons of ore at an average mined grade of 8.76% lead, 4.52 ounces per ton silver, and 3.67% zinc, which represented 162Moz of silver, 3.16M lbs. of lead and 1.35M lbs. of zinc (Bunker Limited Partnership, 1985). Throughout the 95-year operating history, there were over 40 different lead-silver-zinc orebodies discovered and mined. Although known for its significant lead and zinc production, 45-50% of the Net Smelter Value of its historical production came from its silver. We and the Sullivan Mining Company had a strong history of regular dividend payments to stockholders from the time we went public in 1905 until it was acquired in a hostile takeover by Gulf Resources in 1968.

The Mine and Smelter Complex were closed in 1981 when Gulf Resources was not able to continue to comply with new regulatory structures brought on by the passage of environmental statutes and as then enforced by the EPA. At closure it was estimated to still contain significant mineral resources (Bunker Limited Partnership, 1985). The Bunker Hill Lead Smelter, Electrolytic Zinc Plant and historic milling facilities were demolished in or around 1986, and the area became part of the “National Priority List” for cleanup under EPA regulations. The cleanup of the smelter, zinc plant, and associated sites has been completed, and management believes the Mine is well positioned for development and an eventual return to production.

Property Map of Bunker Hill Mine Land Ownership

A more detailed description of the Mine can be found in the “Technical Report Summary” section of this report, including the current mineral resource estimate, mineral reserves, an economic summary, property description and ownership, geology and mineralization, environmental studies and permitting, metallurgical testing, mining method, recovery methods, and current exploration and development.

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Restart Project Activities

In early 2020, a new management team comprised of former executives from Barrick Gold Corp. assumed leadership of us. Since that time, we have conducted multiple exploration campaigns, published multiple economic studies and mineral resource estimates, and advanced the rehabilitation and development of the Mine. In December 2021, we announced a project finance package with Sprott, an amended Settlement Agreement with the EPA, and the purchase of the Bunker Hill Mine, setting the stage for a restart of the Mine.

In January 2022, with the closing of the purchase of the Bunker Hill Mine, the funding of the $8,000,000 Royalty Convertible Debenture and $6,000,000 Series Convertible Debenture, and the announcement of an MOU for the purchase of the Pend Oreille process plant from a subsidiary of Teck, we embarked on a program of activities with the goal of achieving a restart of the Mine.

Technical Report Summary

The following summary is extracted from the S-K 1300 Technical Report Summary, Bunker Hill Mine Pre-Feasibility Study, Coeur D’Alene Mining District Shoshone County, Idaho, USA with a Report Date of April 14, 2023 and an Effective Date of August 29, 2022 (the “Technical Report Summary”). The following information does not purport to be a complete summary of the Technical Report Summary, is subject to all the assumptions, qualifications and procedures set out in the Technical Report Summary and is qualified in its entirety with reference to the full text of the Technical Report Summary. Each of the Qualified Persons of the Technical Report Summary is an independent qualified person under the definitions of Item 1300 of Regulation S-K (each a “Qualified Person”, and together the “Qualified Persons”) and have approved the summary of the Technical Report Summary below.

Technical Report Summary

The Technical Report Summary describes the mining and processing operations at our 100% owned Bunker Hill Mine located near the town of Kellogg, Idaho.

The Technical Report Summary considers a processing approach at the Mine where lead (Pb), silver (Ag) and zinc (Zn) mineralization is mined underground. Mineralized material will be conventionally milled and then concentrated by flotation of lead and silver followed by flotation of zinc. Metal rich concentrates will then be sold to smelters in North America or overseas. Mill tailings will be deposited underground in the historic mining voids located throughout the project.

Economic and Life of Mine highlights of the Technical Report Summary are listed in Table 1-3 and Table 1-4. Table 1-1 lists the mineral resource estimate for the Bunker Hill Mine and Table 1-2 lists the mineral reserves for the Bunker Hill Mine. Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the mineral resources will be converted into mineral reserves.

Quality Assurance/Quality Control

Our internal controls were employed on the 5,067 samples collected during the data verification and drilling programs. Various laboratories were used in the analytical process and the results verified using industry accepted Quality Assurance and Quality Control procedures (“QAQC”). QAQC procedures included the submission of blanks and certified standard reference material with the submittal of samples. Blanks were analyzed in order to verify the accuracy of the sample preparation process. Certified standard reference material results were evaluated in order to assess the accuracy of the laboratory assaying procedure. Additionally, preparation duplicates were submitted in order to assess the accuracy of sample collection at the project site. Any failures from expected results were addressed and explained before being used for mineral resource estimates.

Risks and uncertainties exist in the quantification of the spatial distribution on mineralization. These risks are inherent in estimation of mineral resources. Samples themselves have uncertainty related to sampling collection errors and the homogeneity of the deposit. Wider spaced drilling has more uncertainty than closely spaced drilling. Capping of high-grade outliers was used to ensure that the mineral content of the deposit was not overstated. High grade outlier samples will tend to overestimate the metal content of the mineral deposit. The block model for the deposit was constructed using sufficient sized blocks to account for mining dilution and uncertainties related to the actual physical distribution of mineralization. Domains were utilized to minimize the estimation of mineralization into rock units that do not host mineralization. These underlying factors and risks were considered in the final conclusion of the mineral resource estimate.

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Mineral Resource Estimate

Geostatistics and estimates of mineralization were prepared by Resource Development Associates Inc. Industry accepted grade estimation techniques were used to develop global mineralization block models for the Newgard, Quill and UTZ zones. The mineral resource estimate considers underground mining and mill processing as a basis for reasonable prospects of eventual economic extraction. The total mineral resource estimate for the Bunker Hill Mine is listed in Table 1-1 at a cutoff grade of net smelter return (NSR) 70 $/ton. Mineral Resources are classified according to Item 1302(d)(1)(iii)(A) of Regulation S-K.

Table 1-1 Bunker Hill Mine Mineral Resource Estimate (Exclusive of Mineral Reserves), December 31, 2024 – Resource Development Associates Inc.

(1) The mineral resource estimate was prepared by Resource Development Associates Inc.

(2) Measured, Indicated and Inferred classifications are classified according to Item 1302(d)(1)(iii)(A) of Regulation S-K.

(3) Mineral resources that are not mineral reserves do not have demonstrated economic viability.

(4) Net smelter return (NSR) is defined as the return from sales of concentrates, expressed in U.S.$/t (i.e., NSR = (Contained metal) * (Metallurgical recoveries) * (Metal Payability %) * (Metal prices) – (Treatment, refining, transport and other selling costs)). For the mineral resource estimate, NSR values were calculated using updated open-cycle metallurgical results including recoveries of 85.1%, 84.2% and 88.2% for Zn, Ag and Pb, respectively, and concentrate grades of 58% Zn in zinc concentrate, and 67% Pb and 12.13 oz/ton Ag in lead concentrate.

(5) Mineral resources are estimated using a zinc price of $1.20 per pound, silver price of $20.00 per ounce, and lead price of $1.00 per pound.

(6) Historic mining voids, stopes and development drifting have been depleted from the mineral resource estimate.

(7) Totals may not add up due to rounding.

(8) Mineral resources are reported exclusive of mineral reserves. The reserves disclosed in the report represent measured mineral resources and indicated resources that were evaluated with modifying factors related to underground mining.

(9) The point of reference for mineral resources is in situ mineralization.

Mineral Reserves

Mineral reserves have been estimated for the Quill, Newgard and UTZ sections of the Bunker Hill Mine. Measured and indicated mineral resources were converted to probable mineral reserves for the Mine. Measured mineral resources were converted to probable mineral reserves because of uncertainties associated with modifying factors that were taken into account in the conversion from mineral resources to mineral reserves.

Measured and indicated mineral resources were converted to probable mineral reserves by evaluating operating cost, projected metal revenues and estimated stope shapes and geometries. The general widths, plunge and shape of the Quill and Newgard mineralization lends itself well to transverse (perpendicular to strike) long hole open stoping (LHOS) with fill utilizing rubber tire equipment. The UTZ deposit is more amenable to cut-and-fill (CF) methods due to its shape and geometry. Extraction of the planned mine shapes is assumed to be 100% of the NSR $80/ton plan. Breakeven NSR is $70/ton for LHOS and $75/ton for cut-and-fill stopes.

Mineral reserves were classified in accordance with Item 1302(e)(2) of Regulation S-K. The mineral reserve statement is presented in Table 1-2. Mineral reserves are estimated at an NSR value cutoff of $80/short ton at the reference point of saleable mill concentrates with an effective date of August 29, 2022.

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Table 1-2 Bunker Hill Mineral Reserve Estimate, December 31, 2024 – Minetech, USA, LLC

(1) Planned dilution is zero grade waste included in the designed stope shapes and probable tonnages.

(2) Unplanned dilution is 5% external dilution added at zero grade.

(3) Mineral reserves stated are inclusive of all above mentioned dilutions and are factored for ore loss due to mining activities.

(4) Net smelter return (NSR) is defined as the return from sales of concentrates, expressed in U.S.$/t (i.e., NSR = (Contained metal) * (Metallurgical recoveries) * (Metal Payability %) * (Metal prices) – (Treatment, refining, transport and other selling costs)). For the mineral reserve estimate, NSR values were calculated using updated open-cycle metallurgical results including recoveries of 85.1%, 84.2% and 88.2% for Zn, Ag and Pb, respectively, and concentrate grades of 58% Zn in zinc concentrate, and 67% Pb and 12.13 oz/ton Ag in lead concentrate.

(5) Mineral reserves are estimated using a zinc price of $1.20 per pound, silver price of $20.00 per ounce, and lead price of $1.00 per pound.

(6) Historic mining voids, stopes and development drifting have been depleted from the mineral reserve estimate.

(7) Totals may not add up due to rounding.

Economic Summary

The summary of the current projected financial performance of the Bunker Hill Mine is listed in Table 1-3. Sensitivities are summarized in Table 1-4.

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Table 1-3 Bunker Hill Project Economic Summary

Year	Initial Capex	1	2	3	4	5	TOTAL	ANNUAL AVERAGE

Metal Prices
Zinc ($/lb)	1.5	1.4	1.3	1.25	1.25	1.25	1.29	1.29
Lead ($/lb)	0.95	0.95	0.95	0.95	0.95	0.95	0.95	0.95
Silver ($/oz)	22	22	22	21.5	21.5	21.5	21.7	21.7
Mine plan
Ore mined (kt)	77	652	655	655	655	665	3,360	657
Zinc grade (%)	5.90%	5.60%	4.70%	5.70%	5.70%	5.90%	5.50%	5.50%
Lead grade (%)	2.10%	2.40%	2.70%	2.90%	2.40%	1.90%	2.50%	2.50%
Silver grade (oz/t)	0.5	0.7	1.3	1.4	1.2	0.8	1.1	1.1
Zinc eq grade (%)	7.70%	8.00%	8.10%	9.40%	8.80%	8.20%	8.50%	8.50%
Production
Zinc concentrate (t)	6,671	53,504	44,852	54,997	55,061	57,909	272,995	53,265
Lead concentrate (t)	2,091	20,945	23,577	25,078	20,955	16,605	109,251	21,432
Zn grade - Zn conc (%)	58.00%	58.00%	58.00%	58.00%	58.00%	58.00%	58.00%	58.00%
Pb grade - Pb conc (%)	67.00%	67.00%	67.00%	67.00%	67.00%	67.00%	67.00%	67.00%
Ag grade - Pb conc (oz/t)	14.4	18.6	31.5	30.1	31	27.4	27.6	27.7
Zn prod. - Zn conc (klbs)	7,738	62,065	52,029	63,796	63,871	67,174	316,674	61,787
Pb prod. - Pb conc (klbs)	2,802	28,067	31,593	33,605	28,080	22,251	146,397	28,719
Ag prod. - Pb conc (koz)	30	390	742	754	649	455	3,020	598
Zinc eq produced (klbs)	9,954	87,233	87,679	102,310	96,375	91,909	475,460	93,101
Cost metrics
Mining ($/t)		35	38	37	35	41	37	37
Processing ($/t)		21	21	21	21	21	21	21
G&A ($/t)		9	9	9	9	6	9	9
Opex - total ($/t)		65	68	67	65	69	67	67
Sustaining capex ($/t)		18	22	19	41	8	21	21
Cash costs: by-prod. ($/lb Zn payable)		0.61	0.42	0.36	0.45	0.64	0.5	0.5
AISC: by-prod. ($/lb Zn payable)		0.82	0.74	0.59	0.95	0.73	0.77	0.77
FCF & Valuation ($000’s)
Zinc revenue		73,857	57,492	67,784	67,863	71,373	338,368	67,674
Lead revenue		25,330	28,513	30,328	25,342	20,081	129,595	25,919
Silver revenue		7,900	15,515	15,406	13,256	9,260	61,337	12,267
Gross revenue		107,087	101,520	113,518	106,461	100,714	529,300	105,860
TC - Zinc conc		-16,257	-11,138	-13,657	-13,673	-14,380	-69,105	-13,821
TC - Lead conc		-3,698	-4,162	-4,428	-3,700	-2,932	-18,919	-3,784
RC - Lead conc		-449	-882	-896	-771	-538	-3,535	-707
Land freight		-2,193	-2,019	-2,360	-2,239	-2,192	-11,002	-2,200
Net smelter return		84,491	83,319	92,178	86,079	80,672	426,739	85,348
Mining costs		-22,828	-24,592	-23,971	-22,927	-27,454	-121,772	-24,354
Processing costs		-13,766	-13,842	-13,842	-13,842	-14,053	-69,346	-13,869
G&A costs		-6,050	-6,063	-6,063	-6,063	-4,257	-28,496	-5,699
EBITDA		41,847	38,822	48,302	43,247	34,908	207,126	41,425
Sustaining capex		-11,475	-14,127	-12,651	-26,982	-5,215	-70,450	-14,090
Initial capex	-54,853						-54,853	-
Land & salvage value						12,281	12,281	12,281
Pre-tax free cash flow	-54,853	30,372	24,695	35,650	16,266	41,974	94,103	29,791
Taxes	-511	-1,394	-1,382	-2,218	-1,155	-1,224	-7,884	-1,475
Free cash flow	-55,364	28,978	23,313	33,432	15,111	40,750	86,219	28,317
NPV (5%)	62,826
NPV (8%)	51,813
IRR (%)	36.00%
Payback (years)	2.1

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Table 1-4 Sensitivity Analysis

Property Description and Ownership

The Bunker Hill Mine is located in Shoshone County, Idaho with portions of the Mine located within the cities of Kellogg and Wardner, Idaho in northwestern USA. The Kellogg Tunnel, which is the main access to the Mine, is located at 47.53611°N latitude, 116.1381W longitude. The approximate elevation for the above cited coordinates is 2366 ft.

On December 15, 2021, we signed a Purchase and Sale Agreement (PSA) with Placer Mining Corporation and both William and Shirley Pangburn to acquire full ownership of the subsequently listed mineral titles in addition to other surface rights and real property associated with land and structures of the Bunker Hill Mine.

On January 7, 2022, we closed the purchase of the Bunker Hill Mine. Mine assets were purchased for $7,700,000, with $300,000 of previous lease payments and a deposit of $2,000,000 applied to the purchase, resulting in cash paid at closing of approximately $5,400,000. The EPA obligation of $19,000,000 was assumed by us as part of the acquisition.

Geology and Mineralization

The Northern Idaho Panhandle Region in which the Bunker Hill Mine is underlain by the Middle Proterozoic-aged Belt-Purcell Supergroup of fine-grained, dominantly siliciclastic sedimentary rocks, which extends from western Montana (locally named the Belt Supergroup) to southern British Columbia (locally named the Purcell Supergroup) and is collectively over 23,000 feet in total stratigraphic thickness.

Mineralization at the Bunker Hill Mine is hosted almost exclusively in the Upper Revett formation of the Ravalli Group, a part of the Belt Supergroup of Middle Proterozoic-aged, fine-grained sediments. Geologic mapping and interpretation progressed by leaps and bounds following the recognition of a predictable stratigraphic section at the Bunker Hill Mine and enabled the measurement of specific offsets across major faults, discussed in the following section. From an exploration and mining perspective, there were two critical conclusions from this research: all significant mineralized shoots are hosted in quartzite units where they are cut by vein structures, and the location of the quartzite units can be projected up and down section, and across fault offsets, to target extensions and offsets of known mineralized shoots and veins.

Mineralization at Bunker Hill Mine falls in four categories, described below from oldest to youngest events:

Bluebird Veins (BB): W–NW striking, SW-dipping, variable ratio of sphalerite-pyrite-siderite mineralization. Thick, tabular cores with gradational margins bleeding out along bedding and fractures.

Stringer/Disseminated Zones: Disseminated, fracture controlled and bedding controlled blebs and stringer mineralization associated with Bluebird structures, commonly as halos to vein-like bodies or as isolated areas where brecciated quartzite beds are intersected by the W-NW structure and fold fabrics.

Galena-Quartz Veins (GQ): E to NE striking, S to SE dipping, quartz-argentiferous galena +/-siderite-sphalerite-chalcopyrite-tetrahedrite veins, sinuous-planar with sharp margins, cross-cut Bluebird veins.

Hybrid Zones: Formed at intersections where GQ veins cut BB veins, with open space deposition of sulfides and quartz in the vein refraction in quartzite beds, and replacement of siderite in the BB vein structure by argentiferous galena from the GQ vein.

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Environmental Studies and Permitting

Because the Mine is on patented mining claims (privately-owned land), only a limited number of permits are required for mining and milling operations. These relate to (1) air quality and emissions from crushing, milling and processing and (2) any refurbishment of surface buildings that may require construction permits.

The Bunker Hill Mine is located within the Bunker Hill Superfund site (EPA National Priorities Listing IDD048340921). Cleanup activities have been completed in Operable Unit 2 of the Bunker Hill Superfund Site where the Mine is located, though water treatment continues at the Central Treatment Plant (the “CTP”) located near Bunker Hill Mine. The CTP is owned by the EPA and is operated by its contractors.

We entered into a Settlement Agreement and Order on Consent with the EPA and the DOJ on May 14, 2018. Section 9, Paragraph 33 of that agreement stipulates that BHMC must obtain a National Pollutant Discharge Elimination System (“NPDES”) permit for effluent discharged by Bunker Hill Mine by May 14, 2023. This obligation currently exists and will be reviewed at a point in time when restart activities are planned to occur.

We will initiate a voluntary Environmental, Social and Health Impact Assessment (“ESHIA”) for the activities described in the Technical Report Summary and for our business model as a whole. We intend to complete such a study that will conform with ISO, IFC, and GRI standards after receiving all of our required operational and environmental permits.

Metallurgical Testing

Resource Development Inc. (Rdi) initiated metallurgical test work on three samples designated Newgard, Quill and Utz, with the primary objective of determining the process flowsheet and the metal recoveries and concentrate grades. Flotation testing was completed through locked-cycle testing, the results of which are displayed in table 1-5

Table 1-5 Summary of Locked-Cycle Flotation Test Results

The open-cycle and locked-cycle tests were completed at a primary grind of P80 270 mesh for rougher flotation. Rougher scavenger flotation was included in both the lead and zinc circuits to increase the amount of value sent to the cleaner stages. Regrind of the lead rougher concentrate with a pebble mill was completed to a particle size of approximately P80 400 mesh for cleaner flotation. No regrind was completed with the zinc rougher concentrate.

We have contracted SGS Canada Inc (SGS) to conduct a metallurgical study to further evaluate and optimize metal recovery for the Bunker Hill Mine. The primary objective of the test program is to complete metallurgical test work to improve met results over the Pre-feasibility Study (PFS) performed by Rdi for the Bunker Hill Mine.

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Figure 1-1 Locked-Cycle Test Process Flowsheet

Mining Method

Long-hole stoping with fill (LHOS), cut-and-fill and possibly room-and-pillar mining with fill are the only methods viable for sustained operations today. LHOS is the preferred mining method with limited cut-and-fill mining at Bunker Hill Mine. Room-and-pillar mining is not in the current plan. Timbered ground support has been replaced with newer ground support technology of rock bolts, mesh, shotcrete and steel sets as required.

Beginning in October of 2021 and completed in April of 2022, we conducted a geotechnical investigation of the underground conditions at the Bunker Hill Mine. Data collection involved a data analysis of rock quality designation (RQD) values logged with previous exploration drilling, geotechnical logging of recently drilled rock cores and an extensive investigation of pre-existing underground excavations and development. Ground conditions are generally good to excellent at Bunker Hill Mine and the rest of the mines in the Silver Valley. Bunker Hill Mine does not have a history of rock burst events that are frequent in the deeper mines to the east.

Recovery Methods

We plan to reconstruct a crush-grind-flotation-concentration mill from the nearby Pend Oreille mine in northern Washington on the Bunker Hill Kellogg Mine Yard. The future structures to house the grind-flotation-concentration circuit, the secondary crushing circuit and concentrate storage facilities will need to be constructed.

The process consists of a primary and secondary ore crushing circuit, then a primary grinding circuit followed by two separate flotation circuits to recover lead, zinc, silver and gold into two separate concentrate products: a lead, silver, gold concentrate and a zinc concentrate. Approximately 648,000 short tons of ore will be processed a year at a rate of 1,800 short tons per day (stpd), or 79 short tons per hour (stph) at 95% availability.

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Figure 1-2 Bunker Hill Process Flowsheet

Current Exploration and Development

We have a rare exploration opportunity available at the Bunker Hill Mine and have embarked on a new path to fully maximize the potential. A treasure trove of geologic and production data has been organized and preserved in good condition in the mine office since the shutdown of major mine operations in the early 1980s. This data represents 70+ years of proper scientific data and sample collection, with high standards of accuracy and precision that were generally at or above industry standards at the time.

We saw the wealth of information that was available but not readily usable and embarked on a scanning and digitizing program. From this, we were able to build a three-dimensional (“3D”) digital model of the mine workings and 3D surfaces and solids of important geologic features. To add to this, all the historic drill core lithology logs and assay data (>2900 holes) was entered into a database and imported with the other data into Maptek Vulcan 3D software.

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In addition to both continued geologic digitization and the completed 2021 exploration drill program, we have performed a geophysical survey over the summer of 2021. The survey was conducted as a ground geophysical 3DIP survey through DIAS Geophysical Ltd out of Saskatoon, Saskatchewan.

Conclusions

The Pre-Feasibility level analyses demonstrates that the restart of the Bunker Hill Mine can reasonably be expected to generate a positive return on investment with an after-tax internal rate of return (IRR) of 36% based on the reserves presented. It is reasonable to expect the conversion of inferred resources to indicated resources and indicated resources to measured resources to continue. Inferred mineral resources are considered too geologically speculative to have economic considerations applied to them to be classified as a mineral reserve.

The Technical Report Summary is based on all available technical and scientific data available as of August 29, 2022. Mineral resources are considered by the Qualified Persons to meet the reasonable prospects of eventual economic extraction due two main factors: (1) cut-off grades are based on scientific data and assumptions related to the project and (2) mineral resources are estimated only within blocks of mineralization that have been accessible in the past by mining operations as well as by using generally accepted mining and processing costs that are similar to many projects in Idaho.

Recommendations

Continued analysis and interpretation of the geophysical survey results should aid to guide future exploration activities outside of historical mine working areas. Additional exploration drilling, with the advancement of underground mine development, is also advised due to the proximity of future development to under-explored areas of historical workings. Continued digitization and interpretation of historical mapping and research will aid to guide future underground and surface exploration activities.

Completion of issued for construction (IFC) level drawings for the mineral processing facilities is recommended.

Completion of IFC-level engineering drawings related to the paste backfill plant are recommended. Final tails product material generated from additional metallurgical testing will work to optimize binder compositions and have the potential to reduce backfill operating expenses or costs.

Additional geotechnical studies are recommended with the advancement of underground development. Continued geotechnical diamond drilling associated with future resource delineation and exploration drilling activities will provide a better sample set for rock strength testing and geotechnical logging. Future underground development will also allow for the investigation of previously mined areas and association of historical span allowances based on previous ground support methods.

Additional resource delineation and conversion drilling and mine block modeling should continue to increase the conversion of inferred resources to indicated resources.

Table 1-6 Proposed Work Program to Advance Bunker Hill

Activity	Amount ($ in millions)
Geophysical Interpretation and Additional Geophysics	$0.05
Environmental Studies	$0.03
Geotechnical Studies	$0.15
Mill and Process Plant Engineering	$1.70
Hydraulic Backfill and Tailing Placement Engineering	$0.50
Total Recommended Budget	$2.43

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Project Infrastructure

The Bunker Hill Mine complex is a mature mine with much of the underground infrastructure and development still in place. The mill, smelter and tailing impoundment have been removed, and these sites have been reclaimed. Part of the reclamation included surface water diversion structures, which are still in use and are maintained in good condition. The original Bunker Hill Mine offices, car and maintenance shops, and change house are located near the Kellogg Tunnel (KT) portal and are in serviceable condition.

The Bunker Hill Mine is located in Kellogg, Idaho, along the Interstate 90 corridor on the west side of what is traditionally known as the Silver Valley. It is 60 miles from the Spokane, Washington airport to the west and 125 miles to the Missoula, Montana airport to the east. The Silver Valley of north Idaho is a desirable place to live and is home to an enthusiastic and talented underground mining work force.

Mine power requirements have been met and completed with the Avista Kellogg substation, located next to our main offices supplying power to the Mine and other local consumers. There are two existing distribution lines now supplying the Mine from the Kellogg Avista substation. One feeds the surface mine facilities and the underground loads from the Kellogg side, and the other feeds the Wardner mine yard and facilities. The current three-phase 2.5 kilovolt (kV) mine distribution system on the Kellogg side was upgraded to three-phase 13.2kV during the year ended December 31, 2023.

Mine discharge water now gravity drains out the nine-level through the Kellogg Tunnel via a ditch adjacent to the rail line to the portal. It is then routed to a water treatment plant constructed by the EPA and currently operated by the IDEQ.

We commissioned Patterson & Cooke North America to perform tradeoff studies for costing and operating the mine backfill and tailing placement facilities. Results from the tradeoff studies led to the location of the plant on surface, both adjacent to the mill and at Wardner. Tailings thickening will take place inside the mill/process facility building, with the underflow being pumped to the tailings filtration plant located adjacent to the mill/process building. Vacuum filtration will take the thickened tailings and produce a filter cake material, which will be deposited and stored in a load-out facility at the plant. A surface loader will transfer the filter cake tailings into overland haul trucks to deliver the material up to the Wardner side of operations along the return route from run-of-mine (ROM) ore haulage. Once delivered to the storage facility at Wardner, material will be loaded into the paste plant, combined with an ordinary cement binder, and subsequently pumped underground via a reticulated piping system.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this report, including statements in the following discussion, are what are known as “forward looking statements,” which are basically statements about the future. For that reason, these statements involve risk and uncertainty since no one can accurately predict the future. Words such as “plans,” “intends,” “will,” “hopes,” “seeks,” “anticipates,” “expects” and the like often identify such forward looking statements, but are not the only indication that a statement is a forward-looking statement. Such forward looking statements include statements concerning our plans and objectives with respect to our present and future operations, and statements which express or imply that such present and future operations will or may produce revenues, income or profits. Numerous factors and future events could cause us to change such plans and objectives or fail to successfully implement such plans or achieve such objectives, or cause such present and future operations to fail to produce revenues, income or profits. Therefore, the reader is advised that the following discussion should be considered in light of the discussion of risks and other factors contained in this report and in our other filings with the SEC. No statements contained in the following discussion should be construed as a guarantee or assurance of future performance or future results.

Background and Overview

Our focus is the development and restart of our 100% owned flagship asset, the Bunker Hill Mine, in Idaho, USA. The Mine remains the largest single producing mine by tonnage in the Silver Valley region of northwest Idaho, producing over 165 million ounces of silver and 5 million tons of base metals between 1885 and 1981. The Bunker Hill Mine is located within Operable Unit 2 of the Bunker Hill Superfund site (EPA National Priorities Listing IDD048340921), where cleanup activities have been completed.

Since early 2020, we have conducted multiple exploration campaigns, published multiple economic studies and mineral resource estimates, and advanced the rehabilitation and development of the Mine. In December 2021, we announced a project finance package with Sprott, an amended Settlement Agreement with the EPA, and the purchase of the Bunker Hill Mine. In 2022, we completed the purchase of a package of equipment and parts inventory from Teck’s Pend Oreille operation. The package comprises substantially all the mineral processing equipment including complete crushing, grinding and flotation circuits suitable for a planned ~1,500 ton-per-day operation at our site, and total inventory of components and parts for the mill, assay lab, conveyer, field instruments, and electrical spares.

We moved into the development stage concurrent with (i) purchasing the Mine and a process plant, (ii) completing successive technical and economic studies, including a Prefeasibility Study, (iii) delineating mineral reserves, and (iv) conducting the program of activities to restart the Mine.

In June 2025, we closed the Brokered Offering and Non-Brokered Offering, and received cash consideration of approximately US$6.2 million and US$20.5 million, respectively. In June 2025, we also closed the Capital Restructuring Transactions, pursuant to which, among other things, we amended the Debt Facility with Sprott Streaming, which allowed us to reduce the principal amount under the Debt Facility from US$21 million to US$15 million.

The Bunker Hill Mine restart is expected to take place in 2026. However, the estimated timing of Bunker Hill Mine restart is subject to change based on factors beyond our control, including but not limited to supply chain dynamics.

Results of Operations

The following discussion and analysis provide information that is believed to be relevant to an assessment and understanding of our results of operation and financial condition for the years ended December 31, 2024, and 2023, and the three-month periods ended March 31, 2025, and March 31, 2024. Unless otherwise stated, all figures herein are expressed in U.S. dollars, which is our functional currency.

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Comparison of the year ended December 31, 2024, and the year ended December 31, 2023

Revenue

During the years ended December 31, 2024, and December 31, 2023, we generated no revenue.

Expenses

During the years ended December 31, 2024, and December 31, 2023, we reported total operating expenses of $15,649,142 and $11,600,574, respectively. The increase in total operating expenses was primarily due to an increase in the volume of transactions and employee head count associated with construction of the process plant commencing in the year ended December 31, 2024.

Net Income and Comprehensive Income

We experienced a net loss of $25,341,623 for the year ended December 31, 2024 (compared to a net loss of $13,432,539 for the year ended December 31, 2023). In addition to the increase in operating expenses (as described above), net loss for the year ended December 31, 2024 was impacted by an increase in interest expense of $966,885 ($8,091,412 for the year ended December 31, 2024 compared to $7,124,527 for the year ended December 31, 2023), and $nil of gain on debt settlement for the year ended December 31, 2024 compared to $7,151,873 of gain on debt settlement relating to the conversion of the royalty convertible debentures into a royalty during the year ended December 31, 2023. A loss on fair value of the convertible debentures of $890,258 was recognized for the year ended December 31, 2024, compared to a gain on fair value of the convertible debentures of $1,673,776 for the year ended December 31, 2023. Additionally, the year ended December 31, 2024, included $2,820,533 loss on revaluation of the Silver Loan due to updated key assumptions such as commodity prices (compared to $nil for the year ended December 31, 2023). During the year ended December 31, 2024, we incurred a loss of $924,820 from the sale of equipment (compared to $nil for the year ended December 31, 2023) and a gain on in derivative liabilities of $838,378 in the year ended December 31, 2024 compared to a gain of $2,360,025 in the year ended December 31, 2023 (driven by the decrease in remaining contractual life of the warrants issued and outstanding). Net loss for the year ended December 31, 2024, included a current tax expense of $1,050,000 compared to $nil for the year ended December 31, 2023.

Our net loss for the year ended December 31, 2024 was partially offset by (i) a gain on debt modification of $1,308,062 for the year ended December 31, 2024 compared to a loss on debt modification of $99,569 for the year ended December 2023 and (ii) a decrease in the loss on modification of debt of $2,898,956 relating to the revaluation of the stream ($230,000 for the year ended December 31, 2024 compared to $3,128,956 for the year ended December 31, 2023). Net loss for the year ended December 31, 2024, included a deferred tax recovery of $2,588,590 compared to deferred tax expense of $2,588,590 for the year ended December 31, 2023. Current income tax expense for the year ended December 31, 2024, $1,050,000 ($nil for the year ended December 31, 2023) relates to the proceeds of the stream debenture which are classified as income under the internal revenue code. We elected to defer the income, one year to 2024, in which most of the income was offset by losses incurred in the current year and previous years.

We had a comprehensive loss of $29,152,646 and $12,877,752 for the year ended December 31, 2024, and December 31, 2023, respectively. Comprehensive (loss) income for the year ended December 31, 2024, and December 31, 2023, is inclusive of a ($3,811,023) and $554,787 change in fair value on own credit risk, respectively.

Comparison of the three months ended March 31, 2025, and 2024

Revenue

During the three months ended March 31, 2025, and 2024, respectively, we generated no revenue.

Expenses

During the three months ended March 31, 2025, and 2024, we reported total operating expenses of $2,909,374 and $3,787,631, respectively. The decrease in total operating expenses was primarily due to a decrease in the volume of transactions associated with construction of the process plant during the quarter ended March 31, 2025.

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Net Income and Comprehensive Income

We experienced a net loss of $6,346,213 for the three months ending March 31, 2025 (compared to $5,582,036 for the three months ended March 31, 2024). The net loss for the three months ended March 31, 2025, was impacted by a loss on revaluation of the Silver Loan of $6,068,932 compared to $nil respectively for the three months ended March 31, 2024. The period ended March 31, 2025, included a gain in derivative liability of $462,763 (loss of $263,943 for the three months ended March 31, 2024) which was driven by warrants with an exercise price less than the market price of Bunker Hill Mining Corp’s closing price on March 31, 2025, nearing their expiry. The three months ended March 31, 2025, included a $4,699,460 gain ($217,000 loss for the three months ended March 31, 2024) on the revaluation of the stream debenture due to updated key assumptions such as commodity prices and timing of production. The three months ended March 31, 2025, included interest income of $63,329 (compared to $291,330 for the three months ended March 31, 2024), a decrease from the comparable period as cash and restricted cash balances were lower.

We had a comprehensive loss of $4,313,671 for the three months ended March 31, 2025 ($5,293,664 for the month three ended March 31, 2024). Comprehensive income for the three months ending March 31, 2025, is inclusive of a $2,032,542 gain on change in fair value on own credit risk ($288,372 for the three months ended March 31, 2024).

Liquidity and Capital Resources

Going Concern

These consolidated financial statements have been prepared on a going concern basis. We have incurred losses since inception resulting in an accumulated deficit of $116,712,934 and further losses are anticipated in the development of its business. We do not have sufficient cash to fund normal operations and meet debt obligations for the next 12 months without deferring payment on certain current liabilities and/or raising additional funds. Our ability to continue as a going concern is dependent upon our ability to complete a near term financing, as well as generate profitable operations in the future and to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. The accompanying condensed interim consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence.

Current Assets and Total Assets

As of March 31, 2025, we had total current assets of $6,806,787, compared to total current assets of $9,332,639 at December 31, 2024 – a decrease of $2,525,852; and total assets of $102,926,078 at March 31, 2025, compared to total assets of $97,601,550 at December 31, 2024 – an increase of $5,324,528. During the three months ended March 31, 2025, our current assets decreased due to cash expenditures on the process plant and additions to the Bunker Hill Mine. Total assets increased primarily as a result of investing activities in the process plant as well as the Bunker Hill Mine improvements, which was partially offset by the decrease in cash.

Current Liabilities and Total Liabilities

As of March 31, 2025, our total current liabilities of $24,980,063 and total liabilities of $158,201,429, compared to total current liabilities of $29,644,412 and total liabilities of $149,736,915 at December 31, 2024. Total liabilities increased primarily due to the $11 million drawdown on the Sprott Streaming Debt Facility, the issuance and $3.1 million drawdown on the SP Note, and the $6.1 million revaluation of the Silver Loan, which was somewhat offset by the accretion of the stream debenture and a decrease in accounts payable and accrued liabilities due to timing of invoices and payments.

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Working Capital and Stockholders’ Deficit

As of March 31, 2025, we had a working capital deficit of $18,173,276 and shareholders’ deficiency of $55,275,351, compared to $20,311,773 and $52,135,365, respectively, as of December 31, 2024. The working capital deficit as of March 31, 2025, was primarily due to cash expenditures on the process plant and additions to the Bunker Hill Mine. The shareholders’ deficiency increased primarily due to the net loss for the period ended March 31, 2025.

Based on our limited cash resources and history of losses, our existing cash resources are insufficient to sustain operations for the next 12 months as a going concern. On a medium to long term basis, we are pursuing a possible debt funding package from the Export-Import Bank of the United States (“EXIM”), potential future equity financings and other strategic initiatives. However, there is no assurance that we will be able to successfully complete these financings and/or strategic transactions. Accordingly, there is substantial doubt as to whether existing cash resources and working capital are sufficient to enable us to continue our operations for the next 12 months as a going concern. Ultimately, if we are unable to secure sufficient additional financial resources, we will need to curtail or suspend its development or operations plans regarding the Bunker Hill Mine. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. Our consolidated financial statements do not give effect to any adjustments required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying Financial Statements. Such adjustments could be material.

Cash Flow

During the year ended December 31, 2024, we had a net cash decrease of $18,317,319, primarily due to cash expenditures on the process plant, purchasing of equipment, and additions to the Bunker Hill Mine, offset by $32,740,264 of cash provided by financing activities relating to the issuance of the Silver Loan.

During the three months ended March 31, 2025, we had a net cash decrease of $2,929,739, primarily due to cash expenditures on the process plant, and additions to the Bunker Hill Mine, offset by $11,000,000 of cash provided by financing activities relating to drawings on the loan facility and $3,095,097 relating to the issuance of the SP Note.

Subsequent Events

RSU Amendments

On May 1, 2025, our Board approved an amendment to the vesting schedule of certain RSUs previously granted to certain directors and officers of the Company under the Company’s amended and restated restricted stock unit incentive plan (the “RSU Plan”) on November 2, 2022, July 4, 2023 and March 13, 2024, such that an aggregate of 5,562,419 RSUs granted to such directors, officers and employees vested on June 1, 2025 rather than on May 1, 2025. All other terms of such RSUs remain the same.

Share Issuance

On April 14, 2025, the Company issued 187,500 shares of our common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended March 31, 2025.

On June 5, 2025, we closed the Equity Offerings, pursuant to which, we issued an aggregate of 252,215,751 Units at the Offering Price. Under the Brokered Offering, 56,921,096 Units were sold at the Offering Price by the Agents. In the Non-Brokered Offering, we issued 195,294,655 Units to Teck at the Offering Price.

Capital Restructuring Transactions

Offtake Amendments

On June 5, 2025, in connection with the closing of the Non-Brokered Offering, we and Teck agreed to amend the existing Zinc and Lead Offtake Agreements and entered into the Zinc Offtake Amendment and Lead Offtake Amendment.

Amendment of Existing Convertible Debentures

On June 5, 2025, we and Sprott Streaming entered into the Series 1 CDs and Series 2 CDs. Pursuant to the Series 1 CDs, (i) the rate of interest of the Series 1 convertible debentures has been reduced from 7.5% to 5.0% per annum, (ii) the current conversion price, being the U.S. dollar equivalent of C$0.30 per share of our common stock, has been reduced to equal the Offering Price, and (iii) certain prepayment and conversion terms were amended. Pursuant to the Series 2 CDs, (i) the rate of interest of the Series 2 CDs have been reduced from 10.5% to 5.0% per annum, (ii) the current conversion price, being the U.S. dollar equivalent of C$0.29 per share of our common stock, have reduced to equal the Offering Price, and (iii) certain prepayment and conversion terms were amended.

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Amendments of Existing Royalty

On June 5, 2025, in addition to the amendment of the Second Royalty, we amended the First Royalty previously granted to Sprott Streaming, which applies to certain primary, residual and other claims comprising the Bunker Hill Mine. As a result of such amendment, the First Royalty has been consolidated into one 1.85% life-of-mine gross revenue royalty applying to both primary and secondary claims comprising the Bunker Hill Mine.

Amendment to the Debt Facility

On June 5, 2025, in connection with the Capital Restructuring Transactions, we and Sprott Streaming amended the Debt Facility to (i) reduce the outstanding principal amount under the Debt Facility from US$21 million to US$15 million, (ii) increase the secondary claims percentage under the additional royalty (the “Second Royalty”), which amendment is also reflected in an amending agreement to the Second Royalty, and (iii) cancel the royalty buyback option granted to us thereunder, which amendment is also reflected in the amending agreement to the Second Royalty. In addition, the Debt Facility was amended to include an option, at our election, to settle any accrued and unpaid interest through the issuance of shares of our common stock, subject to the prior approval of the TSX-V.

Sprott Stream Conversion

On June 5, 2025, the Metals Purchase Agreement was terminated, and we and Sprott Streaming entered into the Exchange Agreement, pursuant to which (i) we issued 200,000,000 shares of our common stock to Sprott Streaming; (ii) we entered into the Series 3 CDs, and (iii) we entered into the New Royalty.

Sprott Streaming Debt Settlements

On June 5, 2025, we and Silver Valley entered into the Debt Settlement Agreements with Sprott Streaming, pursuant to which an aggregate of 63,690,476 shares of our common stock were issued to Sprott Streaming at the Offering Price in full satisfaction of (i) US$487,500 of unpaid interest under the secured convertible debentures held by Sprott Streaming, and (ii) US$6,200,000, consisting of the principal amount of US$6 million previously advanced to us under the Debt Facility, together with an aggregate of US$200,000 of interest accrued thereon.

Amendments to the Monetary Metals Silver Loan

On June 5, 2025, in connection with the Transactions, we and Silver Valley entered into (i) an amendment to the MM NPA, and (ii) an amendment to the MM Note, each with Monetary Metals to, amongst other things, (A) reduce the rate at which advances under the MM NPA bear interest from 15% to 13.5% per annum, (B) clarify the calculation of the cash flow sweep, (C) extend the availability date for advances thereunder from January 31, 2025 to June 30, 2025, and (D) in connection with any further advances, provide for the issuance of bonus warrants in such number and on such terms as to be agreed upon between the parties before issuance and subject to prior approval of the TSX-V. In any event, the number of bonus warrants issued or issuable to Monetary Metals will not exceed, in the aggregate, the maximum of 3,000,000 allowable under the MM NPA. The MM NPA and the MM Note are secured by security interests over all our and Silver Valley’s assets, properties and undertakings, in form and scope similar to the security held by Sprott Streaming and the security held by Teck.

Amendments to Existing Security and Intercreditor Arrangements

Pursuant to existing security arrangements, we have granted security interests to the Original Intercreditor Parties over all of our and Silver Valley’s assets, properties and undertakings. On June 5, 2025, in connection with the existing security and intercreditor arrangements among the Original Intercreditor Parties and us, the parties amended and restated such arrangements to, among other things, (i) reflect the termination of the Metals Purchase Agreement and other applicable Capital Restructuring Transactions; (ii) defer certain royalty payments and restrict early principal prepayments on certain outstanding debt obligations of ours for so long as amounts are outstanding under the SP Facility, as described above; (iii) allow for the first priority security in favor of Teck over certain inventory and accounts receivable in connection with the SP Facility; and (iv) account for Teck under such arrangements.

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Sprott Investor Rights Agreement

On June 5, 2025, we entered into the Sprott IRA with Sprott Streaming pursuant to which, among other things, Sprott Streaming has the right to appoint one nominee (or an observer) to the Board, subject to certain customary exceptions.

In connection with the transactions described herein (including the Sprott Subscription), Sprott Streaming was issued an aggregate of 259,802,380 shares of our common stock, 5,000,000 Warrants and convertible debentures of which the principal amount is convertible into up to 38,320,000 shares of our common stock. As a result, Sprott Streaming now owns or exercises control over approximately 29.6% of the issued and outstanding shares of our common stock (or, assuming the exercise of all warrants and the conversion of the full principal amount of the convertible debentures now held by Sprott, approximately 39.1% on a partially diluted basis) and is considered a “Control Person” of us. We obtained the Stockholder Consent for, among other things, the restructuring transactions with Sprott Streaming and the Sprott Subscription, including the creation of Sprott Streaming as a Control Person of us, in satisfaction of the applicable shareholder approval requirements of the TSX-V.

Additional Debt Settlements

We and Silver Valley have agreed to settle outstanding receivables and other amounts owing (including, where applicable, accrued and unpaid interest thereon) in aggregate amounts of approximately US$80,000, US$3,072,254 and C$195,000 with certain creditors, contractors, and directors, respectively, of ours or Silver Valley through the issuance of equity securities at the Offering Price. On June 5, 2025, concurrently with the closing of the Equity Offerings, we entered into Debt Settlement Agreements (with such creditors, contractors, and directors in order to preserve its cash for the potential restart and ongoing development of the Bunker Hill Mine.

In connection with the Debt Settlements, we issued:

(d)	761,904 Units to MineWater, as further described herein;

(e)	257,379 shares of our common stock to the Participating Directors for the Director Services for the period beginning on March 1, 2025, and ending on April 30, 2025. Given that the amounts owed for the Director Services exceed the limits under the TSX-V policies in respect of debt settlements to non-arm’s length parties (being a maximum of C$5,000 per person and, in the aggregate, C$10,000 per issuer), we obtained shareholder approval under the Stockholder Consent for the issuance of shares of our common stock to the Participating Directors prior to issuance; and

(f)	30,302,181 Units to certain other arm’s length creditors or contractors of ours to settle certain other outstanding receivables and other amounts owing in the aggregate amount of approximately US$3,072,254.

Each Unit issued pursuant to the Debt Settlements consisted of one share of our common stock and one-half of Warrant, with each whole Warrant exercisable for one additional Warrant Share at an exercise price of C$0.25 per Warrant Share for a period of three years following the date of issuance. The Participating Directors, each being a Non-Arm’s Length Party (as such term is defined in the policies of the TSX-V), received shares of our common stock in lieu of Units. We satisfied the shareholder approval requirements of the TSX-V applicable to the issuance of shares of our common stock to the Participating Directors, as Non-Arm’s Length Parties, by way of the Stockholder Consent.

Equity Payment

On June 5, 2025, we, Silver Valley and C&E entered into the Equity Payment Agreement, pursuant to which we issued 4,761,905 Units to C&E at a deemed price equal to the Offering Price to satisfy US$500,000 of the purchase price payable under the Option Agreement. Each Unit issued pursuant to the Equity Payment Agreement consists of one share of our common stock and one-half of one Warrant, with each whole Warrant exercisable for one additional Warrant Share at an exercise price of C$0.25 per Warrant Share for a period of three years following the date of issuance, being June 5, 2028.

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Amended and Restated Articles of Incorporation

On June 5, 2025, in connection with the Transactions, we adopted the A&R Articles which, among other things, increased the total number of shares of capital stock that we are authorized to issue from 1,510,000,000 shares to 2,510,000,000 shares and make certain other non-substantive amendments. We obtained shareholder approval of the A&R Articles pursuant to the Stockholder Consent.

Critical Accounting Estimates

The preparation of the interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Estimates and judgments are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual outcomes can differ from these estimates. The key sources of estimation uncertainty that have a significant risk of causing material adjustment to the amounts recognized in the financial statements are:

Share-based Payments

Management determines costs for share-based payments using market-based valuation techniques. The fair value of the share awards and warrant liabilities are determined at the date of grant using generally accepted valuation techniques and for warrant liabilities at each balance sheets date thereafter. Assumptions are made and judgment is used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price and expected dividend yield. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates.

Convertible Loans, Promissory Notes, Stream Obligation and Warrants

Estimating the fair value of derivative warrant liability requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the issuance. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the warrants derivative liability, volatility and dividend yield, and making assumptions about them.

The fair value estimates of the convertible loans use inputs to the valuation model that include risk-free rates, equity value per share of common stock, USD-CAD exchange rates, expected equity volatility, discount for lack of marketability, credit spread.

The stream obligation inputs used to determine the future cash flows and effective interest for the amortized cost calculation include futures prices of minerals and expected mineral production over the life of the mine.

The fair value estimates of the Silver Loan use inputs to the valuation model that include risk-free rates, spot and futures prices of minerals, and expected volatility in minerals prices.

The fair value estimates may differ from actual fair values, and these differences may be significant and could have a material impact on our balance sheets and the consolidated statements of operations. Assets are reviewed for an indication of impairment at each reporting date. This determination requires significant judgment. Factors that could trigger an impairment review include, but are not limited to, significant negative industry or economic trends, interruptions in exploration activities or a significant drop in precious metal prices.

Accrued Liabilities

We have to make estimates to accrue for certain expenditures due to a delay in receipt of third-party vendor invoices. These accruals are made based on trends, history, and knowledge of activities. Actual results may be different.

We make monthly estimates of our water treatment costs, with a true-up to the annual invoice received from the IDEQ. Using the actual costs in the annual invoice, we will then reassess our estimate for future periods. Given the nature, complexity and variability of the various actual cost items included in the invoice, we have used the most recent invoice as our estimate of the water treatment costs for future periods.

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Incremental Borrowing Rate

We estimate the incremental borrowing rate to determine the present value of future lease payments. Actual results may be different from estimates.

Borrowing Cost Capitalization rate

We make estimates to determine the percentage of borrowing costs that are capitalized into property plant and equipment. Actual results may be different.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth our directors, executive officers, their ages, and all offices and positions held as of December 31, 2024. Directors are elected for a period of one year and thereafter serve until their successor is duly elected by the stockholders and qualified. Officers and other employees serve at the will of our Board.

Name	Position Held with Us	Age	Date First Elected or Appointed
Sam Ash	President, CEO and Director	46	April 14, 2020
Richard Williams	Executive Chairman and Director	58	March 27, 2020
Gerbrand van Heerden	CFO and Corporate Secretary	48	November 1, 2023
Mark Cruise	Director	54	June 30, 2022
Cassandra Joseph	Former Director	53	November 2, 2020
Kelli Kast	Director	58	October 1, 2024
Dickson Hall	Director	72	January 5, 2018
Pamela Saxton	Director	72	October 30, 2020
Paul Smith*	Director	54	July 5, 2023

*On June 5, 2025, Paul Smith resigned as a member of the Board effective immediately. Mr. Smith did not advise the Company that his resignation resulted from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Smith was the Chair of the Growth Committee of the Board.

Biographical Information

Sam Ash was a Partner at Barrick Gold Corp. (“Barrick”) from 2015 to 2018 and held various roles over a nine-year tenure between 2009 and 2018. His role at Barrick included three years as General Manager of the Lumwana Copper Mine in Zambia (2016–2018), Technical Support Manager to Barrick’s Copper Business Unit (2014–2016), General Support Manager on the Cortez Mine in Nevada (2012–2014) and Chief Engineer leading the roll-out of new Underground Mining standards in the USA and Tanzania (2011–2012). Prior to his time at Barrick, Mr. Ash served as Manager of New Operations for Veris Gold Corp. (formerly, Yukon-Nevada Gold Corp.), primarily on the Jerritt Canyon Mine in Nevada, and also as an Underground Mine Supervisor with Drummond Company, Inc. He achieved a Masters’ Degree in Leadership and Strategy at the London Business School and has a BS in Mining Engineering from the University of Missouri Rolla.

Richard Williams is an experienced mining executive and organizational leader with an established track-record of transformational leadership within the mining industry and other demanding environments. He is currently an advisor to companies facing complex operational, political or ESG challenges. Formerly the Chief Operating Officer of Barrick (2015–2018) and the company’s Executive Envoy to Tanzania (2017–2018), he has also served as Chief Executive Officer of the Afghan Gold and Minerals Company (2010-2014), non-executive director of Trevali Mining Corporation (2019–2022) and as a non-executive director of Gem Diamonds Limited (2007–2015). Prior to his commercial mining experience, Mr. Williams served as the Commanding Officer of the British Army’s Special Forces Regiment, the SAS. He holds an MBA from Cranfield University, a BSc in Economics from University College London and an MA in Security Studies from Kings College London.

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Gerbrand van Heerden is an experienced financial executive with over 20 years of mining industry experience. From May 2020 to October 2023, Mr. van Heerden served as the Chief Financial Officer of BMC Minerals Limited. From November 2017 to May 2020, he served in various roles at Trevali Mining Corporation, including as Chief Financial Officer and Senior Vice President of Business Development/Finance. From March 2013 to October 2017, Mr. van Heerden served as the Chief Financial Officer of Rosh Pinah Zinc Corporation (Proprietary) Limited, a subsidiary of Glencore Plc. From October 2005 to March 2013, he served in various roles at Metorex Limited, including as General Manager of Metorex Commercial Services, a finance executive, and as Group Financial Controller. Mr. van Heerden started his professional career as a Tax and Assurance Manager with Deloitte. He is a CPA registered with the Chartered Professional Accountants of British Columbia and a CA(SA) registered in South Africa and holds a Bachelor of Commerce (Honors) Degree in Accounting from the University of Johannesburg.

Mark Cruise is a professional geologist with over 27 years of international exploration, development, and mining experience. A former polymetallic commodity specialist with Anglo American plc, Dr. Cruise founded and was Chief Executive Officer of Trevali Mining Corporation. Under his leadership, from 2007 to 2019, the company grew from an initial discovery into a global zinc-lead-silver producer with operations in the Americas and Africa. Dr. Cruise currently serves as a non-executive director of Velocity Minerals Ltd. (since 2017), NiCAN Ltd (since 2022), Interra Copper Corp (since 2023) and Volta Metals Ltd. (since 2023). He previously served as COO, CEO, and director of New Pacific Metals Corp. (2020–2022), a non-executive director of Abzu Resources (2010–2011), Prism Resources Inc. (2016–2019), Ethos Gold Corporation (2010–2015), and Tincorp Metals Inc. (formerly Whitehorse Gold Corp.) (2020–2022).

Kelli Kast has nearly 30 years of in-house legal experience, including twenty years as a top legal officer in the mineral resource industry. Ms. Kast currently serves as the Vice President, General Counsel and Chief Administrative Officer of Rare Element Resources, Ltd. (“RER”) (since July 2024). Prior thereto, she served in various capacities for RER including as a consultant (June 2015 through June 2024), interim President and CEO (March 2024 through May 2024), Director (August 2022 through August 2024) and as the Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary (July 2012 through May 2015). Prior to her tenure with RER, she served as Coeur d’Alene Mines Corporation’s Sr. Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary from May 2009 to April 2012, and as the Vice President, General Counsel and Corporate Secretary from May 2005 to April 2009. From 2004 to 2005, Ms. Kast served as Corporate Counsel for HealtheTech Inc. From 1997 to 2003, she served as the Assistant General Counsel and Corporate Secretary for Global Water Technologies Inc. and Psychrometric Systems, Inc. Ms. Kast earned her Juris Doctor from the University of South Dakota School of Law and her Bachelor’s degree from the University of Idaho.

Dickson Hall is a proven financial executive in the international resource sector. Since August 2016, he has been a partner in Valuestone Advisors Limited, manager of Valuestone Global Resources Fund 1, a mining fund associated with Jiangxi Copper Corporation and China Construction Bank International. Mr. Hall has more than 40 years’ experience in the resource field, much of which was in Asia. From 2005 to 2016, he directed corporate development efforts in Asia for Hunter Dickinson Inc. (HDI), raising capital, establishing strategic partnerships and broadening the Asian shareholder base for HDI public companies. From 2007 to 2011, he was Senior Vice President of Continental Minerals Corporation, which developed the Xietongmen copper-gold project in Tibet, China before selling to China’s Jinchuan Group in 2011 for $446 million. Since 2014 Mr. Hall has been a director and Investment Committee member of Can-China Global Resources Fund, an energy and mining fund backed by the Export-Import Bank of China. Mr. Hall currently serves as a non-executive director of New Pacific Metals Corp. (since 2022) and Arcland Resources Inc (since 2023, and he previously served as a non-executive director of Nova Canada Enterprises (2001–2004), Stepstone Enterprises Ltd. (2001–2004), Kona Bay Technologies Inc. (2004–2020), CY Oriental Holdings Ltd. (2007–2011), Baikal Forest Corp. (2011–2012), Hylands International Holdings Inc. (2013–2016), Nanotech Security Corp. (2015–2019), and Bexar Ventures Inc. (2018–2020). Mr. Hall is a graduate of the University of British Columbia (BA, MA) and has diplomas from Beijing University and Beijing Language Institute.

Pam Saxton is an experienced mining company executive and independent director. She currently serves as a director of Rare Element Resources, Ltd. (since August 2024). She has served on the board of Timberline Resources Corporation and as Audit Committee Chair from May 2021 to August 2024 and was a Board Member and Audit Committee Chair at Pershing Gold Corporation from 2017 to 2019. She also has served on the board of Aquila Resources Inc. from 2019 to 2021 and served on a North American Advisory Board for Damstra Technology – Damstra Holdings Limited from 2021 to 2022. As an executive, she served as Executive Vice President and CFO for Thompson Creek Metals Company (2008–2016) and as CFO for NewWest Gold Corporation (2006-2007). Having started her professional life working as an auditor for Arthur Andersen in Denver, Colorado, her career has included senior finance appointments in the American natural resources industry, including serving as VP Finance for Franco-Nevada Corporation’s U.S. Operations. Ms. Saxton is qualified to serve on the Board by virtue of her expertise in finance, accounting and auditing matters.

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Family Relationships

There are no family relationships between any of our current directors or officers.

Involvement in Certain Legal Proceedings

We are not aware of any other legal proceedings in which any of our directors, officers or affiliates, any owner of record or beneficially of more than 5% of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Directorships

None of our executive officers or directors is a director of any company with a class of equity securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Code of Ethics

Our Board has adopted a code of ethics that will apply to our principal executive officer, principal financial officer and principal accounting officer or controller and to persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure, compliance with applicable laws, rules and regulations, prompt internal reporting of violations of the code and accountability for adherence to the code. We will provide a copy of our code of ethics, without charge, to any person upon receipt of written request for such, delivered to our corporate headquarters. All such requests should be sent care of Bunker Hill Mining Corp., Attn: Corporate Secretary, 300-1055 West Hasting, Vancouver, British Columbia, Canada, V6E 2E9.

Insider Trading Arrangements and Policies

We have adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, or us, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the years indicated, all compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our principal executive officer, chief financial officer and all other executive officers. The information contained below represents compensation paid, distributed, or accrued to our officers for their work related to us.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (2)(#)	Non-qualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)

Richard Williams	2024	285,000	-	208,328	-	-	-	-	493,328
Executive Chairman	2023	240,000	-	433,765	-	127,152	-	-	800,917

Sam Ash	2024	311,250	-	234,369	-	-	-	-	545,619
Chief Executive Officer	2023	270,000	-	477,376	-	143,046	-	-	890,422

Gerbrand van Heerden(3)	2024	312,000	-	91,072	-	-	-	-	403,072
Chief Financial Officer	2023	52,000	80,000	-	-	-	-	-	132,000

David Wiens(4)	2024	-	-	-	-	-	-	-	-
Former Chief Financial Officer	2023	199,998	46,675	185,673	-	-	-	3,600	435,946

(1)	The amounts reported in the above table reflect the aggregate grant date fair value of RSU awards, calculated in accordance with FASB ASC Topic 718. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements, as set forth in Note 10 to this Annual Report on Form 10-K. All 2023 and 2024 C$ amounts have been converted to $ using the C$/US$ exchange rate as of the applicable grant date.
(2)	The short-term incentive plan amounts earned with respect to 2024 have not been finalized as of the date of this report and will be disclosed in our proxy statement.
(3)	Gerbrand van Heerden became our CFO on November 1, 2023.
(4)	David Wiens resigned as our CFO on October 31, 2023.

Outstanding Stock Options Awards at Fiscal Year End

The following table provides a summary of equity awards outstanding as of December 31, 2024, for each of the named executive officers.

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Outstanding Equity Awards at 2024 Fiscal Year-End

	Option Awards(1)			Stock Awards(1)
Name of NEO and Position	Number of shares of common stock underlying unexercised Options (#) exercisable	Number of shares of common stock underlying unexercised Options (#) unexercisable	Option exercise price (C$)	Option expiration date	Number of shares or units of shares that have not vested (#)		Market or payout value of share awards that have not vested ($)(6)
Richard Williams, Executive Chairman	-	-	-	-	370,252	(2)	39,884
	-	-	-	-	1,059,200	(3)	114,098
	-	-	-	-	2,556,566	(4)	275,396
	3,957,659	-	0.55	4/20/2025	-
Sam Ash, CEO	-	-	-	-	416,533	(2)	44,869
	-	-	-	-	1,191,600	(3)	128,361
	-	-	-	-	2,876,137	(4)	309,821
Gerbrand van Heerden, CFO	-	-	-	-	672,450	(5)	72,437
	-	-	-	-	504,034	(4)	54,295
David Wiens, Former CFO	-	-	-	-	-		-

(1)	All C$ amounts have been converted to $ using the C$/US$ exchange rate as of December 31, 2024.

(2)	These RSUs vested on March 31, 2025.

(3)	Half of these RSUs vested on March 31, 2025, and the other half vests on March 31, 2026.

(4)	One-third of these RSUs vested on March 13, 2025, and the balance will vest in equal increments on March 13, 2026, and March 13, 2027.

(5)	These RSUs vested on January 26, 2025.

(6)	Value is equal to the number of outstanding awards multiplied by C$0.155, the closing price on the TSXV for the shares of common stock on December 31, 2024.

Long-Term Incentive and Compensation Plans

As part of our overall compensation, we provide for time-based RSUs, Deferred Share Units (“DSUs”) and stock options (“Options,” and collectively with RSUs and DSUs, “Awards”) that may be granted to our, and our affiliates’, employees, officers and eligible consultants and directors. Recipients of Awards are defined as “Participants”.

The aim of our compensation program is to attract and retain highly qualified executives and to link compensation to performance and stockholder value. The compensation therefore must be sufficiently competitive to achieve this objective. The Board considers a number of factors in order to determine compensation, including our contractual obligations, the individual’s performance and other qualitative aspects of the individual’s performance and achievements, the amount of time and effort the individual will devote to us and our financial resources.

Our compensation program is comprised of:

(a)	A base salary or management fee arrangement and benefits. The base salaries or management fee arrangements and benefits paid to the key executives are not based on any specific formula and are set so as to be competitive with other companies of similar size and state of development in the mineral industry. This component of our compensation program also includes sign-on incentives, which may be issued in the form of cash, RSUs, DSUs or Options.
(b)	A short-term incentive program in the form of bonuses. Cash bonuses are paid to key executives based on individual, team, and performance and the executive’s position in us. Any bonus awards are at the sole discretion of the Board.
(c)	Long-term incentives consist of DSUs, RSUs, and Options which provide the Board with additional long-term incentive mechanisms to align the interests of our directors, officers, employees, or consultants with stockholder interests. These incentives also provide for, among other things, an accelerated vesting of awards in the event of a change in control, thereby aligning our practices with current corporate governance best practices regarding a change in control.

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The Board believes that equity-based compensation plans are the most effective way to align the interests of management with those of stockholders. Long-term incentives must also be competitive and align with our compensation philosophy.

We do not have a pension plan that provides for payments or benefits to our executive officers.

Change of Control Agreements

We have provided change of control benefits to NEO’s to encourage them to continue their employment in the event of a purchase, sale, reorganization, or other significant change in the business.

If the employment agreement of the senior officer is terminated by us without just cause, or resigns for good reason pursuant to the terms of the employment agreement, in each case at any time within 12 months of a change of control, we are required to make a lump sum severance payment equal to 24 months of base salary. In addition, at such time all Awards shall be deemed to have vested, and all restrictions and conditions applicable to such Awards shall be deemed to have lapsed and the Awards shall be issued and delivered.

Employment Agreements

We have employment agreements with our Executive Chairman, CEO, CFO, Vice President Business Development and Vice President Investor Relations, which provide for compensation and certain other benefits and for severance payments under certain circumstances. These agreements also contain clauses that become effective upon a change of control of us, as described above. We may be obligated to pay certain amounts to such employees upon the occurrence of any of the defined events in the various employment agreements.

Policies and Practices for Granting Certain Equity Awards

While we do not have a formal written policy in place with regard to the timing of awards of Options in relation to the disclosure of material non-public information, the Board does not seek to time equity grants to take advantage of information, either positive or negative, about us that has not been publicly disclosed. It has been our practice to grant equity awards to our officers and directors upon their appointment. We intend to issue equity grants to our officers and/or directors at the same time each year, typically in connection with our first meeting of the Board each fiscal year. Option grants are effective on the date the award determination is made by the Board, and the exercise price of Options is the closing market price of our common stock on the immediately preceding business day of the grant.

During the fiscal year ended December 31, 2024, we did not award any Options to an NEO in the period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material non-public information, and ending one business day after the filing or furnishing of such report.

Director Compensation

The general policy of the Board is that compensation for independent directors should be a fair mix between cash and equity-based compensation. Additionally, we reimburse directors for reasonable expenses incurred during the course of their performance. There are no long-term incentive or medical reimbursement plans. We do not pay directors, who are part of management, for Board service in addition to their regular employee compensation. The Board determines the amount of director compensation and has appointed the compensation committee of the Board to make recommendations regarding director compensation.

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The following table provides information regarding compensation paid to our directors (other than a director who was a NEO) during the year ended December 31, 2024.

Director	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total ($)
Dickson Hall	43,448	43,922	87,370
Mark Cruise	34,185	43,922	78,107
Kelli Kast	9,875	39,985	49,860
Paul Smith	43,009	43,922	86,931
Pam Saxton	41,299	43,922	85,221
Cassandra Joseph	21,178	57,099	78,277

(1)	Represents DSUs granted to our non-employee directors. The amounts reported in this table reflect the grant date fair value of the DSUs computed in accordance with FASB ASC Topic 718 based on the share price on the applicable date of grant. For Messrs. Hall, Cruise, Smith and Mses. Saxton and Joseph, the DSUs were calculated using a share price of C$0.125 and for Ms. Kast, the DSUs were calculated using a share price of C$0.16. For Messrs. Hall, Cruise, Smith and Mses. Saxton and Joseph, the DSUs reported in this table vested on April 1, 2024, and for Ms. Kast, the DSUs reported in this table vest on October 1, 2025.
(2)	At December 31, 2024, the aggregate number of DSUs outstanding for each non-employee director were as follows: Mr. Hall – 851,134; Mr. Cruise – 1,061,134; Ms. Kast – 337,475; Mr. Smith – 722,414; Ms. Saxton – 908,699; Mr. Williams – 5,000,000 and Ms. Joseph – 0.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the number of shares of our common stock owned beneficially by each of our directors and NEOs as of June 25, 2025 (unless another date is specified by footnote below), and by all of our current directors and NEOs as a group:

	Amount and Nature of Beneficial Ownership *
Name of Individual or Group (a)	Shares		Percent of Class (b)
Richard Williams, Executive Chairman	7,079,533	(c)	**
Sam Ash, CEO and Director	6,020,258	(d)	**
Gerbrand Van Heerden, CFO	938,746	(e)	**
Dickson Hall, Director	1,318,000	(f)	**
Pamela Saxton, Director	362,968	(g)	**
Mark Cruise, Director	405,873	(h)	**
Kelli Kast, Director	62,698	(i)	**
Current Directors and Executive Officers as a Group (a total of 7 persons)	16,188,076		1.8%

*	Unless otherwise indicated, each person listed has the sole power to vote and dispose of the shares listed. Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership includes shares as to which the individual or entity has or shares voting power or investment power, and any shares that the individual or entity has the right to acquire within 60 days of June 25, 2025, including through the exercise of any option, warrant, or right. For each individual or entity that holds options, warrants or rights to acquire shares, the shares of our common stock underlying those securities are treated as owned by that holder and as outstanding shares when that holder’s percentage ownership of our shares of our common stock are calculated. Those shares of our common stock not treated as outstanding when the percentage ownership of any other holder is calculated.

**	The percent of class owned is less than 1%.

(a)	Except as otherwise indicated below, the address and telephone number of each of these persons is c/o Bunker Hill Mining Corp., 300-1055 West Hastings Street, Vancouver, British Columbia V6E 2E9, Canada and (604-417-7952), respectively.

(b)	Based on a total of 911,615,863 shares of our common stock outstanding as of June 25, 2025.

(c)	Includes (i) 4,930,106 shares of our common stock, (ii) 397,387 shares subject to warrants exercisable within 60 days of June 25, 2025, and (iv) 1,752,040 shares subject to RSUs convertible within 60 days of June 25, 2025.

(d)	Includes (i) 3,763,210 shares of common stock, (ii) 286,003 shares subject to warrants exercisable within 60 days of June 25, 2025, and (iii) 1,971,045 shares subject to RSUs convertible within 60 days of June 25, 2025.

(e)	Includes (i) 770,735 shares of our common stock and (ii) 168,011 shares subject to RSUs convertible within 60 days of June 25, 2025.

(f)	Includes (i) 568,000 shares of our common stock and (ii) 368,000 shares subject to warrants exercisable within 60 days of June 25, 2025.

(g)	Includes 362,968 shares of our common stock.

(h)	Includes (i) 230,873 shares of our common stock and (ii) 175,000 shares subject to warrants exercisable within 60 days of June 25, 2025.
(i)	Includes 62,698 shares of our common stock.

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Holders of More Than 5% of Our Common Stock

The following table sets forth information (as of the date indicated) as to all persons or groups known to us to be beneficial owners of more than 5% of issued and outstanding shares of our common stock as of June 25, 2025, unless otherwise indicated below.

Name and Address of Beneficial Holder	Shares Beneficially Owned		Percent of Class (a)
Sprott Asset Management LP, Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, P.O. Box 26, Toronto, Ontario M5J 2J1, Canada	504,465,684	(b)	44.1%
Sprott Asset Management USA, Inc., 320 Post Road, Suite 230, Darien, Connecticut 06820
Resource Capital Investment Corp., 1910 Palomar Point Way, Suite 200, Carlsbad, California 92008
Teck Resources Limited, 550 Burrard street, Suite 3300, Vancouver, BC V6C 0B3, Canada	319,678,094	(c)	31.6%

(a)	Based on a total of 911,615,863 shares of our common stock outstanding as of June 25, 2025.
(b)	Includes (i) 270,891,255 shares of our common stock, (ii) 5,003,000 shares subject to warrants exercisable within 60 days of June 25, 2025, and (iii) 228,571,429 shares subject to convertible debentures convertible within 60 days of June 25, 2025.
(c)	Includes (i) 219,079,378 shares of our common stock, and (ii) 100,598,716 shares subject to warrants exercisable within 60 days of June 25, 2025.

Equity Compensation Plan

The following table provides information as of December 31, 2024, with respect to shares of our common stock that may be issued pursuant to Options granted under the Option Plan and the vesting of RSUs granted under the RSU Plan.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding Options and RSUs (a)	Weighted-average exercise price of outstanding Options (b) (C$)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Option Plan	6,445,152	0.52	28,524,710
RSU Plan	14,026,493	N/A	7,516,576
Total	20,471,645		36,041,286

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

There were no material transactions, or series of similar transactions, during our last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of the small business issuer’s total assets at year-end for the last three completed fiscal years and in which any director, executive officer or any security holder who is known to us to own of record or beneficially more than five percent of any class of our common stock, or any member of the immediate family of any of the foregoing persons, had an interest.

Director Independence

Our common stock is currently traded on the TSX-V and the OTCQB and as such, is not subject to the rules of any national securities exchange that requires that a majority of a listed company’s directors and specified committees of its board of directors meet independence standards prescribed by such rules. For the purpose of preparing the disclosures in this document with respect to director independence, we have used the definition of “independent director” within the meaning of National Instrument 52-110 – Audit Committees adopted by the Canadian Securities Administration and as set forth in the Marketplace Rules of the NASDAQ, which defines an “independent director” generally as being a person, other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Pam Saxton, Kelli Kast, Mark Cruise, and Dickson Hall have been determined to be “independent” directors of the Company. Mr. Williams is not independent due to his position with us as the Executive Chairman and Mr. Ash is not independent due to his position as Chief Executive Officer.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 2,500,000,000 shares of our common stock with a par value of $0.000001 per share and 10,000,000 preferred shares with a par value of $0.000001 per preferred share. As of June 25, 2025, there were 911,615,863 shares of our common stock outstanding.

The following description of our common stock and provisions of our A&R Articles and by-laws is only a summary. Investors are directed to a complete description of the terms and provisions of our A&R Articles and by-laws, which are exhibits to the registration statement which contains this prospectus. We encourage you to review complete copies of our A&R Articles and by-laws.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholder.

Dividend Rights

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available for dividends.

Liquidation Rights

Upon the liquidation, dissolution, or winding up of our company, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities.

Conversion and Redemption

Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

The A&R Articles authorize the Board to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of the A&R Articles, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock.

The Board is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on shares of our common stock, diluting the voting power of shares of our common stock or subordinating the rights of holders of our common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

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Change of Control

Nevada’s “Acquisition of Controlling Interest Statute” applies to Nevada corporations that have at least 200 stockholders, with at least 100 stockholders of record being Nevada residents and that do business directly or indirectly in Nevada. Where applicable, the statute prohibits an acquiror from voting shares of a target company’s stock after exceeding certain threshold ownership percentages, until the acquiror provides certain information to the company and a majority of the disinterested stockholders vote to restore the voting rights of the acquiror’s shares at a meeting called at the request and expense of the acquiror. If the voting rights of such shares are restored, stockholders voting against such restoration may demand payment for the “fair value” of their shares. The Nevada statute also restricts a “business combination” with “interested stockholders,” unless certain conditions are met, with respect to corporations which have at least 200 stockholders of record. A “combination” includes:

(i)	any merger with an “interested stockholder,” or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;
(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, to an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets; an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or representing 10% or more of the earning power or net income of the corporation;
(iii)	any issuance or transfer of shares of the corporation or its subsidiaries, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to the “interested stockholder”
(iv)	the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the “interested stockholder”;
(v)	certain transactions which would result in increasing the proportionate percentage of shares of the corporation owned by the “interested stockholder”; or
(vi)	the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an “interested stockholder.”

An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation’s voting stock. A corporation to which this statute applies may not engage in a “combination” within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder’s acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all applicable statutory requirements are met.

Approval of mergers, conversion, amendments to the articles of incorporation, and sales, leases or exchanges of all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of stockholders of the corporation surviving a merger is necessary if:

(i)	the merger does not amend the articles of incorporation of the corporation;
(ii)	each outstanding share immediately prior to the merger is to be an identical share after the merger;
(iii)	The number of voting shares outstanding immediately after the merger, plus the number of voting issued as a result of the merger, either by the conversion of shares securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and
(iv)	the number of participating shares (i.e. shares that entitle their holders to participate without limitation in distribution) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

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PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

Effective September 2, 2014, we appointed MNP LLP, Chartered Professional Accountants, as our independent audit firm.

MNP LLP, Chartered Professional Accountants, 50 Burnhamthorpe Road West, Mississauga, ON L5B 3C2, served as our independent registered public accounting firm for the years ended December 31, 2024, and 2023, and is expected to serve in that capacity for the ensuing year 2025. Principal accounting fees for professional services rendered us by MNP LLP for the years ended December 31, 2024, and 2023 are summarized in the following table:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Audit	$116,756	$119,599
Audit related	110,983	93,663
Tax	-	2,603
All other	8,145	50,043
Total	$235,884	$265,908

Audit Related Fees

The aggregate fees billed by MNP LLP for assurance and related services were related to its review of our quarterly financial statements.

Tax Fees

The aggregate fees billed by MNP LLP for tax compliance, advice and planning.

All Other Fees

The aggregate fees billed by MNP LLP for all other professional services, including services associated with financing activities.

Audit Committee’s Pre-approval Policies and Procedures

At our regularly scheduled and special meetings, the Board, or the Board-appointed audit committee, considers and pre-approves any audit and non-audit services to be performed by our independent registered public accounting firm. The audit committee has the authority to grant pre-approvals of non-audit services.

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SELLING SHAREHOLDERS AND CERTAIN BENEFICIAL OWNERS

This prospectus covers the offering of up to 698,052,071 shares of our common stock by selling shareholders. This includes shares of our common stock acquirable upon exercise of our outstanding Warrants.

Selling shareholders are persons or entities that, directly or indirectly, have acquired shares, or will acquire shares from us from time to time upon exercise of certain Warrants. This prospectus and any prospectus supplement will only permit the selling shareholders to sell shares of our common stock identified in the column “Number of Shares Offered Hereby”.

The selling shareholders may from time to time offer and sell shares of our common stock pursuant to this prospectus and any applicable prospectus supplement. The selling shareholders may offer all or some portion of shares of our common stock they hold or acquire, but only shares that are currently outstanding or are acquired upon the exercise of certain Warrants that are currently outstanding, and in either case included in the “Number of Shares Offered Hereby” column, may be sold pursuant to this prospectus or any applicable prospectus supplement.

The shares of our common stock issued to the selling shareholders are “restricted” securities under applicable federal and state securities laws and are being registered to give the selling shareholders the opportunity to sell their shares of our common stock. The registration of such shares does not necessarily mean, however, that any of these shares of our common stock will be offered or sold by the selling shareholders. The selling shareholders may from time to time offer and sell all or a portion of their shares of our common stock on the TSX Venture Exchange, in the over-the-counter market (to the extent that there is a market), in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered shares of our common stock may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution”.

Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares of our common stock to be made directly or through agents. To the extent that any of the selling shareholders are our affiliates or are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders that are affiliates of or have material relationships with us are also identified below.

The following table sets forth the name of persons who are offering the resale of shares of our common stock by this prospectus, the number of such shares beneficially owned by each person, the number of shares that may be sold in this offering and the number of such shares each person will own after the offering, assuming they sell all of the shares offered. The information appearing in the table below is based on information provided by or on behalf of the named selling shareholders and is given as of June 25, 2025. We will not receive any proceeds from the resale of shares of our common stock by the selling shareholders.

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	Selling	Common Stock Beneficially Owned Prior to Offering (Undiluted Basis)		Common Stock Purchase Warrants Owned Prior to Offering	Common Stock Beneficially Owned Prior to Offering (Partially diluted Basis)		Shares of Common Stock Offered			Common Stock Beneficially Owned After Offering
#	Shareholders	Number	%	Number	Number	%	Warrants	Shares	Number	Number	%
1	1514380 Ontario Inc.	1,523,809	0.17%	-	1,523,809	0.17%	-	1,523,809	1,523,809	-	0.00%
2	2308 Shangri-La Holdings Ltd.	1,000,000	0.11%	500,000	1,500,000	0.16%	500,000	1,000,000	1,500,000	-	0.00%
3	599189 British Columbia Ltd.	500,000	0.05%	250,000	750,000	0.08%	250,000	500,000	750,000	-	0.00%
4	Andrew Barrett	1,000,000	0.11%	250,000	1,250,000	0.14%	250,000	1,000,000	1,250,000	-	0.00%
5	Andrew John Stanislaw Jarmolkiewicz	666,668	0.07%	166,667	833,335	0.09%	166,667	666,668	833,335	-	0.00%
6	Andrew Sage	2,666,666	0.29%	666,666	3,333,332	0.36%	666,666	2,666,666	3,333,332	-	0.00%
7	Anthony Harnett	1,000,000	0.11%	500,000	1,500,000	0.16%	500,000	1,000,000	1,500,000	-	0.00%
8	Barbara Hoffman	600,000	0.07%	150,000	750,000	0.08%	150,000	600,000	750,000	-	0.00%
9	Barr Engineering Co.	740,569	0.08%	-	740,569	0.08%	-	740,569	740,569	-	0.00%
10	Blue Dog Capital, LLC	866,668	0.10%	216,667	1,083,335	0.12%	216,667	866,668	1,083,335	-	0.00%
11	Bradley Barnett	476,190	0.05%	-	476,190	0.05%	-	476,190	476,190	-	0.00%
12	Bret Dirks	500,000	0.05%	125,000	625,000	0.07%	125,000	500,000	625,000	-	0.00%
13	Bruce Jorgenson	2,000,000	0.22%	1,000,000	3,000,000	0.33%	1,000,000	2,000,000	3,000,000	-	0.00%
14	C&E Tree Farm, LLC.	4,761,905	0.52%	-	4,761,905	0.52%	-	4,761,905	4,761,905	-	0.00%
15	Cassandra Joseph Family Trust	750,000	0.08%	-
16	Chad E. Oakland	500,000	0.05%	125,000	625,000	0.07%	125,000	500,000	625,000	-	0.00%
17	Challenge Holdings Ltd.	1,428,571	0.16%	-	1,428,571	0.16%	-	1,428,571	1,428,571	-	0.00%
18	CMQ Engineering LLC	4,865,139	0.53%	-	4,865,139	0.53%	-	4,865,139	4,865,139	-	0.00%
19	Collingwood Capital Partners AG	69,841	0.01%	-	69,841	0.01%	-	69,841	69,841	-	0.00%
20	Cruise Geoservices Ltd.	55,872	0.01%	-	55,872	0.01%	-	55,872	55,872	-	0.00%
21	David L Rucker	1,000,000	0.11%	250,000	1,250,000	0.14%	250,000	1,000,000	1,250,000	-	0.00%
22	David Wiens	400,000	0.04%	200,000	600,000	0.07%	200,000	400,000	600,000	-	0.00%
23	Devon Hoffman	500,000	0.05%	125,000	625,000	0.07%	125,000	500,000	625,000	-	0.00%
24	Douglas Hamilton	2,800,000	0.31%	1,400,000	4,200,000	0.46%	1,400,000	2,800,000	4,200,000	-	0.00%
25	Frank Collier	475,631	0.05%	-	475,631	0.05%	-	475,631	475,631	-	0.00%
26	Greg Gervais	1,000,000	0.11%	250,000	1,250,000	0.14%	250,000	1,000,000	1,250,000	-	0.00%
27	Gundyco	167,000	0.02%	83,500	250,500	0.03%	83,500	167,000	250,500	-	0.00%
28	Gundyco TR Ninepoint Alternative	412,662	0.05%	-	412,662	0.05%	-	412,662	412,662	-	0.00%
29	Gundyco TR Ninepoint Credit	412,662	0.05%	-	412,662	0.05%	-	412,662	412,662	-	0.00%
30	Gypsy Life LLC	19,047,619	2.09%	-	19,047,619	2.05%	-	19,047,619	19,047,619	-	0.00%
31	ITF Alphaninja partners (securities) inc	5,000,000	0.55%	2,500,000	7,500,000	0.82%	2,500,000	5,000,000	7,500,000	-	0.00%
32	J & A Mac Holdings Inc	333,333	0.04%	166,666	499,999	0.05%	166,666	333,333	499,999	-	0.00%
33	James DeWulf	700,000	0.08%	175,000	875,000	0.10%	175,000	700,000	875,000	-	0.00%
34	Jeff Fuller	2,000,000	0.22%	1,000,000	3,000,000	0.33%	1,000,000	2,000,000	3,000,000	-	0.00%
35	Jeff Meredith	456,978	0.05%	-	456,978	0.05%	-	456,978	456,978	-	0.00%
36	Jim Hoffman	600,000	0.07%	150,000	750,000	0.08%	150,000	600,000	750,000	-	0.00%
37	John McMahon	2,000,000	0.22%	500,000	2,500,000	0.27%	500,000	2,000,000	2,500,000	-	0.00%
38	Justin T Jacobsen	500,000	0.05%	125,000	625,000	0.07%	125,000	500,000	625,000	-	0.00%
39	Keith Gednalske	600,000	0.07%	150,000	750,000	0.08%	150,000	600,000	750,000	-	0.00%
40	Kelli Kast	62,698	0.01%	-	62,698	0.01%	-	62,698	62,698	-	0.00%
41	Layne McNee	1,904,762	0.21%	-	1,904,762	0.21%	-	1,904,762	1,904,762	-	0.00%
42	Lukas O’Dowd	1,000,000	0.11%	250,000	1,250,000	0.14%	250,000	1,000,000	1,250,000	-	0.00%

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	Selling	Common Stock Beneficially Owned Prior to Offering (Undiluted Basis)		Common Stock Purchase Warrants Owned Prior to Offering	Common Stock Beneficially Owned Prior to Offering (Partially diluted Basis)		Shares of Common Stock Offered			Common Stock Beneficially Owned After Offering
#	Shareholders	Number	%	Number	Number	%	Warrants	Shares	Number	Number	%
43	March RE Partners, LLC	500,000	0.05%	125,000	625,000	0.07%	125,000	500,000	625,000	-	0.00%
44	Mcleod Farms LTD	200,000	0.02%	100,000	300,000	0.03%	100,000	200,000	300,000	-	0.00%
45	MineWater	1,674,835	0.18%	-	1,674,835	0.18%	-	1,674,835	1,674,835	-	0.00%
46	MineWater LLC	761,904	0.08%	-	761,904	0.08%	-	761,904	761,904	-	0.00%
47	Murphey -West Investment LLC	952,381	0.10%	476,190	1,428,571	0.16%	476,190	952,381	1,428,571	-	0.00%
48	Nesbitt Burns	2,300,000	0.25%	1,150,000	3,450,000	0.38%	1,150,000	2,300,000	3,450,000	-	0.00%
49	Nordwand Foundation	5,533,333	0.61%	2,766,666	8,299,999	0.90%	2,766,666	5,533,333	8,299,999	-	0.00%
50	Pam Saxton	68,968	0.01%	-	68,968	0.01%	-	68,968	68,968	-	0.00%
51	Pamela Saxton	21,000	0.00%	-	21,000	0.00%	-	21,000	21,000	-	0.00%
52	Peer Schleyerbach	150,000	0.02%	75,000	225,000	0.02%	75,000	150,000	225,000	-	0.00%
53	Peter Mccallum	300,000	0.03%	150,000	450,000	0.05%	150,000	300,000	450,000	-	0.00%
54	Qwid Consulting Inc	166,000	0.02%	83,000	249,000	0.03%	83,000	166,000	249,000	-	0.00%
55	Rhodes Crane & Rigging, Inc.	476,190	0.05%	-	476,190	0.05%	-	476,190	476,190	-	0.00%
56	Richard Williams	476,190	0.05%	238,095	714,285	0.08%	238,095	476,190	714,285	-	0.00%
57	Robert J Worrell	1,000,000	0.11%	250,000	1,250,000	0.14%	250,000	1,000,000	1,250,000	-	0.00%
58	Roger A. Van Voorhees	500,000	0.05%	125,000	625,000	0.07%	125,000	500,000	625,000	-	0.00%
59	Roger Morris	1,904,761	0.21%	-	1,904,761	0.21%	-	1,904,761	1,904,761	-	0.00%
60	Samuel Ash	100,000	0.01%	-	100,000	0.01%	-	100,000	100,000	-	0.00%
61	Samuel Engineering Inc.	463,866	0.05%	-	463,866	0.05%	-	463,866	463,866	-	0.00%
62	Sebastian Marr	3,500,000	0.38%	1,750,000	5,250,000	0.57%	1,750,000	3,500,000	5,250,000	-	0.00%
63	Sebastien de Montessus	1,600,000	0.18%	800,000	2,400,000	0.26%	800,000	1,600,000	2,400,000	-	0.00%
64	Shaun Gibson	200,000	0.02%	100,000	300,000	0.03%	100,000	200,000	300,000	-	0.00%
65	Sprott Private Resource Streaming and Royalty Annex US Collector, LP	127,577,674	13.99%	-	127,577,674	12.28%	-	127,577,674	127,577,674	-	0.00%
66	Sprott Private Resource Streaming and Royalty Collector, LP	26,583,444	2.92%	5,000,000	31,583,444	3.35%	5,000,000	26,583,444	31,583,444	-	0.00%
67	Sprott Private Resource Streaming and Royalty US Collector, LP	122,224,706	13.41%	-	122,224,706	11.82%	-	122,224,706	122,224,706	-	0.00%
68	Subramanian/Nithya Shanmugam& Ku Rumbailm	500,000	0.05%	250,000	750,000	0.08%	250,000	500,000	750,000	-	0.00%
69	Summer Road LLC	6,666,667	0.73%	3,333,334	10,000,001	1.09%	3,333,334	6,666,667	10,000,001	-	0.00%
70	Teck Resources Limited	195,294,655	21.42%	97,647,328	292,941,983	24.32%	97,647,328	195,294,655	292,941,983	-	0.00%
71	Thomas Hoffman	600,000	0.07%	150,000	750,000	0.08%	150,000	600,000	750,000	-	0.00%
72	Tony Young	50,000	0.01%	25,000	75,000	0.01%	25,000	50,000	75,000	-	0.00%
73	Wayne Parsons	1,300,000	0.14%	-	1,300,000	0.14%	-	1,300,000	1,300,000	-	0.00%
74	William Parry	952,380	0.10%	238,095	1,190,475	0.13%	238,095	952,380	1,190,475	-	0.00%

	Total	571,944,197	63%	126,107,874	698,052,071	65%	126,107,874	571,944,197	698,052,071	-	0.0%
	All directors and officers as a group (6 persons)	1,284,728	0.1%	488,095	1,772,823	0.2%	488,095	1,284,728	1,772,823	-	0.0%

Stockholders

As of March 31, 2025, there were approximately 160 stockholders of record of our common stock and, according to our estimates, approximately 500 beneficial owners of our common stock.

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PLAN OF DISTRIBUTION

We are registering shares of our common stock to permit the resale of those shares under the Securities Act from time to time after the date of this prospectus at the discretion of the holders of such shares. We will not receive any of the proceeds from the sale by the selling shareholders of such shares. We will bear all fees and expenses incident to our obligation to register the such shares.

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the TSX-V, the OTCQB or any other stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions, provided that all applicable laws are satisfied. The selling shareholders may also sell their shares of our common stock directly or through one or more underwriters, broker-dealers, or agents. If the shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

If the selling shareholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling shareholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). Broker-dealers engaged by any selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

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In connection with sales of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling shareholders may also sell shares of our common stock short and deliver shares covered by this prospectus to close out their short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of any Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of such shares is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of the shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling shareholders and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute shares of our common stock.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. Once this registration statement becomes effective, we intend to file the final prospectus with the SEC in accordance with SEC Rules 172 and 424. Provided we are not the subject of any SEC stop orders, and we are not subject to any cease-and-desist proceedings, the obligation to deliver a final prospectus to a purchaser will be deemed to have been met.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

Under the securities laws of some states, our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of shares of our common stock may not simultaneously engage in market making activities with respect to shares of our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. All of the foregoing provisions may affect the marketability of shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to shares of our common stock.

We will pay all expenses of the offering, estimated to be approximately $34,725.33 in total, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws, and legal and accounting fees; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with applicable registration rights agreements, if any, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

We agreed to keep this prospectus effective until the earlier of (i) the date on which shares of our common stock may be resold by the selling shareholders without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the shares of our common stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Once sold under the registration statement of which this prospectus forms a part, shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

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LEGAL PROCEEDINGS

Other than as described below, neither we nor our property is the subject of any pending legal proceedings. We are not aware of any other legal proceedings in which any of our directors, officers or affiliates, any owner of record or beneficially of more than 5% of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder of ours, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Crescent Mining Litigation

On July 28, 2021, a lawsuit was filed in the U.S. District Court for the District of Idaho brought by Crescent Mining, LLC (“Crescent”). The named defendants include Placer Mining, Robert Hopper Jr., and us. The lawsuit alleges that Placer Mining and Robert Hopper Jr. intentionally flooded the Crescent Mine during the period from 1991 and 1994, and that we are jointly and severally liable with the other defendants for unspecified past and future costs associated with the presence of acid mine drainage in the Crescent Mine. The plaintiff has requested unspecified damages. On September 20, 2021, we filed a motion to dismiss Crescent’s claims against us, contending that such claims are facially deficient.  On March 2, 2022, Chief U.S. District Court Judge, David C. Nye granted in part and denied in part our motion to dismiss. The court granted our motion to dismiss in respect of Crescent’s cost recovery claim under CERCLA Section 107(a) and declaratory judgment, tortious interference, trespass, nuisance and negligence claims. These claims were dismissed without prejudice. The court denied the motion to dismiss filed by Placer Mining Corp. for Crescent’s trespass, nuisance and negligence claims. Crescent later filed an amended complaint on April 1, 2022. We and Placer Mining Corp. are named as co-defendants. We responded to the amended filing, refuting and denying all allegations made in the complaint except those that are assertions of fact as a matter of public record. We believe Crescent’s lawsuit is without merit and intends to vigorously defend itself, as well as Placer Mining Corp. pursuant to our indemnification of Placer Mining Corp. in the sale and purchase agreement executed between the companies for the Mine on December 15, 2021.

In December 2024, we engaged in mandatory mediation with Crescent on the consolidated claims with no resolution of the matter.

On October 26, 2021, we asserted claims against Crescent in a separate lawsuit. Bunker Hill Mining Corporation v. Venzee Technologies Inc. (Venzee) et al, Case No. 2:21-cv-209-REP, was filed in the U.S. District Court for the District of Idaho on May 14, 2021. We have subsequently executed a tolling agreement with Venzee in exchange for dropping its lawsuit. We originally filed this lawsuit on May 14, 2021, against other parties, but have since filed an amended complaint to include our claims against Crescent. This lawsuit has been consolidated into the lawsuit Crescent filed on July 28, 2021.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of shares of our common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in us or any of our parents or subsidiaries. Nor was any such person connected with us or any of our parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Financial Statements included in this prospectus and in the registration statement have been audited by MNP LLP and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The technical information appearing or incorporated by reference in this prospectus concerning the Bunker Hill Mine, including estimates of mineral resources and mineral reserves, was derived from the Bunker Hill Technical Report and the Amended Technical Report prepared by Resource Development Associates, Inc. independent mining consultants. As of the date hereof, Resource Developments Associates, Inc. beneficially owns none of our outstanding common stock.

The validity of the issuance of the shares of our common stock hereby will be passed upon for us by Davis Graham & Stubbs LLP, 3400 Walnut Street, Suite 700, Denver, CO 80205. As disclosed in the table of selling shareholders in the “Selling Shareholders and Certain Beneficial Owners” section above, Mr. Galda owns certain shares of our common stock and common stock purchase warrants, which upon their exercise, and together with the shares of our common stock, will represent less than 1% of our outstanding common stock.

64

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada law allows a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses (including attorneys’ fees and amounts paid in settlement) and, provided that such individual, or indemnitee, acted in good faith and for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had reasonable grounds to believe his or her conduct was lawful. Nevada law authorizes a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses including amounts paid in settlement and attorneys’ fees in connection with a lawsuit by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be paid as to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless it is determined by the court making such adjudication of liability that, despite such finding, such person is fairly and reasonably entitled for such expenses deemed proper.

Nevada law also provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either:

(i)	by the stockholders;
(ii)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding;
(iii)	if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(iv)	if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors, and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

65

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

This prospectus constitutes part of a registration statement filed under the Securities Act with respect to the shares of our common stock covered hereby. As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC. You may also access our filings with the SEC on our website, which is located at http://www.bunkerhillmining.com/. Except as specifically incorporated by reference into this prospectus, the information contained on our website is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

66

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Bunker Hill Mining Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Bunker Hill Mining Corp. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of loss and comprehensive loss, cash flows, and changes in stockholders’ deficiency for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the results of its consolidated operations and its consolidated cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses since inception resulting in an accumulated deficit and does not have sufficient working capital which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. This matter is also described in the “Critical Audit Matters” section of our report.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Critical Audit Matter Description	Audit Response

Going Concern

As described in Note 1 to the consolidated financial statements, the Company may not have sufficient cash to fund its operations and meet debt obligations and therefore, will need to obtain additional equity or debt financing. Management has prepared future cash flow forecasts, which involves judgement and estimation of key variables that affect cash flows, such as planned expenditure.

We identified the Company’s ability to continue as a going concern as a critical audit matter because auditing the Company’s going concern assessment is complex and involves a high degree of auditor judgment to assess the reasonableness of cash flow forecasts, planned refinancing actions and other assumptions used in the Company’s going concern analysis.

This matter is also described in the “Material Uncertainty Related to Going Concern” section of our report.

We responded to this matter by performing audit procedures in relation to management’s assessment of the Company’s ability to continue as a going concern. Our audit work in relation to this included, but was not restricted to, the following:

● Evaluated the cash flow forecasts prepared by management and evaluated the integrity and arithmetical accuracy of the model.

● Evaluated the key assumptions used in management’s model to estimate future cash flows by comparing assumptions used by management against historical performance and budgets.

● Assessed the adequacy of the going concern disclosure included in Note 1 to the consolidated financial statements.

Valuation of Series 1 & 2 Convertible Debentures (CDs)

The Company had previously issued CDs which are complex in nature and are required to be fair valued at the end of each reporting period.

The calculation of the fair value of the CDs requires management to use an appropriate valuation model and incorporates estimates.

This resulted in an increased extent of audit effort, including the involvement of internal valuation specialists.

Due to the complexity of these CDs and the estimates and assumptions involved in the determination of fair value we consider this to be a critical audit matter.

Refer to Note 3 Significant Account Policies – Use of Estimates and Assumptions and Note 10 Promissory Notes Payable and Convertible Debentures.

We responded to this matter by performing audit procedures in relation to the valuation of the CDs. Our audit work in relation to this included, but was not restricted to, the following:

● Obtained and assessed all amendments signed in the year in relation to the CDs.

● Obtained management’s assessment of the fair value of the CDs.

● With the assistance of internal valuation specialists, evaluated the reasonability of management’s model for valuing the CDs and the appropriateness of the inputs used in the model, and recalculated fair values.

● Recalculated the covenants involved to ensure compliance.

● Assessed the appropriateness of the related disclosures.

Valuation of Silver Loan

The Company closed multiple tranches of advancements relating to a loan in an amount of U.S. dollars equal up to 1.2 million ounces of silver (“Silver Loan”).

The loan is complex in nature and is required to be fair valued on issuance date and at each reporting period.

The calculation of the fair value of the Silver Loan requires management to use an appropriate valuation model and incorporates estimates.

This resulted in an increased extent of audit effort, including the involvement of internal valuation specialists.

Due to the complexity of the Silver Loan and the estimates and assumptions involved in the determination of fair value we consider this to be a critical audit matter.

Refer to Note 3 Significant Accounting Policies – Use of Estimates and Assumptions and Note 10 Promissory Notes Payable and Convertible Debentures.

We responded to this matter by performing audit procedures in relation to the valuation of the Silver Loan. Our audit work in relation to this included, but was not restricted to, the following:

● Obtained and assessed all agreements signed in the year in relation to the Silver Loan.

● Obtained management’s assessment of the fair value of the Silver Loan.

● With the assistance of internal valuation specialists, evaluated the reasonability of management’s model for valuing the Silver Loan and the appropriateness of the inputs used in the model, and recalculated fair values.

● Assessed the appropriateness of the related disclosures.

Chartered Professional Accountants

Licensed Public Accountants

We have served as the Company’s auditor since 2014.

Mississauga, Canada

March 28, 2025

F-3

Bunker Hill Mining Corp.

Consolidated Balance Sheets

(Expressed in United States Dollars)

	December 31,	December 31,
	2024	2023
ASSETS

Current assets
Cash	$3,786,277	$20,102,596
Restricted cash (note 9, 20)	4,475,000	6,476,000
Asset held for sale (note 6)	40,000	-
Accounts receivable and prepaid expenses (note 4)	690,358	598,401
Spare parts inventory	341,004	-
Total current assets	9,332,639	27,176,997

Non-current assets
Spare parts inventory	-	341,004
Long-term deposit	254,106	249,265
Equipment (note 5)	1,741,981	946,661
Right-of-use assets (note 5)	758,125	625,022
Land	309,861	-
Bunker Hill Mine and Mining interests (note 7)	18,795,591	15,198,259
Process plant (note 6)	66,409,247	17,452,470
Total assets	$97,601,550	$61,989,678

EQUITY AND LIABILITIES

Current liabilities
Accounts payable (note 18)	$14,678,901	$1,788,950
Accrued liabilities (note 18)	5,210,939	1,225,525
Current portion of lease liability (note 8)	189,368	353,526
Deferred share units liability (note 14)	929,466	569,327
U.S. Environmental Protection Agency cost recovery payable (note 9)	3,000,000	3,000,000
Stream debenture (note 10)	4,063,253	-
Interest payable (notes 9 and 10)	522,485	534,998
Current income tax payable (note 16)	1,050,000	-
Total current liabilities	29,644,412	7,472,326

Non-current liabilities
Lease liability (note 8)	62,282	71,808
Series 1 convertible debenture (note 10)	5,494,151	5,244,757
Series 2 convertible debenture (note 10)	13,898,481	13,458,570
Stream debenture (note 10)	52,923,747	51,138,000
Silver loan (note 10)	31,802,708	-
Debt facility (note 10)	9,236,610	-
Environment protection agency cost recovery liability net of discount (note 9)	5,549,229	6,574,140
Deferred tax liability (note 16)	-	2,588,590
Derivative warrant liability (note 11)	1,125,295	1,808,649
Total liabilities	149,736,915	88,356,840

Shareholders’ Deficiency
Preferred shares, $0.000001 par value, 10,000,000 preferred shares authorized; Nil preferred shares issued and outstanding (note 11)	-	-
Common stock, $0.000001 par value, 1,500,000,000 shares of common stock authorized; 349,698,625 and 322,661,482 shares of common stock issued and outstanding, respectively (note 11)	348	321
Additional paid-in-capital (note 11)	61,233,369	57,848,953
Accumulated other comprehensive (income) loss	(3,002,361)	808,662
Accumulated deficit	(110,366,721)	(85,025,098)
Total shareholders’ deficiency	(52,135,365)	(26,367,162)
Total shareholders’ deficiency and liabilities	$97,601,550	$61,989,678

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Bunker Hill Mining Corp.

Consolidated Statements of Loss and Comprehensive Loss

(Expressed in United States Dollars)

	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023

Operating expenses (note 17)	(15,649,142)	(11,600,574)

Other income or gain (expense or loss)
Interest income	655,125	1,107,093
Change in derivative liability (note 11)	838,378	2,360,025
Gain (loss) on foreign exchange	(7,004)	4,821
Gain (loss) on fair value of convertible debentures (note 10)	(890,258)	1,673,776
Gain on debt settlement (note 7)	-	7,151,873
Gain on warrant modification	-	214,714
Loss on fair value of silver loan (note 10)	(2,820,533)	-
Loss on revaluation of stream debenture (note 10)	(230,000)	(3,128,956)
Interest expense and accretion (notes 9 and 10)	(8,091,412)	(7,124,527)
Financing costs (note 10)	(676,784)	(934,502)
Other income	2,631	23,520
Gain (loss) on debt modification (note 10)	1,308,062	(99,569)
Loss on debt settlement (note 10)	(394,456)	(491,643)
Loss on sale of equipment (note 6)	(924,820)	-
(Loss) for the year pre tax	$(26,880,213)	$(10,843,949)
Current income tax expense (note 16)	(1,050,000)	-
Deferred tax recovery (expense) (note 16)	2,588,590	(2,588,590)
Net (loss) for the year	(25,341,623)	(13,432,539)

Other comprehensive income (loss), net of tax
(Loss) gain on change in FV on own credit risk (note 10)	(3,811,023)	554,787
Other comprehensive (loss) income	(3,811,023)	554,787
Comprehensive (loss)	(29,152,646)	(12,877,752)

Net (loss) Income per share of common stock
Net (loss) per share of common stock – basic (note 12)	$(0.07)	$(0.05)
Net (loss) per share of common stock – fully diluted (note 12)	$(0.07)	$(0.05)
Weighted average number of shares of common stock
Weighted average shares of common stock – basic (note 12)	340,244,856	280,354,631
Weighted average shares of common stock – fully diluted (note 12)	340,244,856	280,354,631

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Bunker Hill Mining Corp.

Consolidated Statements of Cash Flows

(Expressed in United States Dollars)

	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023
Operating activities
Net loss for the year	$(25,341,623)	$(13,432,539)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation (note 11,13,14)	1,356,071	1,092,290
Settlement of DSUs (note 14)	(36,495)	-
Depreciation expense (note 5)	393,297	190,133
Change in fair value of derivative liabilities	(838,378)	(2,360,025)
Change in fair value of silver loan	2,820,533	-
Current tax expense	1,050,000	-
Deferred tax (recovery) expense	(2,588,590)	2,588,590
Financing costs	155,024	-
(Gain) on warrant extinguishment	-	(214,714)
Units issued for services	-	111,971
Interest expense on lease liability (note 8)	50,560	29,699
Interest expense	-	92,799
Loss on sale of equipment (note 6)	924,820	-
Loss on debt settlement	394,456	491,643
Loss on modification of debt	-	99,569
Loss on revaluation of stream debenture	230,000	3,128,956
Gain on modification of debt	(1,308,062)	-
Accretion of liabilities	6,010,303	4,149,267
Loss (gain) on fair value of convertible debt derivatives	890,258	(1,673,777)
Gain on debt settlement	-	(7,151,873)
Changes in operating assets and liabilities:
Accounts receivable and prepaid deposits	(96,798)	(26,267)
Accounts payable	2,456,577	(1,840,426)
Accrued liabilities	1,043,405	425,719
Interest payable	2,018,037	1,966,233
Net cash used in operating activities	(10,416,605)	(12,332,752)

Investing activities

Process plant	(35,433,926)	(9,398,032)
Mine development	(3,913,472)	(1,458,506)
Purchase of land	(309,861)	-
Purchase of machinery and equipment	(983,719)	(539,803)
Net cash used in investing activities	(40,640,978)	(11,396,341)

Financing activities
Proceeds from silver loan	26,278,261	-
Proceeds from debt facility	10,000,000	-
Proceeds from stream obligation	-	46,000,000
Transaction costs stream obligation	-	(740,956)
Proceeds from issuance of shares, net of issue costs	-	3,661,822
Proceeds from warrants exercise	-	837,459
Proceeds from promissory notes	-	390,000
Repayment of U.S. Environmental Protection Agency cost recovery payable	(3,000,000)	-
Repayment of bridge loan	-	(5,000,000)
Repayment of promissory notes	-	(150,000)
Repayment of promissory note	-	(1,599,568)
Lease payments	(537,997)	(275,173)
Net cash provided by financing activities	32,740,264	43,123,584
Net change in cash and restricted cash	(18,317,319)	19,394,491
Cash, beginning of year	26,578,596	7,184,105
Cash and restricted cash, end of year	$8,261,277	$26,578,596

Supplemental disclosures
Cash interest paid	$-	$322,708

Non-cash activities:
Units issued to settle accounts payable and accrued liabilities	$-	$874,198
Units issued to settle deferred shared units	83,802	-
Units issued to settle interest payable	2,030,526	2,515,235

Reconciliation from Cash Flow Statement to Balance Sheet:
Cash and restricted cash, end of year	$8,261,277	$26,578,596
Less restricted cash	4,475,000	6,476,000
Cash	$3,786,277	$20,102,596

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Bunker Hill Mining Corp.

Consolidated Statements of Changes in Shareholders’ Deficiency

(Expressed in United States Dollars)

				Accumulated
			Additional	other
	Common stock		paid-in-	comprehensive	Accumulated
	Shares	Amount	capital	income	deficit	Total

Balance, December 31, 2023	322,661,482	$321	$57,848,953	$808,662	$(85,025,098)	$(26,367,162)
Stock-based compensation	-	-	873,076	-	-	873,076
Shares issued for interest payable	23,619,707	24	2,427,541	-	-	2,427,565
Shares issued for deferred share units	750,000	1	83,801	-	-	83,802
Shares issued for restricted share units vested	2,667,436	2	(2)	-	-	-
Other comprehensive (loss)	-	-	-	(3,811,023)	-	(3,811,023)
Net (loss) for the year	-	-	-	-	(25,341,623)	(25,341,623)
Balance, December 31, 2024	349,698,625	$348	$61,233,369	$(3,002,361)	$(110,366,721)	$(52,135,365)
Balance, December 31, 2022	229,501,661	$228	$45,161,513	$253,875	$(71,592,559)	$(26,176,943)

Stock-based compensation			1,458,946	-	-	1,458,946
Compensation options			111,971	-	-	111,971
Shares issued for restricted share units vested	5,809,218	6	(6)	-	-	-
Shares issued for interest payable	25,300,209	25	2,784,124	-	-	2,784,149
Shares issued for warrant exercise	10,416,667	10	907,080	-	-	907,090
Special warrant shares issued for $0.15 CAD	51,633,727	52	7,425,325	-	-	7,425,377
Other comprehensive income	-	-	-	554,787	-	554,787
Net (loss) for the year	-	-	-	-	(13,432,539)	(13,432,539)
Balance, December 31, 2023	322,661,482	$321	$57,848,953	$808,662	$(85,025,098)	$(26,367,162)

The accompanying notes are an integral part of these consolidated financial statements.

F-7

1. Nature and continuance of operations

Bunker Hill Mining Corp. (“we”, “us”, “Bunker Hill”, or the “Company”) was incorporated under the laws of the state of Nevada, U.S.A. on February 20, 2007, under the name Lincoln Mining Corp. Pursuant to a Certificate of Amendment dated February 11, 2010, the Company changed its name to Liberty Silver Corp., and on September 29, 2017, the Company changed its name to Bunker Hill Mining Corp. The Company’s registered office is located at 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701, and its head office is located at 300-1055 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2E9. As of the date of this Form 10-K, the Company had one subsidiary, Silver Valley Metals Corp. (“Silver Valley”, formerly American Zinc Corp.), an Idaho corporation created to facilitate the work being conducted at the Bunker Hill Mine in Kellogg, Idaho (“Bunker Hill Mine”).

The Company was incorporated for the purpose of engaging in mineral exploration, and exploitation activities, and is currently focused on the development and planned operations of the Bunker Hill Mine.

Bunker Hill holds a 100% interest in the historic Bunker Hill Mine located in the town of Kellogg, Idaho. The Bunker Hill Mine, previously operated between 1885 and 1981 producing over 165 million ounces of silver and 5 million tons of base metals during that time.

We are currently focused on the construction of mill facilities and upgrades to the historic underground infrastructure as well as further delineation of mineral resources.

Going Concern

These consolidated financial statements have been prepared on a going concern basis. The Company has incurred losses since inception resulting in an accumulated deficit of $110,366,721 and further losses are anticipated in the development of its business. The Company does not have sufficient cash to fund normal operations and meet debt obligations for the next 12 months without deferring payment on certain current liabilities and/or raising additional funds. In order to continue to meet its fiscal obligations in the current fiscal year and beyond, the Company must seek additional financing. The Company has announced a debt restructure and equity offering, however, there is no assurance these transactions will be finalized, and if finalized the timing of such finalizations. This raises substantial doubt about the Company’s ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Tariff War

The Company’s operations could be adversely affected by the effects of the tariff war between the United States of America and other countries around the world. The Company cannot accurately predict the impact the crisis will have on its operations and the ability of contractors to meet their obligations with the Company, including uncertainties relating the severity of its effects, the duration of the conflict, and the length and magnitude of restrictions imposed by governments. In addition, the crisis could adversely affect the economies and financial markets of the United States in general, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations. Additionally, the Company cannot predict changes in precious metals pricing or changes in commodities pricing which may alternately affect the Company either positively or negatively.

2. Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to exploration stage enterprises. The consolidated financial statements are expressed in U.S. dollars, the Company’s functional currency.

3. Significant accounting policies

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements.

Basis of consolidation

These consolidated financial statements include the assets, liabilities and expenses of the Company and its wholly owned subsidiary, Silver Valley Metals Corp. (formerly American Zinc Corp.). All intercompany transactions and balances have been eliminated on consolidation.

Cash and cash equivalents

Cash and cash equivalents may include highly liquid investments with original maturities of three months or less.

Mineral rights, property and acquisition costs

The Company transitioned from the exploration stage to the development stage at the beginning of the fourth quarter of 2022. The Company has not yet realized any revenues from its planned operations.

F-8

The Company capitalizes acquisition costs of mineral rights as intangible assets when there is sufficient evidence to support probability of generating positive economic returns in the future. Upon commencement of commercial production, the mineral rights will be amortized using the unit-of-production method over the life of the mineral rights.

The costs of acquiring mining properties are capitalized upon acquisition. Mine development costs incurred to develop and expand the capacity of mines, or to develop mine areas in advance of production, are also capitalized once proven and probable reserves exist and the property is a commercially mineable property. Costs incurred to maintain current exploration or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment.

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset that takes a substantial period of time to prepare for its intended use are capitalized as part of the cost of the asset. Capitalization of borrowing costs begins when there are borrowings, and activities commence to prepare an asset for its intended use. Capitalization of borrowing costs ends when substantially all activity necessary to prepare a qualifying asset for its intended use are complete. When proceeds of project-specific borrowings are invested on a temporary basis, borrowing costs are capitalized net of any investment income.

Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. The cost of repairs and maintenance is charged to expense as incurred. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income or gain (expense or loss).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of equipment or whether the remaining balance of the equipment should be evaluated for possible impairment. If events and circumstances warrant evaluation, the Company uses an estimate of the related undiscounted cash flows over the remaining life of the equipment in measuring their recoverability.

Leases

Operating lease right of use (“ROU”) assets represent the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in operation and administration expenses in the consolidated statements of loss and comprehensive loss.

Rental income obtained through subleases is recorded as income over the lease term and is offset against operation and administration expenses.

Impairment of long-lived assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate the related carrying amounts may not be recoverable. The assets are subject to impairment consideration under FASB ASC 360, Property, Plant and Equipment, if events or circumstances indicate that their carrying amount might not be recoverable. When the Company determines that an impairment analysis should be done, the analysis is performed using the rules of FASB ASC 930-360-35, Extractive Activities – Mining, and 360-10-15-3 through 15-5, Impairment or Disposal of Long-Lived Assets.

Various factors could impact the Company’s ability to achieve forecasted production schedules. Additionally, commodity prices, capital expenditure requirements and reclamation costs could differ from the assumptions the Company may use in future production cash flow models when compared to factors used to assess impairment. The ability to achieve the estimated quantities of recoverable minerals from development stage mineral interests involves further risks in addition to those factors applicable to mineral interests where proven and probable reserves have been identified, due to the lower level of confidence that the identified mineralized material can ultimately be mined economically.

Fair value of financial instruments

The Company adopted FASB ASC 820-10, Fair Value Measurement. This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

F-9

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
●	Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying amounts reported in the consolidated balance sheets for cash, restricted cash, accounts receivable excluding HST, accounts payable, accrued liabilities, interest payable, promissory notes payable, current portion of environmental protection agency cost recovery payable, and current portion of lease liability, all of which qualify as financial instruments, are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and current market rate of interest. The carrying amounts of convertible loans are reported at estimated fair values as a result of the application of fair value models at each period end. The Company measures its DSU liability at fair value on recurring basis using level 1 inputs. Derivative warrant liabilities, silver loan, and convertible debentures are measured at fair value on recurring basis using level 3 inputs. The Company measured the non-current portion of the EPA liability and the stream debenture using a discount rate that represents the market rate. The Company measures its lease liabilities using the rate implicit in the lease or incremental borrowing rate if the rate implicit in the lease is not available.

Environmental expenditures

The operations of the Company have been, and may in the future be, affected from time to time, in varying degrees, by changes in environmental regulations, including those for future reclamation and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company’s policy is to meet, or if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are expensed as incurred or capitalized and amortized depending on their future economic benefits. Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

Income taxes

The Company accounts for income taxes in accordance with Accounting Standard Codification 740, Income Taxes (“FASB ASC 740”), on a tax jurisdictional basis. The Company files income tax returns in the United States.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the tax bases of assets and liabilities and the consolidated financial statements reported amounts using enacted tax rates and laws in effect in the year in which the differences are expected to reverse. A valuation allowance is provided against deferred tax assets when it is determined to be more likely than not that the deferred tax asset will not be realized.

The Company assesses the likelihood of the consolidated financial statements effect of a tax position that should be recognized when it is more likely than not that the position will be sustained upon examination by a taxing authority based on the technical merits of the tax position, circumstances, and information available as of the reporting date. The Company is subject to examination by taxing authorities in jurisdictions such as the United States. Management does not believe that there are any uncertain tax positions that would result in an asset or liability for taxes being recognized in the accompanying consolidated financial statements. The Company recognizes tax-related interest and penalties, if any, as a component of income tax expense.

FSAB ASC 740 prescribes recognition threshold and measurement attributes for the consolidated financial statements recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in periods, disclosure and transition. At December 31, 2024, December 31, 2023, the Company has not taken any tax positions that would require disclosure under FASB ASC 740.

F-10

Basic and diluted net (loss) income per share

The Company computes net (loss) income per share in accordance with FASB ASC 260, Earnings per Share (“FASB ASC 260”). Under the provisions of FASB ASC 260, basic net (loss) income per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net (loss) income per share is computed using the weighted average number of shares of common stock and, if dilutive, potential shares of common stock outstanding during the period. Potential shares of common stock consist of the incremental shares of common stock issuable upon the exercise of stock options, restricted share units (“RSUs”), warrants and the conversion of convertible loan payable. As of December 31, 2024, a $6,000,000 convertible debenture (the “CD1”), a $15,000,000 convertible debenture (the “CD2”), 6,445,152 stock options, 147,219,360 warrants, and 2,070,258 broker options, and 14,026,493 RSUs were considered in the calculation but not included, as they were anti-dilutive (December 31, 2023 - 8,970,636 stock options, 145,061,976 warrants, 4,301,150 broker options and 7,044,527 RSUs were considered in the calculation but not included).

Stock-based compensation

In December 2004, FASB issued FASB ASC 718, Compensation – Stock Compensation (“FASB ASC 718”), which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB ASC 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FASB ASC 718 requires that the compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.

Restricted share units

The Company estimates the grant date fair value of RSUs using the Company’s common stock at the grant date. The Company records the value of the RSUs in paid-in capital.

Deferred share units (“DSUs”)

The Company estimates the grant date fair value of the DSUs using the trading price of the Company’s common stock on the day of grant. The Company records the value of the DSUs owing to its directors as DSU liability and measures the DSU liability at fair value at each reporting date, with changes in fair value recognized as stock-based compensation in profit (loss).

Use of estimates and assumptions

Many of the amounts included in the consolidated financial statements require management to make judgments and/or estimates. These judgments and estimates are continuously evaluated and are based on management’s experience and knowledge of the relevant facts and circumstances. Actual results may differ from the amounts included in the consolidated financial statements.

Areas of significant judgment and estimates affecting the amounts recognized in the consolidated financial statements include:

Going concern

The assessment of the Company’s ability to continue as a going concern involves judgment regarding future funding available for its operations and working capital requirements.

F-11

Accrued liabilities

The Company has to make estimates to accrue for certain expenditures due to delay in receipt of third-party vendor invoices. These accruals are made based on trends, history and knowledge of activities. Actual results may be different. The Company makes monthly estimates of its water treatment costs, with a true-up to the annual invoice received from the Idaho Department of Environmental Quality (“IDEQ”). Using the actual costs in the annual invoice, the Company then reassesses its estimate for future periods. Given the nature, complexity and variability of the various actual cost items included in the invoice, the Company has used the most recent invoice as its estimate of the water treatment costs for future periods.

Convertible Loans, Promissory Notes, Stream Obligation, Silver Loan and Warrants

Estimating the fair value of derivative warrant liability requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the issuance. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the warrants derivative liability, volatility, USD-CAD exchange rates and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value of warrants derivative liability are disclosed in Notes 11.

The fair value estimates of the convertible loans use inputs to the valuation model that include risk-free rates, equity value per share of common stock, USD-CAD exchange rates, expected equity volatility, expected volatility in minerals prices, credit spread, and project risk/estimation risk factors. See Note 10 for full disclosures related to the convertible loans and promissory notes.

The fair value estimates of the silver loan use inputs to the valuation model that include risk-free rates, spot and futures prices of minerals, expected volatility in minerals prices, credit spread, and project risk/estimation risk factors. See Note 10 for full disclosures related to the silver loan.

The stream obligation inputs used to determine the future cash flows and effective interest for the amortized cost calculation include futures prices of minerals and expected mineral production over the life of the mine. See Note 10 for full disclosures related to the stream obligation.

The fair value estimates may differ from actual fair values and these differences may be significant and could have a material impact on the Company’s balance sheets and the consolidated statements of operations.

Impairment of mineral properties, plant and equipment

Assets are reviewed for an indication of impairment at each reporting date. This determination requires significant judgment. Factors that could trigger an impairment review include, but are not limited to, significant negative industry or economic trends, interruptions in exploration activities or a significant drop in precious metal prices.

Incremental borrowing rate

Estimating the present value of minimum future lease payments requires determining the most appropriate incremental borrowing rate. The assessment of the Company’s incremental borrowing rate involves judgment regarding the cost of borrowings for the related asset.

Borrowing cost capitalization rate

The assessment of the Company’s incremental borrowing rate involves judgment on what qualifies as a qualifying asset and on determining the capitalization rates.

Reclassifications

Certain reclassifications have been made to conform prior year’s data to the current presentation. The reclassifications have no effect on the results of reported operations or stockholders’ deficit or cash flows.

F-12

Concentrations of credit risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and restricted cash. The Company places its cash with financial institutions of high credit worthiness. At times, its cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Company’s management also routinely assesses the financial strength and credit worthiness of any parties to which it extends funds and as such, it believes that any associated credit risk exposures are limited.

Risks and uncertainties

The Company operates in the mineral resource exploration and mine development industry that is subject to significant risks and uncertainties, including financial, operational, and other risks associated with operating a mineral resource exploration business, including the potential risk of business failure.

Foreign currency transactions

The Company from time to time will receive invoices from service providers that are presenting their invoices using the Canadian dollar. The Company will use its U.S. dollars to settle the Canadian dollar liabilities and any differences resulting from the exchange transaction are reported as gain or loss on foreign exchange.

Debt instruments

The Company reviews the terms of its agreements to identify any embedded derivatives. If an embedded derivative is identified in a contract the Company assesses if it is clearly and closely related to the host debt. If the embedded derivative is determined to not be clearly and closely related to the host debt the fair value election is made to account for the entire instrument at fair value with the change in fair value accounted through earnings, profit and loss for each period reported.

The Company applies ASC 480 distinguishing liabilities from equity and ASC 815 derivatives and hedging in determining the appropriate accounting treatment for hybrid instruments. The Company has measured the whole instrument at fair value per the fair value election therefore, the embedded options within the convertible loans are not bifurcated and measured at fair value at each period end.

Recent Accounting Pronouncements

New Accounting Pronouncements – In August 2023, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2023-05, Business Combinations - Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement, which clarifies the business combination accounting for joint venture formations. The amendments in the ASU seek to reduce diversity in practice that has resulted from a lack of authoritative guidance regarding the accounting for the formation of joint ventures in separate financial statements. The amendments also seek to clarify the initial measurement of joint venture net assets, including businesses contributed to a joint venture. The guidance is applicable to all entities involved in the formation of a joint venture. The amendments are effective for all joint venture formations with a formation date on or after January 1, 2025. Early adoption and retrospective application of the amendments are permitted. The Company does not expect adoption of the new guidance to have a material impact on our consolidated financial statements and disclosures.

F-13

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2023-07 (“ASU 2023-07”), Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, amending reportable segment disclosure requirements to include disclosure of incremental segment information on an annual and interim basis. Among the disclosure enhancements are new disclosures regarding significant segment expenses that are regularly provided to the chief operating decision-maker and included within each reported measure of segment profit or loss, as well as other segment items bridging segment revenue to each reported measure of segment profit or loss. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, and are applied retrospectively. The adoption of this new standard has not had a material impact on our consolidated financial statements and note disclosures.

In December 2023, the FASB issued Accounting Standards Update 2023-09 (“ASU 2023-09”), Income Taxes (Topic 740): Improvement to Income Tax Disclosures, amending income tax disclosure requirements for the effective tax rate reconciliation and income taxes paid. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, and are applied prospectively. The adoption of this new standard has not had a material impact on our consolidated financial statements and note disclosures.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

4. Accounts receivable and prepaid expenses

Accounts receivable and prepaid expenses consists of the following:

	December 31,	December 31,
	2024	2023

Prepaid expenses and deposits	$464,380	$382,198
HST and interest receivable	125,978	121,621
U.S. Environment Protection Agency overpayment (note 9)	100,000	94,582
Total	$690,358	$598,401

5. Equipment and Right-of-Use asset

Equipment consists of the following:

	December 31,	December 31,
	2024	2023

Equipment	$2,468,339	$1,460,375
Less accumulated depreciation	(726,358)	(513,714)
Equipment, net	$1,741,981	$946,661

The total depreciation expense during the year ended December 31, 2024, was $212,645 (year ended December 31, 2023 - $144,347).

Right-of-use asset consists of the following:

	December 31,	December 31,
	2024	2023

Right-of-use asset	$984,562	$670,808
Less accumulated depreciation	(226,437)	(45,786)
Right-of-use asset, net	$758,125	$625,022

F-14

The total depreciation expense during the year ended December 31, 2024, was $180,652 (year ended December 31, 2023 - $45,786, relating to an expired lease). The weighted average remaining lease term is 7 months as of December 31, 2024 (13 months as of December 31, 2023). The weighted average discount rate of the lease contracts is 15%. The Company is a party primarily to lease contracts for mining related mobile equipment.

6. Process Plant

On May 13, 2022, the Company purchased a comprehensive package of equipment and parts inventory from Teck Resources Limited (“Teck”). The package comprised substantially all processing equipment of value located at the Pend Oreille mine site, including complete crushing, grinding and flotation circuits suitable for a planned ~1,500 ton-per-day operation at the Bunker Hill site, and total inventory of nearly 10,000 components and parts for mill, assay lab, conveyer, field instruments, and electrical spares.

The process plant was purchased in an assembled state in the seller’s location, and included major processing systems, significant components, and a large inventory of spare parts. The Company has disassembled and transported it to the Bunker Hill site, and is reassembling it as an integral part of the Company’s future operations. The Company determined that the transaction would be accounted for as an asset acquisition, with the process plant representing a single asset, with the exception of the inventory of spare parts, which has been separated out on the consolidated balance sheets as a non-current asset. As the plant is demobilized, transported and reassembled, installation and other costs associated with these activities are being captured and capitalized as components of the asset.

Process plant consists of the following:

	December 31,	December 31,
	2024	2023

Mill purchase, detailed engineering, and construction costs	$65,545,594	$17,219,063
Capitalized interest (note 10)	1,848,473	233,407
Disposal of Grinding Circuits	(984,820)	-
Process Plant	$66,409,247	$17,452,470

In August 2024, the Company sold a Grinding Circuit previously purchased from Teck as part of the Pend Oreille Mill purchase for $20,000 recognizing a loss on sale of equipment of $308,273. In September 2024, the Company reclassified two remaining Grinding Circuits as assets at $40,000 held for sale and recognized a loss on sale of equipment of $616,547 on the consolidated statements of loss and comprehensive loss.

7. Bunker Hill Mine and Mining Interests

The Company purchased the Bunker Hill Mine in January 2022.

The carrying cost of the Bunker Hill Mine is comprised of the following:

	December 31,	December 31,
	2024	2023

Bunker Hill Mine purchase	$14,247,210	$14,247,210
Capitalized development	6,626,865	2,722,889
Sale of mineral properties (note 10)	(2,768,510)	(1,973,840)
Land	202,000	202,000
Definition drilling	488,026	-
Bunker Hill Mine	$18,795,591	$15,198,259

F-15

Land purchase and leases

The Company owns a 225-acre surface land parcel valued at its original purchase price of $202,000 which includes the surface rights to portions of 24 patented mining claims, for which the Company already owns the mineral rights.

During the year ended December 31, 2023, the Company entered into a lease agreement with C & E Tree Farm LLC for the lease of a land parcel overlaying a portion of the Company’s existing mineral claims package. The Company is committed to making monthly payments of $10,000 through February 2026. The Company has the option to purchase the land parcel through March 1, 2026, for $3,129,500 less 50% of the payments made through the date of purchase.

Sale of Mineral Properties

On June 23, 2023, as consideration for the extinguishment of the royalty convertible debenture (the “RCD”), as described in note 10, the Company granted a royalty for 1.85% of life-of-mine gross revenue (the “Royalty”) from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey. A 1.35% rate will apply to claims outside of these areas. This 2023 transaction was treated as a sale of mineral interest to Sprott Private Resource Streaming & Royalty Corp. (“Sprott”). The portion of the mineral interest sold was determined based on an analysis of discounted life-of-mine royalty payments relative to discounted future cash flows generated from the mine net of capital and operating costs, applied to the carrying value of the Bunker Hill Mine as of June 23, 2023 before consideration of the sale of mineral properties. This analysis utilized a discount rate of 13% and long-term metal prices of $1.09/lb, $0.98/lb and $25.51/oz for zinc, lead and silver respectively, consistent with assumptions utilized in the valuation of the RCD at extinguishment.

On December 12, 2024, as consideration for Sprott advancing the debt facility, as described in note 10, the Company granted a royalty for 0.5% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey. A 0.35% rate will apply to claims outside of these areas.

On December 19, 2024, as consideration for Sprott advancing the debt facility, as described in note 10, the Company granted a royalty for 0.5% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey. A 0.35% rate will apply to claims outside of these areas.

The 2024 transactions were treated as a sale of mineral interest to Sprott. The portion of the mineral interest sold was determined based on an analysis of discounted life-of-mine royalty payments relative to discounted future cash flows generated from the mine net of capital and operating costs, applied to the carrying value of the Bunker Hill Mine as of December 19, 2024, before consideration of the sale of mineral properties. This analysis utilized a discount rate of 15% and long-term metal prices of $1.20/lb, $0.95/lb and $27.29/oz for zinc, lead and silver respectively.

8. Lease Liability

As of December 31, 2024, and December 31, 2023, The Company’s undiscounted lease obligations consisted of the following:

	December 31,	December 31,
	2024	2023
Gross lease obligation – minimum lease payments
1 year	$200,755	$393,673
2- 3 years	64,375	73,588
4-5 years	-	-

Future interest expense on lease obligations	(13,480)	(41,927)
Total lease liability	251,650	425,334

Current lease liability	189,368	353,526
Non-current lease liability	62,282	71,808
Total lease liability	$251,650	$425,334

Interest expense for the year ended December 31, 2024, was $50,560 (year ended Decembre 31, 2023, $23,669).

F-16

9. U.S. Environmental Protection Agency (“EPA”)

Effective December 19, 2021, the Company entered into an amended Settlement Agreement between the Company, Idaho Department of Environmental Quality, U.S. Department of Justice, and the EPA (the “Amended Settlement”). Upon the effectiveness of the Amended Settlement, the Company would become fully compliant with its payment obligations to these parties. The Amended Settlement modified the payment schedule and payment terms for recovery of the historical environmental response costs. Pursuant to the terms of the Amended Settlement, upon purchase of the Bunker Hill Mine and the satisfaction of financial assurance commitments (as described below), the $19,000,000 of cost recovery liabilities were to be paid by the Company to the EPA on the following dates:

Date	Amount
Within 30 days of Settlement Agreement	$2,000,000
November 1, 2024	$3,000,000
November 1, 2025	$3,000,000
November 1, 2026	$3,000,000
November 1, 2027	$3,000,000
November 1, 2028	$3,000,000
November 1, 2029	$2,000,000 plus accrued interest

In addition to the changes in payment terms and schedule, the Amended Settlement includes a commitment by the Company to secure financial assurance for the principle outstanding in the form of performance bonds or letters of credit deemed acceptable to the EPA. The financial assurance can be drawn on by the EPA in the event of non-performance by the Company of its payment obligations under the Amended Settlement (the “Financial Assurance”). The amount of the bonds will decrease over time as individual payments are made.

During the year end December 31, 2024, the Company made a $3,000,000 payment to the EPA bringing the principal of the cost recovery liability to $14,000,000 as of December 31, 2024 (compared to $17,000,000 as of December 31, 2023).

As of December 31, 2024, the Company had two payment bonds of $9,999,000 and $4,001,000 in place to secure this liability (as of December 31, 2023, the Company had two payment bonds of $9,999,000 and $5,000,000, and a $2,001,000 letter of credit, in place to secure this liability). The collateral for the payment bonds is comprised of two letters of credit of $4,475,000 in aggregate, as well as land pledged by third parties with whom the Company has entered into a financing cooperation agreement that contemplates a monthly fee of $20,000 (payable in cash or common shares of the Company, at the Company’s election). The letters of credit of $4,475,000 in aggregate are secured by cash deposits under an agreement with a commercial bank, which comprise the $4,475,000 of restricted cash shown within current assets as of December 31, 2024, compared to $6,476,000 as of December 31, 2023.

The Company recorded accretion expense on the liability of $1,975,089 for the year ended December 31, 2024, respectively, bringing the discounted, at 19.5%, net liability to $8,549,229 (previously accrued interest of $154,743) as of Decembre 31, 2024. The Company recorded accretion expense on the liability of $1,632,674 for the year ended December 31, 2023, respectively.

Water Treatment Charges – Idaho Department of Environmental Quality

Separate to the cost recovery liability outlined above, the Company is responsible for the payment of ongoing water treatment charges. Water treatment charges incurred through December 31, 2021, were payable to the EPA, and charges thereafter are payable to the IDEQ following a handover of responsibilities for the Central Treatment Plant from the EPA to the IDEQ as of that date.

The Company currently makes monthly payments of $100,000 to the IDEQ as instalments toward the cost of treating water at the Central Treatment Plant. Upon receipt of an invoice from the IDEQ for actual costs incurred, a reconciliation is performed relative to payments made, with an additional payment made or refund received as applicable. The Company accrues $100,000 per month based on its estimate of the monthly cost of water treatment. As of December 31, 2024, a prepaid expense of $100,000 (December 31, 2023: $94,582) represents the difference between the estimated cost of water treatment and net payments made by the Company to the IDEQ to date. This balance has been recognized on the consolidated balance sheets as accounts receivable and prepaid expenses and accounts payable.

F-17

10. Promissory notes payable and convertible debentures

On September 22, 2021, the Company issued a non-convertible promissory note of $2,500,000 bearing interest of 15% per annum and payable at maturity. Interest expense for the years ended December 31, 2024, and 2023 was $nil and $189,179 respectively. The Company incurred a one-time penalty of 10% of the outstanding principal on June 30, 2023, of $99,569 which is included in loss on debt modification in the consolidated statements of loss and comprehensive loss. A final principal payment of $1,599,569 was made during the year ended December 31, 2023.

On February 21, 2023, the Company issued a non-convertible promissory note to a related party of $120,000, and a separate non-convertible promissory note of $120,000 to another party. Each promissory note bore fixed interest of $18,000, payable at maturity. Both promissory notes, including interest were settled on March 27, 2023.

In June 2023, the Company issued a non-convertible promissory note in the amount of $150,000. The promissory note bore fixed interest of $15,000, payable at maturity, which was the earlier of one year or the receipt of an equity or debt financing. The promissory note, including interest, was settled in June 2023.

Project Finance Package with Sprott

On December 20, 2021, the Company executed a non-binding term sheet outlining a $50,000,000 project finance package with Sprott.

The non-binding term sheet with Sprott outlined a $50,000,000 project financing package that the Company expected to fulfill the majority of its funding requirements to restart the Mine. The term sheet consisted of an $8,000,000 royalty convertible debenture (the “RCD”), a $5,000,000 convertible debenture (the “CD1”), and a multi-metals Stream of up to $37,000,000. The CD1 was subsequently increased to $6,000,000, increasing the project financing package to $51,000,000.

On June 17, 2022, the Company consummated a new $15,000,000 convertible debenture (the “CD2”). As a result, total potential funding from Sprott was further increased to $66,000,000 including the RCD, CD1, CD2 and the Stream (together, the “Project Financing Package”).

On June 23, 2023, the Company closed the upsized and improved $67,000,000 project finance package with Sprott, consisting of a $46,000,000 stream and a $21,000,000 new debt facility. The newly proposed $46,000,000 stream (the “Stream”) was envisaged to have the same economic terms as the previously proposed $37,000,000 stream, with a $9,000,000 increase in gross proceeds received by the Company, resulting in a lower cost of capital for the Company. The Company also announced a new $21,000,000 new debt facility (the “Debt Facility”), available for draw at the Company’s election for two years. As a result, total funding commitments from Sprott was envisaged to increase to $96,000,000 including the RCD, CD1, CD2, Stream and debt facility (together, the “Project Financing Package”). The Bridge Loan, as previously envisaged, was repaid from the proceeds of the Stream. The parties also agreed to extend the maturities of the CD1 and CD2 to March 31, 2026, when the full $6,000,000 and $15,000,000, respectively, will become due.

$8,000,000 Royalty Convertible Debenture (RCD)

The Company closed the $8,000,000 RCD on January 7, 2022. The RCD bears interest at an annual rate of 9.0%, payable in cash or common stock at the Company’s option, until such time that Sprott elects to convert a royalty, with such conversion option expiring at the earlier of advancement of the Stream or July 7, 2023 (subsequently amended as described below). In the event of conversion, the RCD will cease to exist and the Company will grant a royalty for 1.85% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey (the “Sprott Royalty”). A 1.35% rate will apply to claims outside of these areas. The RCD was initially secured by a share pledge of the Company’s operating subsidiary, Silver Valley, until a full security package was put in place concurrent with the consummation of the CD1. In the event of non-conversion, the principal of the RCD will be repayable in cash.

Concurrent with the funding of the CD2 in June 2022, the Company and Sprott agreed to a number of amendments to the terms of the RCD, including an amendment of the maturity date from July 7, 2023 to March 31, 2025. The parties also agreed to enter into a Royalty Put Option such that in the event the RCD is converted into a royalty as described above, the holder of the royalty will be entitled to resell the royalty to the Company for $8,000,000 upon default under the CD1 or CD2 until such time that the CD1 and CD2 are paid in full. The Company determined that the amendments in the terms of the RCD should not be treated as an extinguishment of the RCD, and have therefore been accounted for as a modification.

F-18

On June 23, 2023, the funding date of the Stream, the RCD was repaid by the Company granting a royalty for 1.85% of life-of-mine gross revenue (the “Royalty”) from mining claims historically worked as described above. A 1.35% rate will apply to claims outside of these areas. The Company has accounted for the Royalty as a sale of mineral properties (refer to note 7 for further detail). The Company has recognized a gain of $6,980,932 in the consolidated statements of (loss) income and comprehensive (loss) income for the year ending December 31, 2023.

$6,000,000 Series 1 Convertible Debenture (CD1)

The Company closed the $6,000,000 CD1 on January 28, 2022, which was increased from the previously-announced $5,000,000. The CD1 bears interest at an annual rate of 7.5%, payable in cash or common stock at the Company’s option, and matures on July 7, 2023 (subsequently amended, as described below). The CD1 is secured by a pledge of the Company’s properties and assets. Until the closing of the Stream, the CD1 was to be convertible into shares of Company common stock at a price of C$0.30 per share, subject to stock exchange approval (subsequently amended, as described below). Alternatively, Sprott may elect to retire the CD1 with the cash proceeds from the Stream. The Company may elect to repay the CD1 early; if Sprott elects not to exercise its conversion option at such time, a minimum of 12 months of interest would apply.

Concurrent with the funding of the CD2 in June 2022, the Company and Sprott agreed to a number of amendments to the terms of the CD1, including that the maturity date would be amended from July 7, 2023 to March 31, 2025, and that the CD1 would remain outstanding until the new maturity date regardless of whether the Stream is advanced, unless the Company elects to exercise its option of early repayment. The Company determined that the amendments in the terms of the CD1 should not be treated as an extinguishment of the CD1 and have therefore been accounted for as a modification.

Concurrent with the funding of the Stream in June 2023, the Company and Sprott agreed to amend the maturity date of CD1 from March 31, 2025, to March 31, 2026, and that CD1 would remain outstanding until the new maturity date unless the company elects to exercise its option of early repayment. The Company determined that the amendments to the terms of the CD1 should not be treated as an extinguishment of the CD1 and have therefore been accounted for as a modification.

In August 2024, the Company and Sprott agreed to amend the maturity date of CD1 from March 31, 2026, to March 31, 2028, and that CD1 would remain outstanding until the new maturity date unless the Company elects to exercise its option of early repayment. The Company determined that the amendments to the terms of the CD1 should not be treated as an extinguishment of the CD1 and have therefore been accounted for as a modification. As a result of the modification the company reported a gain of $366,201 in the gain (loss) on debt modification of the consolidated statement of loss for year ended December 31, 2024 (gain of $58,657 for the year ended December 31, 2023).

The CD1 is convertible into Common Shares at a price of C$0.30 per Common Share, subject to stock exchange approval.

$15,000,000 Series 2 Convertible Debenture (CD2)

The Company closed the $15,000,000 CD2 on June 17, 2022. The CD2 bears interest at an annual rate of 10.5%, payable in cash or common stock at the Company’s option, and matured on March 31, 2025. The CD2 is secured by a pledge of the Company’s properties and assets, and is convertible into Company common stock at a price of C$0.29 per share at Sprott’s election at any time through the maturity date. The repayment terms included 3 quarterly payments of $2,000,000 each beginning June 30, 2024, and $9,000,000 on the maturity date.

Concurrent with the funding of the Stream in June 2023, the Company and Sprott agreed to amend the maturity date of the CD2 from 3 quarterly payments of $2,000,000 each beginning June 30, 2024, and $9,000,000 on March 31, 2025, to payment in full on March 31, 2026, and that the CD2 would remain outstanding until the new maturity date unless the Company elects to exercise its option of early repayment or Sprott elects to exercise its share conversion option. The Company determined that the amendments to the terms of the CD2 should not be treated as an extinguishment of the CD2 and have therefore been accounted for as a modification. As a result of the modification the company reported a gain of $941,861 in the gain (loss) on debt modification of the consolidated statement of loss for year ended December 31, 2024 (loss of $3,833 for the year ended December 31, 2023).

F-19

In August 2024, the Company and Sprott agreed to amend the maturity date of CD2 from March 31, 2026, to March 31, 2029, and that CD2 would remain outstanding until the new maturity date unless the Company elects to exercise its option of early repayment. The Company determined that the amendments to the terms of the CD2 should not be treated as an extinguishment of the CD2 and have therefore been accounted for as a modification.

The CD2 is convertible into Common Shares at a price of C$0.29 per Common Share, subject to stock exchange approval.

The Company determined that in accordance with ASC 815 derivatives and hedging, each debenture will be valued and carried as a single instrument, with the periodic changes to fair value accounted through earnings, profit and loss.

Consistent with the approach above, the following table summarizes the key valuation inputs as at applicable valuation dates using the binomial lattice methodology based on a Cox-Ross-Rubenstein (“CRR”) approach:

Reference (1)(2)	Valuation date	Maturity date	Contractual Interest rate	Stock price ($)	Expected equity volatility	Credit spread	Risk-free rate	Risk- adjusted rate
CD1 note(3)	12-31-23	03-31-26	7.50%	0.098	115%	8.41%	4.18%	18.89%
CD2 note (3)	12-31-23	03-31-26	10.50%	0.098	115%	8.41%	4.18%	20.79%
CD1 note(3)	12-31-24	03-31-28	7.50%	0.113	105%	4.72%	4.28%	15.45%
CD2 note(3)	12-31-24	03-31-29	10.50%	0.113	105%	5.03%	4.34%	17.89%

(1)	The CD1 carried a Discount for Lack of Marketability (“DLOM”) of 5.0% as of the issuance date. The CD2 carried a DLOM of 10.0% as of the issuance date.
(2)	CD1 carries an instrument-specific spread of 7.23%, CD2 carries an instrument-specific spread of 9.32%
(3)	The conversion price of the CD1 is $0.208 and CD2 is $0.202 as of December 31, 2024. The conversion price of the CD1 is $0.227 and CD2 is $0.219 as of December 31, 2023.

The resulting fair values of the CD1, RCD, and CD2 at December 31, 2024, and as of December 31, 2023, were as follows:

Instrument Description	December 31, 2024	December 31, 2023
CD1	$5,494,151	$5,244,757
CD2	13,898,481	13,458,570
Total	$19,392,632	$18,703,327

The total (loss) gain on fair value of debentures recognized during the year ended December 31, 2024 and December 31, 2023, was $(890,258) and $1,673,776, respectively. The portion of changes in fair value that is attributable to changes in the Company’s credit risk is accounted for within other comprehensive loss. During the year ended December 31, 2024 and December 31, 2023, the Company recognized $(1,107,109) and $554,787 respectively, within other comprehensive loss. Interest expense for the year ended December 31, 2024 and 2023 was $2,030,548 and $2,368,233 respectively. At December 31, 2024 interest of $510,411 ($510,411 at December 31, 2023) is included in interest payable on the consolidated balance sheets. During the year ended December 31, 2024, the Company issued shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures recognizing a loss on extinguishment of debt of $397,016 ($268,889 in the year ended December 31, 2023) in the consolidated statements of loss and comprehensive loss.

F-20

The Company performs quarterly testing of the covenants in the CD1 and CD2 and was in compliance with all such covenants as of December 31, 2024.

$5,000,000 Bridge Loan

On December 6, 2022, the Company closed a $5,000,000 loan facility with Sprott (the “Bridge Loan”). The Bridge Loan is secured by the same security package in place for the RCD, CD1, and CD2. The Bridge Loan bears interest at 10.5% per annum and matures at the earlier of (i) the advance of the Stream, or (ii) June 30, 2024. In addition, the minimum quantity of metal delivered under the Stream, if advanced, would increase by 5% relative to amounts previously announced.

On June 23, 2023, the Company repaid the outstanding principal and interest on the Bridge Loan recognizing a loss on extinguishment of debt of $222,754 in the consolidated statements of loss and comprehensive loss. Interest expense for year ended December 31, 2024, was $nil compared to $346,550 for the year ended December 31, 2023.

The Stream

On June 23, 2023, all conditions were met for the closing of the Stream, and $46,000,000 was advanced to the Company. The Stream is secured by the same security package that is in place with respect to the RCD, CD1, and CD2. The Stream is repayable by applying 10% of all payable metals sold until a minimum quantity of metal is delivered consisting of, individually, 63.5 million pounds of zinc, 40.4 million pounds of lead, and 1.2 million ounces of silver (subsequently amended, as described below). Thereafter, the Stream would be repayable by applying 2% of payable metals sold. The delivery price of streamed metals will be 20% of the applicable spot price. At the Company’s option, the Company may buy back 50% of the Stream Amount at a 1.40x multiple of the Stream Amount between the second and third anniversary of the date of funding, and at a 1.65x multiple of the Stream Amount between the third and fourth anniversary of the date of funding. The Company incurred $740,956 of transactions costs directly related to the Stream which were capitalized against the initial recognition of the Stream of $45,259,044 on the consolidated balance sheets.

The Company determined that in accordance with ASC 815 derivatives and hedging, the Stream does not meet the criteria for treatment as a derivate instrument as the quantities of metal to be sold thereunder are not subject to a minimum quantity, and therefore a notional amount is not determinable. The Company has therefore determined that in accordance with ASC 470, the stream obligation should be treated as a liability based on the indexed debt rules thereunder. The initial recognition has been made at fair value based on cash received, net of transaction costs, and the discount rate calibrated so that the future cash flows associated with the Stream, using forward commodity prices, equal the cash received. The measurement of the stream obligation is accounted for at amortized cost with accretion at the discount rate. Subsequent changes to the expected cash flows associated with the Stream will result in the adjustment of the carrying value of the stream obligation using the same discount rate, with changes to the carrying value recognized in the consolidated statements of loss and comprehensive loss.

The Company determined the effective interest rate of the Stream obligation to be 10.7% and recorded accretion expense on the liability of $4,003,934 for the year ended December 31, 2024 ($2,516,593 for the year ended December 31, 2023) recognized in the consolidated statement of loss and comprehensive loss, accretion expense on the liability of $1,615,066 for the year ended December 31, 2024 ($233,407 for the year ended December 31, 2023) capitalized into the process plant (note 6) on the consolidated balance sheets and loss on revaluation of the liability of $230,000 for the year ended December 31, 2024 ($3,128,956 for the year ended December 31, 2023), bringing the liability to $56,987,000 as of December 31, 2024. The revaluation is because of a change in projections. The key assumptions used in the revaluation are production of 676,000,000 lbs of zinc, 366,000,000 lbs of lead, 8,800,000 oz of silver over 14 years and commodity prices of 1.20 $/lb to 1.27 $/lb for zinc, 0.94 $/lb to 0.97 $/lb for lead, and 27.61 $/oz to $31.7 $/oz for silver.

F-21

$21,000,000 Debt Facility

On June 23, 2023, the Company closed a $21,000,000 debt facility with Sprott which is available for draw at the Company’s election for a period of 2 years. Any amounts drawn will bear interest of 10% per annum, from the later of the Funding Date and June 30, 2027 to the date of repayment in full, at the rate of per cent 15.0% per annum, which is payable annually in cash or capitalized at the Company’s election. The maturity date of any drawings under the Debt Facility will be June 30, 2030. For every $5,000,000 or part thereof advanced under the Debt Facility, the Company will grant a new 0.5% life-of-mine gross revenue royalty, on the same terms as the Royalty, to a maximum of 2.0% on the Primary Claims and 1.4% on the Secondary Claims. The Company may buy back 50% of these royalties for $20,000,000.

On December 12, 2024, the Company drew $5,000,000 on the debt facility. The proceeds were bifurcated between host debt and the underlying sale of mineral interest to Sprott (Note 7). On December 19, 2024, the Company drew $5,000,000 on the debt facility. The proceeds were bifurcated between host debt and the underlying sale of mineral interest to Sprott (Note 7). The Company recorded accretion expense on the debt facility of $31,280 for the year ended December 31, 2024 ($nil for the year ended December 31, 2023), bringing the net liability to $9,236,610 as of December 31, 2024.

The Company performs quarterly testing of the covenants in the debt facility and was in compliance with all such covenants as of December 31, 2024.

Silver Loan

On August 8, 2024, the Company entered into definitive agreements with Monetary Metals Bond III LLC, an entity established by Monetary Metals & Co., for a silver loan in an amount of U.S. dollars equal to up to 1.2 million ounces of silver, to be advanced in one or more tranches, in support of the re-start and ongoing development of the Bunker Hill Mine (the “Silver Loan”). On August 8, 2024, the Company closed the first tranche Silver Loan in the principal amount of $16,422,039, being the number of U.S. dollars equal to 609,805 ounces of silver. After deduction of financing costs and the first year interest, the Company received $13,225,005. The Silver Loan is for a term of three years, secured against the Company’s assets and repayable in cash or silver ounces. The Silver Loan bears interest at the rate of 15% per annum, payable in cash or silver ounces on the last day of each quarterly interest period. On September 25, 2024, the Company closed the second tranche Silver Loan in the principal amount of $6,369,000, being the number of U.S. dollars equal to 200,000 ounces of silver. After deduction of financing costs and the first year interest the Company received $5,352,438. On November 6, 2024, the Company closed the third tranche Silver Loan in the principal amount of $6,321,112, being the number of U.S. dollars equal to 198,777 ounces of silver. After deduction of financing costs and the first year interest the Company received $5,422,474. On November 8, 2024, the Company closed the fourth tranche Silver Loan in the principal amount of $1,250,000, being the number of U.S. dollars equal to 39,620 ounces of silver. After deduction of financing costs and the first year interest the Company received $1,076,563. On December 30, 2024, the Company closed the fifth tranche Silver Loan in the principal amount of $1,478,847, being the number of U.S. dollars equal to 50,198 ounces of silver. After deduction of financing costs and the first year interest the Company received $1,201,781.

In connection with closing of the First Tranche, the Company issued a total of 1,280,591 Warrants to Monetary Metals & Co. (the “Tranche 1 Warrants”). The Tranche 1 Warrants will be exercisable until August 8, 2027, and the Exercise Price of the Tranche 1 Warrants will be C$0.16.

In connection with closing of the Second Tranche, the Company issued a total of 400,000 Warrants to Monetary Metals & Co. (the “Tranche 2 Warrants”). The Tranche 2 Warrants will be exercisable until August 8, 2027, and the Exercise Price of the Tranche 2 Warrants will be C$0.16.

In connection with closing of the Third and Fourth Tranches, the Company issued a total of 476,793 Warrants to Monetary Metals & Co. (the “Tranche 3 & 4 Warrants”). The Tranche 3 & 4 Warrants will be exercisable until August 8, 2027, and the Exercise Price of the Tranche 3 & 4 Warrants will be C$0.12.

The Company determined that in accordance with ASC 815 Derivatives and Hedging, the Silver Loan is valued and recorded as a single instrument, with the periodic changes to fair value accounted through earnings, profit and loss.

F-22

The fair value of the Silver Loan was determined using the Black-Derman-Toy (“BDT”) model. The BDT model models the evolution of interest rates over time using a binomial tree structure by capturing level of interest rates and volatility and estimates the value of the prepayment option by assessing how the borrower’s incentive to prepay changes with interest rate movements. The key inputs include:

Reference	Valuation Date	Maturity Date	Contractual Interest Rate	Interest Rate Volatility	Risk-free rate	Credit Spread	Risk-adjusted rate
Tranche 1	Aug 8, 2024	Aug 8, 2027	15%	31.5%	3.86%	12.92%	16.78%
Tranche 2	Sep 25, 2024	Aug 8, 2027	15%	31.0%	3.49%	11.02%	14.51%
Tranche 3	Nov 6, 2024	Aug 8, 2027	15%	28.0%	4.21%	4.46%	15.78%
Tranche 4	Nov 8, 2024	Aug 8, 2027	15%	28.5%	4.21%	4.76%	16.30%
Tranche 5	Dec 30, 2024	Aug 8, 2027	15%	26.5%	4.23%	4.23%	16.54%
Tranche 1, 2, 3, 4, & 5	Dec 31, 2024	Aug 8, 2027	15%	26.5%	4.23%	4.53%	16.54%

The resulting fair values of the Silver Loan at December 31, 2024, and as of the issuance date, were as follows:

Reference	Dec 31, 2024	Aug 8, 2024
Silver Loan	$31,802,708	$13,225,005

The loss on changes in fair value of Silver Loan recognized on the consolidated statements of loss and comprehensive loss during the year ended December 31, 2024, was $2,820,533 compared to $nil for the year ended December 31, 2023. The portion of changes in fair value that is attributable to changes in the Company’s credit risk is accounted for within other comprehensive income (loss) during the year ended December 31, 2024, was $2,703,914, compared to $nil for the year ended December 31, 2023.

The Company performs quarterly testing of the covenant of the Silver Loan and was in compliance with all such covenants as of December 31, 2024.

Other Interest

During the year ended December 31, 2024, and December 31, 2023 the Company recognized $nil and $1,708 respectively of other interest expense.

11. Capital stock, warrants and stock options

Authorized

The total authorized capital is as follows:

●	1,500,000,000 shares of common stock, with a par value of $0.000001 per share; and
●	10,000,000 preferred shares with a par value of $0.000001 per preferred share

Issued and outstanding

In January 2023, the Company issued 6,377,271 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended December 31, 2022.

In March 2023, the Company issued 9,803,574 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ending March 31, 2023.

In March 2023, the Company amended the exercise price and expiry date of 10,416,667 warrants which were previously issued in a private placement to Teck on May 13, 2022 in consideration for the Company’s acquisition of the Pend Oreille process plant. The warrant entitled the holder thereof to purchase one share of Common Share of the Company at an exercise price of C$0.37 per Warrant at any time on or prior to May 12, 2025. The Company amended the exercise price of the warrants from C$0.37 to C$0.11 per Warrant and the expiry date from May 12, 2025, to March 31, 2023, resulting in a gain on modification of warrants of $214,714. In March 2023, Teck exercised all 10,416,667 warrants at an exercise price of C$0.11, for aggregate gross proceeds of C$1,145,834 to the Company. During the quarter ended March 31, 2023, the Company recognized a change in derivative liability of $400,152 relating to the Teck warrants using the following assumptions: volatility of 120%, stock price of C$0.11, interest rate of 3.42% to 4.06%, and dividend yield of 0%.

F-23

In March 2023, the Company closed a brokered private placement of special warrants of the Company (the “March 2023 Offering”), issuing 51,633,727 special warrants of the Company (“March 2023 Special Warrants”) at C$0.12 per March 2023 Special Warrant for $4,536,020 (C$6,196,047), of which $3,661,822 was received in cash and $874,198 was applied towards settlement of accounts payable, accrued liabilities and promissory notes.

In connection with the March 2023 Offering, each March 2023 Special Warrant is automatically exercisable (without payment of any further consideration and subject to customary anti-dilution adjustments) into one unit of the Company (a “March 2023 Unit”). Each March 2023 Unit consists of one share of common stock of the Company (each, a “Unit Share”) and one common stock purchase warrant of the Company (each, a “Warrant”). Each whole Warrant entitles the holder thereof to acquire one share of common stock of the Company (a “Warrant Share”, and together with the Unit Shares, the “Underlying Shares”) at an exercise price of C$0.15 per Warrant Share until March 27, 2026, subject to adjustment in certain events. In the event that the Registration Statement had not been declared effective by the SEC on or before 5:00 p.m. (EST) on July 27, 2023, each unexercised Special Warrant would be deemed to be exercised on the Automatic Exercise Date into one penalty unit of the Company (each, a “Penalty Unit”), with each Penalty Unit being comprised of 1.2 Unit Shares and 1.2 Warrants. Notice of such effectiveness was received on July 11, 2023, eliminating the potential for issuance of the Penalty Units.

In connection with the March 2023 Offering, the Company incurred share issuance costs of $846,661 and issued 2,070,258 compensation options (the “March 2023 Compensation Options”). Each March 2023 Compensation Option is exercisable at an exercise price of C$0.15 into one Unit Share and one Warrant Share.

The Special Warrants issued on March 27, 2023, were converted to 51,633,727 shares of common stock and common stock purchase warrants on July 24, 2023. The Company determined that in accordance with ASC 815 derivatives and hedging, each Special Warrant will be valued and carried as a single instrument, with the periodic changes to fair value accounted through earnings, profit and loss until the shares of common stock and common stock purchase warrants are issued.

In May 2023, the Company issued 1,318,183 shares of common stock in connection with settlement of RSUs.

In June 2023, the Company issued 4,449,035 shares of common stock in connection with settlement of RSUs.

In June 2023, the Company issued 3,944,364 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended June 30, 2023.

In November 2023, the Company issued 42,000 shares of common stock in connection with settlement of RSUs.

In January 2024, the Company issued 7,392,859 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended December 31, 2023.

In March 2024, the Company issued 2,546,436 shares of common stock in connection with settlement of RSUs.

In April 2024, the Company issued 100,000 shares of common stock in connection with settlement of RSUs.

In April 2024, the Company issued 6,398,439 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ending March 31, 2024.

In July 2024, the Company issued 4,653,409 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ending June 30, 2024.

In August 2024, in connection with closing of the First Tranche, the Company issued 1,280,591 Warrants to Monetary Metals & Co. The Tranche 1 Warrants will be exercisable until August 8, 2027, at an exercise price of C$0.16.

F-24

In October 2024, in connection with closing of the Second Tranche, the Company issued 400,000 Warrants to Monetary Metals & Co. The Tranche 2 Warrants will be exercisable until August 8, 2027, at an exercise price of C$0.16.

In October 2024, the Company issued 5,175,000 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ending September 30, 2024.

In October 2024, the Company issued 5,175,000 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ending June 30, 2024.

In October 2024, the Company issued 750,000 shares of common stock in connection with settlement of DSUs.

In November 2024, the Company issued 21,000 shares of common stock in connection with settlement of RSUs.

In November 2024, in connection with closing of the Third & Fourth Tranche, the Company issued 476,793 Warrants to Monetary Metals & Co. The Tranche 3 & 4 Warrants will be exercisable until August 8, 2027, at an exercise price of C$0.12.

For each financing, the Company has accounted for the warrants in accordance with ASC Topic 815 Derivatives and Hedging. The warrants are considered derivative instruments as they were issued in a currency other than the Company’s functional currency of the U.S. dollar. The estimated fair value of warrants accounted for as liabilities was determined on the date of issue and marked to market at each financial reporting period. The change in fair value of the warrant is recorded in the consolidated statement of operations and comprehensive loss as a gain or loss in the change in derivative liability line item and is estimated using the Binomial model.

The fair value of the warrant liabilities related to the various tranches of warrants issued during the period were estimated using the Binomial model to determine the fair value using the following assumptions as at December 31, 2024 and December 31, 2023:

November 2024 warrants	December 31, 2024	Grant Date
Expected life	950 days	996 days
Volatility	95%	105%
Risk free interest rate	2.96%	3.14%
Dividend yield	0%	0%
Share price (C$)	$0.155	$0.125
Fair value	$32,374	$26,752
Change in derivative liability	$5,622

October 2024 warrants	December 31, 2024	Grant Date
Expected life	950 days	1,041 days
Volatility	95%	105%
Risk free interest rate	2.96%	2.84%
Dividend yield	0%	0%
Share price (C$)	$0.155	$0.16
Fair value	$25,881	$29,780
Change in derivative liability	$(3,899)

F-25

August 2024 warrants	December 31, 2024	Grant Date
Expected life	950 days	1,095 days
Volatility	95%	105%
Risk free interest rate	2.96%	3.25%
Dividend yield	0%	0%
Share price (C$)	$0.155	$0.16
Fair value	$82,857	$98,493
Change in derivative liability	$(15,636)

March 2023 warrants	December 31, 2024	December 31, 2023
Expected life	451 days	817 days
Volatility	24%	24%
Risk free interest rate	2.96%	3.88%
Dividend yield	0%	0%
Share price (C$)	$0.155	$0.11
Fair value	$915,046	$281,085
Change in derivative liability	$633,961

April 2022 special warrants issuance	December 31, 2024	December 31, 2023
Expected life	91 days		457 days
Volatility	70%		110%
Risk free interest rate	2.96%		3.88%
Dividend yield	0%		0%
Share price (C$)	$0.155		$0.11
Fair value	$1		$546,592
Change in derivative liability	$(546,591)	$

April 2022 non-brokered issuance	December 31, 2024	December 31, 2023
Expected life	91 days		457 days
Volatility	70%		110%
Risk free interest rate	2.96%		3.88%
Dividend yield	0%		0%
Share price (C$)	$0.155		$0.11
Fair value	$1		$21,252
Change in derivative liability	$(21,251)	$

June 2022 issuance	December 31, 2024	December 31, 2023
Expected life	91 days	457 days
Volatility	70%	110%
Risk free interest rate	2.96%	3.88%
Dividend yield	0%	0%
Share price (C$)	$0.155	$0.11
Fair value	$1	$17,589
Change in derivative liability	$(17,588)

F-26

February 2021 issuance	December 31, 2024	December 31, 2023
Expected life	405 days	771 days
Volatility	70%	110%
Risk free interest rate	2.96%	3.88%
Dividend yield	0%	0%
Share price	$0.155	$0.11
Fair value	$44,465	$367,349
Change in derivative liability	$(322,884)

June 2019 issuance	December 31, 2024	December 31, 2023
Expected life	365 days	731 days
Volatility	70%	110%
Risk free interest rate	2.96%	3.88%
Dividend yield	0%	0%
Share price	$0.155	$0.11
Fair value	$9,724	$226,570
Change in derivative liability	$(216,846)

August 2019 issuance	December 31, 2024	December 31, 2023
Expected life	365 days	731 days
Volatility	70%	110%
Risk free interest rate	2.96%	3.88%
Dividend yield	0%	0%
Share price	$0.155	$0.11
Fair value	$14,945	$348,211
Change in derivative liability	$(333,266)

Warrants

		Weighted	Weighted
		Average	average
	Number of	exercise price	grant date
	warrants	(C$)	value ($)

Balance, December 31, 2022	162,129,064	$0.49	$0.17
Issued	51,633,727	0.15	0.05
Exercised	(10,416,667)	0.11	0.12
Expired	(58,284,148)	0.50	0.27
Balance, December 31, 2023	145,061,976	$0.37	$0.09
Issued	2,157,384	0.15	0.07
Balance, December 31, 2024	147,219,360	$0.37	$0.09

At December 31, 2024, the following warrants were outstanding:

	Exercise	Number of	Number of warrants
Expiry date	price (C$)	warrants	exercisable

April 1, 2025	0.37	40,538,969	40,538,969
December 31, 2025	0.59	32,895,200	32,895,200
February 9, 2026	0.60	17,112,500	17,112,500
February 16, 2026	0.60	2,881,580	2,881,580
March 27, 2026	0.15	51,633,727	51,633,727
August 8, 2027	0.16	1,680,591	1,680,591
August 8, 2027	0.12	476,793	476,793
		147,219,360	147,219,360

During the year ended December 31, 2024, 10,416,667 May 2022 Teck warrants were exercised

F-27

Compensation options

At December 31, 2024, the following broker options were outstanding:

		Weighted
	Number of	average
	broker	exercise price
	options	(C$)

Balance, December 31, 2022	5,470,799	$0.34
Issued – March 2023 Compensation Options (i)	2,070,258	0.15
Expired – August 2020 Compensation Options	(3,239,907)	0.35
Balance, December 31, 2023	4,301,150	0.24

Balance, December 31, 2023	4,301,150	0.24
Expired – February 2024	(351,000)	0.50
Expired – April 2024	(1,879,892)	0.30
Balance, December 31, 2024	2,070,258	$0.15

(i)	The grant date fair value of the March 2023 Compensation Options was estimated at $111,971 using the Black-Scholes valuation model with the following underlying assumptions:

Grant Date	Risk free interest rate	Dividend yield	Volatility	Stock price	Weighted average life
March 2023	3.4%	0%	120%	C$0.11	3 years

	Exercise	Number of	Grant date Fair value
Expiry date	price (C$)	broker options	($)

March 27, 2026 (i)	$0.15	2,070,258	$111,971
		2,070,258	$111,971

(i)	Exercisable into one March 2023 Unit.

F-28

Stock options

The following table summarizes the stock option activity during the years ended December 31, 2024 and 2023:

		Weighted
		average
	Number of	exercise price
	stock options	(C$)

Balance, December 31, 2022	9,320,636	$0.51
Expired September 30, 2023	(200,000)	0.60
Expired November 25, 2023	(150,000)	0.15
Balance, December 31, 2023	8,970,636	$0.52
Granted August 1, 2024	87,493	0.16
Expired October 24, 2024	(1,575,000)	0.60
Expired October 31, 2024	(1,037,977)	0.34
Balance, December 31, 2024	6,445,152	$0.52

(i)	On August 1, 2024, 87,493 stock options were issued to an employee of the Company, which vest on August 1, 2025. These options have a 5-year life and are exercisable at C$0.16 per share of common stock. The grant fair value of the options was estimated at $7,242. The vesting of these options resulted in stock-based compensation of $3,016 for the year ended December 31, 2024, which is included in the operation and administration expense of the consolidated statements of loss and comprehensive loss.

The fair value of these stock options was determined on the date of grant using the Black-Scholes valuation model, and using the following underlying assumptions:

	Risk free interest rate	Dividend yield	Volatility	Stock price	Weighted average life
October 2019	1.54%	0%	100%	C$0.50	5 years
April 2020	0.44%	0%	100%	C$0.50	5 years
February 2021	0.64%	0%	100%	C$0.34	5 years
November 2022	3.22%	0%	120%	C$0.15	5 years
August 2024	3.09%	0%	91%	C$0.16	5 years

The following table reflects the stock options issued and outstanding as of December 31, 2024:

			Number of
	Remaining	Number of	options
Exercise	contractual	options	vested	Grant date
price (C$)	life (years)	outstanding	(exercisable)	fair value ($)
0.55	0.30	5,957,659	5,957,659	1,536,764
0.15	2.90	400,000	400,000	37,387
0.16	4.59	87,493	-	7,242
		6,445,152	6,357,659	$1,581,393

The vesting of stock options during the year ended December 31, 2024, resulted in stock-based compensation expenses of $36,386 ($147,592 for the year ended December 31, 2023).

F-29

12. Income per Share

Potentially dilutive securities include convertible debentures payable, warrants, broker options, stock options, and unvested RSU. Diluted income per share reflects the assumed exercise or conversion of all dilutive securities using the treasury stock method.

	Year ended December 31, 2024	Year ended December 31, 2023
Net loss for the year	(25,341,623)	(13,432,539)

Basic loss per share Weighted average number of shares of common stock - basic	340,244,856	280,354,631
Net loss per share – basic	(0.07)	(0.05)
Net loss for the period	(25,341,623)	(13,432,539)
Dilutive effect of convertible debentures	-	-
Dilutive effect of warrants on net income	-	-
Diluted net loss for the year	(25,341,623)	(13,432,539)
Weighted average number of shares of common stock - basic	340,244,856	280,354,631
Diluted effect:
Stock options and RSUs	-	-
Weighted average number of shares of common stock - fully diluted	340,244,856	280,354,631
Net loss per share - fully diluted	(0.07)	(0.05)

13. RSU’s

Effective March 25, 2020, the board of directors approved a RSU Plan to grant RSUs to its officers, directors, key employees and consultants.

The following table summarizes the RSU activity during the year ended December 31, 2023:

		Weighted
		average
		grant date
		fair value
	Number of	per share
	shares	(C$)

Unvested as at December 31, 2022	4,822,741	$0.22
Granted (i, ii, iii)	10,844,993	0.23
Vested	(5,809,217)	0.24
Forfeited	(2,813,990)	0.20
Unvested as at December 31, 2023	7,044,527	$0.24
Granted (iv, v)	9,720,403	0.11
Vested	(2,667,436)	0.23
Forfeited	(71,000)	0.50
Unvested as at December 31, 2024	14,026,494	$0.15

(i)	On June 1, 2023, the Company granted 4,067,637 RSUs to executives and employees of the Company, which vested immediately. The vesting of these RSUs resulted in stock-based compensation of $355,420 for the year ended December 31, 2023, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

(ii)	On June 4, 2023, the Company granted 42,000 RSUs to a consultant of the Company, vested immediately. The vesting of these RSUs resulted in stock-based compensation of $7,825 for the year ended December 31, 2023, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

(iii)	On July 4, 2023, the Company granted 6,735,356 RSUs to executives and employees of the Company, which vest in one-third increments on March 31 of 2024, 2025 and 2026. The vesting of these RSUs resulted in stock-based compensation of $344,515 for the year ended December 31, 2023, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

F-30

(iv)	On January 29, 2024, the Company granted 672,450 RSUs to executives and employees of the Company, which vest on January 29, 2025. The vesting of these RSUs resulted in stock-based compensation of $50,000 for the year ended December 31, 2024, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

(v)	On March 13, 2024, the Company granted 9,047,953 RSUs to executives and employees of the Company, which vest in one-third increments on March 31 of 2025, 2026 and 2027. The vesting of these RSUs resulted in stock-based compensation of $361,690 for the year ended December 31, 2024, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

The vesting of RSUs during the year ended December 31, 2024, resulted in stock-based compensation expense of $836,691 (949,114 for the year ended December 31, 2023), which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

14. DSU’s

Effective April 21, 2020, the board of directors approved a DSUs Plan to grant DSUs to its directors. The DSU Plan permits the eligible directors to defer receipt of all or a portion of their retainer or compensation until termination of their services and to receive such fees in the form of cash at that time.

Upon vesting of the DSUs or termination of service as a director, the director will be able to redeem DSUs based upon the then market price of the Company’s common stock on the date of redemption in exchange for cash.

The following table summarizes the DSU activity during the years ended December 31, 2024 and 2023:

		Weighted
		average
		grant date
		fair value
	Number of	per share
	shares	(C$)

Unvested as at December 31, 2022	2,710,000	$0.97
Granted (i, ii)	1,857,280	0.22
Vested (i, iii, iv)	(3,071,826)	0.55
Unvested as at December 31, 2023	1,495,454	$0.90
Granted (v, vi)	2,865,363	0.13
Vested (ii)(v)	(4,023,342)	0.41
Unvested as at December 31, 2024	337,475	$0.16

(i)	On July 4, 2023, 1,611,826 DSUs were issued to the Company’s Directors which vested immediately.

(ii)	On July 6, 2023, 245,454 DSUs were issued to one of the Company’s Directors which vests on July 6, 2024.

(iii)	On April 21, 2023, 1,250,000 DSUs for one of the Company’s Directors vested.

(iv)	On July 1, 2023, 210,000 DSUs for one of the Company’s Directors vested.

(v)	On April 1, 2024, 1,907,840 DSUs were issued to the Company’s Directors which vested immediately.

F-31

(vi)	On October 1, 2024, 337,475 DSUs were issued to one of the Company’s Directors which vests on October 1, 2025.

In October 2024 the Company settled 1,051,787 DSUs by issuing 750,000 shares of common stock at C$0.16 a share and cash payment $46,304 to a certain director of the Company. The vesting of DSU’s during the year ended December 31, 2024, resulted in stock-based compensation of $482,994 (a stock-based recovery of $4,416 for the year ended December 31, 2023). The fair value of each DSU is $0.11 as of December 31, 2024 and $0.08 as of December 31, 2023.

15. Commitments and contingencies

As stipulated in the agreement with the EPA and as described in Note 9, the Company is required to make two types of payments to the EPA and IDEQ, one for historical water treatment cost-recovery to the EPA, and the other for ongoing water treatment. Water treatment costs incurred through December 2021 are payable to the EPA, and water treatment costs incurred thereafter are payable to the IDEQ. The IDEQ (as done formerly by the EPA) invoices the Company on an annual basis for the actual water treatment costs, which may exceed the recognized estimated costs significantly. When the Company receives the water treatment invoices, it records any liability for actual costs over and above any estimates made and adjusts future estimates as required based on these actual invoices received. The Company is required to pay for the actual costs regardless of the periodic required estimated accruals and payments made each year.

On July 28, 2021, a lawsuit was filed in the U.S. District Court for the District of Idaho brought by Crescent Mining, LLC (“Crescent”). The named defendants include Placer Mining, Robert Hopper Jr., and the Company. The lawsuit alleges that Placer Mining and Robert Hopper Jr. intentionally flooded the Crescent Mine during the period from 1991 and 1994, and that the Company is jointly and severally liable with the other defendants for unspecified past and future costs associated with the presence of acid mine drainage in the Crescent Mine. The plaintiff has requested unspecified damages. On September 20, 2021, the Company filed a motion to dismiss Crescent’s claims against it, contending that such claims are facially deficient.  On March 2, 2022, Chief U.S. District Court Judge, David C. Nye granted in part and denied in part the Company’s motion to dismiss. The court granted the Company’s motion to dismiss in respect of Crescent’s cost recovery claim under CERCLA Section 107(a), and declaratory judgment, tortious interference, trespass, nuisance and negligence claims. These claims were dismissed without prejudice. The court denied the motion to dismiss filed by Placer Mining Corp. for Crescent’s trespass, nuisance and negligence claims. Crescent later filed an amended complaint on April 1, 2022. Placer Mining Corp. and Bunker Hill Mining Corp are named as co-defendants. Bunker Hill responded to the amended filing, refuting and denying all allegations made in the complaint except those that are assertions of fact as a matter of public record. The Company believes Crescent’s lawsuit is without merit and intends to vigorously defend itself, as well as Placer Mining Corp. pursuant to the Company’s indemnification of Placer Mining Corp in the sale and purchase agreement executed between the companies for the Mine on December 15, 2021. The lawsuit is currently in the discovery phase, in which information is gathered and exchanged.

16. Income taxes

At December 31, 2024, and December 31, 2023, the Company had no accrued interest and penalties related to uncertain tax positions. The income tax provision differs from the amount of income tax determined by applying the U.S. federal tax rate of 21.0% (December 31, 2023 – 21.0%) to pretax loss from operations for the periods ended December 31, 2024 and December 31, 2023 as follows:

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2024	2023

(Loss) before income taxes	$(26,880,213)	$(10,843,949)
Expected income tax (recovery)	(5,644,845)	(2,277,229)
Change in estimates in respect of prior periods	104,648	(340,768)
Change in tax rate	135,998	-
Change in fair value of derivative liability	(176,059)	(495,605)
State and local taxes, net of federal benefit	(463,643)	463,643
Loss on debt settlement	37,723	124,154
Other	39,876	(75,605)
Change in valuation allowance	4,427,712	5,190,000
Total	$(1,538,590)	$2,588,590

F-32

The components of deferred tax assets and liabilities are as follows:

	December 31,	December 31,
	2024	2023

Deferred tax assets:
Net operating loss carryforwards	$9,692,247	$15,583,299
Mining interests	7,097,179	7,000,260
EPA liabilities	2,282,217	2,565,870
Stream debenture	15,212,680	13,903,560
Lease liabilities	67,178	113,990
Other deferred tax assets	2,489,658	993,979
Total deferred tax assets	36,841,159	40,160,958
Valuation allowance	(35,631,961)	(29,214,112)
Total deferred tax assets	1,209,198	10,946,846
Deferred tax liabilities:
Deferred revenue	-	(12,526,577)
Convertible debentures	(429,087)	(615,508)
Right of use assets and lease obligations	(202,381)	(167,506)
Equipment	(577,730)	(224,553)
Unrealized foreign exchange gain	-	(1,292)
Total deferred tax liabilities	(1,209,198)	(13,535,436)
Net deferred tax liabilities	$-	$(2,588,590)

The potential income tax benefit of net deferred tax assets has been offset by a full valuation allowance.

At December 31, 2024 and December 31, 2023, the Company has an unused net operating loss carryforward balance of $37,379,170 and $58,145,638, respectively, that is available to offset future taxable income. The net operating loss carryforwards generated before 2018 expire between 2031 and 2037. The losses generated in 2018 and later tax years do not expire.

The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company incurred income tax benefit of $(1,538,590) for the year ended December 31, 2024, and incurred $2,588,590 of income tax expense for the year ended December 31, 2023. The Company’s effective income tax rate for 2024 was 5.8% compared to -23.4% for 2023. The effective tax rate for 2024 differed from the statutory rate primarily due to the income tax treatment of the Stream proceeds as deferred revenue on receipt, the recognition of the Stream proceeds in current year taxable income, and due to changes in the valuation allowance established to offset net deferred tax assets.

The tax years that remain subject to examination by major taxing jurisdictions are those for the years ended December 31, 2015 through 2024.

F-33

17. Operating Expenses

	Year Ended
	December 31
	2024	2023
Operating expenses
General administration expenses	$11,709,118	$7,995,201
Salaries, wages, and consulting fees	3,940,024	3,605,373
Total	$15,649,142	$11,600,574

18. Related party transactions

The Company’s key management personnel have the authority and responsibility for planning, directing and controlling the activities of the Company and consists of the Company’s executive management team and management directors.

	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023
Consulting fees, wages and bonus	$1,400,278	$1,104,075

At December 31, 2024 and December 31, 2023, $24,658 and $67,800, respectively, is owed to key management personnel with all amounts included in accounts payable and accrued liabilities.

(i) During the year ended December 31, 2024, Richard Williams (Director and Executive Chairman) billed $412,152 (year ended December 31, 2023 - $286,253) for wages and bonus payment for services to the Company. At December 31, 2024, $nil is owed to Richard Williams (December 31, 2023 - $67,800) for consulting services, with all amounts included in accounts payable and accrued liabilities.

During the year ended December 31, 2024, 2,556,566 RSUs were issued to Richard Williams which will vest in one third increments on March 31, 2025, March 31, 2026, and March 31, 2027. The vesting of these RSUs resulted in stock-based compensation of $102,198 for the year ended December 31, 2024.

During the year ended December 31, 2023, 1,588,800 RSUs were issued to Richard Williams which will vest in one third increments on March 31, 2024, March 31, 2025, and March 31, 2026. The vesting of these RSUs resulted in stock-based compensation of $103,688 for the year ended December 31, 2023.

During the year ended December 31, 2023, 894,199 RSUs were issued to Richard Williams which vested immediately. The vesting of these RSUs resulted in stock-based compensation of $157,765 for the year ended December 31, 2023.

(ii) During the year ended December 31, 2024, the Company incurred $454,296 in payroll expense and bonus payment for Sam Ash (CEO) (year ended December 31, 2023 - $318,924) for services to the Company. At December 31, 2023, $nil (December 31, 202 - $nil) is payable and included in accrued liabilities.

During the year ended December 31, 2024, 2,876,137 RSUs were issued to Sam Ash which will vest in one third increments on March 31, 2025, March 31, 2026, and March 31, 2027. The vesting of these RSUs resulted in stock-based compensation of $114,973 for the year ended December 31, 2024.

During the year ended December 31, 2023, 1,787,400 RSUs were issued to Sam Ash which will vest in one third increments on March 31, 2024, March 31, 2025, and March 31, 2026. The vesting of these RSUs resulted in stock-based compensation of $116,649 for the year ended December 31, 2023.

F-34

During the year ended December 31, 2023, 945,841 RSUs were issued to Sam Ash which vested immediately. The vesting of these RSUs resulted in stock-based compensation of $166,876 for the year ended December 31, 2023.

(iii) During the year ended December 31, 2024, Gerbrand van Heerden billed $362,000 (year ended December 31, 2023, $132,000) for wages and bonus payment for services to the Company. At December 31, 2024, $nil (year ended December 31, 2023, $nil) is payable, including reimbursable expenses, and included in accrued liabilities.

During the year ended December 31, 2024, 672,450 RSUs were issued to Gerbrand van Heerden which vested on January 26, 2025. The vesting of these RSUs resulted in stock-based compensation of $46,448 for the year ended December 31, 2024.

During the year ended December 31, 2024, 504,034 RSUs were issued to Gerbrand van Heerden which will vest in one third increments on March 31, 2025, March 31, 2026, and March 31, 2027. The vesting of these RSUs resulted in stock-based compensation of $20,149 for the year ended December 31, 2024.

(iv) During the year ended December 31, 2024, the Company incurred $nil in payroll expense and bonus payment for David Wiens (Former CFO) (year ended December 31, 2023, $246,673) for services to the Company.

During the year ended December 31, 2023, 1,456,400 RSUs were issued to David Wiens which will vest in one third increments on March 31, 2024, March 31, 2025, and March 31, 2026. The vesting of these RSUs resulted in stock-based compensation of $nil for the year ended December 31, 2023.

During the year ended December 31, 2023, 902,365 RSUs were issued to David Wiens which vested immediately. The vesting of these RSUs resulted in stock-based compensation of $159,206 for the year ended December 31, 2023.

(v) During the year ended December 31, 2024, Pam Saxton (Director) billed $41,299 (year ended December 31, 2023 - $34,832) for consulting services to the Company. On April 1, 2024, the Company issued 476,960 DSU’s to Pam Saxton which vested immediately. On July 4, 2023, the Company issued 431,739 DSU’s to Pam Saxton which vested immediately.

(vi) During the year ended December 31, 2024, Cassandra Joseph (Director) billed $21,178 (year ended December 31, 2022 - $34,832) for consulting services to the Company. On April 1, 2024, the Company issued 620,048 DSU’s to Cassandra Joseph which vested immediately. On July 4, 2023, the Company issued 431,739 DSU’s to Cassandra Joseph which vested immediately. In October 2024 the Company settled 1,051,787 DSUs by issuing 750,000 shares of common stock at C$0.16 a share and cash payment $46,304 to Cassandra Joseph.

(vii) During the year ended December 31, 2024, the Company incurred $34,185 in director fees for Mark Cruise (year ended December 31, 2023 - $31,240). At December 31, 2024, $2,933 is owed to Mark Cruise (December 31, 2023 - $nil) for consulting services. On April 1, 2024, the Company issued 476,960 DSU’s to Mark Cruise which vested immediately. On July 4, 2023, the Company issued 374,174 DSU’s to Mark Cruise which vested immediately.

(viii) During the year ended December 31, 2024, Paul Smith (Director) billed $43,009 (year ended December 31, 2023 - $19,322) for consulting services to the Company. On April 1, 2024, the Company issued 476,960 DSU’s to Paul Smith which vested immediately. On July 5, 2023, the Company issued 245,454 DSU’s to Paul Smith which vest on July 5, 2024.

(ix) During the year ended December 31, 2024, Dickson Hall (Director) billed $43,448 (year ended December 31, 2023 - $nil) for consulting services to the Company. At December 31, 2024, $21,725 is owed to Dickson Hall (December 31, 2023 - $nil) for consulting services. On April 1, 2024, the Company issued 476,960 DSU’s to Dickson Hall which vested immediately. On July 4, 2023, the Company issued 374,174 DSU’s to Dickson Hall which vested immediately.

x) During the year ended December 31, 2024, Kelli Kast (Director) billed $9,875 (year ended December 31, 2023 - $nil) for consulting services to the Company. On October 1, 2024, the Company issued 337,475 DSU’s to Kelli Kast which vested on October 1, 2025.

Sprott Transactions

In August 2024, the Company and Sprott agreed to amend the maturity date of CD1 from March 31, 2026, to March 31, 2028, and CD2 from March 31, 2026, to March 31, 2029, and that CD1 and CD2 would remain outstanding until the new maturity dates unless the Company elects to exercise its option of early repayment.

In December 2024, the Company drew $10,000,000 on the debt facility. As consideration for Sprott advancing the debt facility the Company granted a royalty for 1.0% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey and a 0.70% rate will apply to claims outside of these areas.

In June 2023, all conditions were met for the closing of the Stream, and $46,000,000 was advanced to the Company.

Concurrent with the funding of the stream in June 2023, the Company repaid the outstanding principal and interest on the Bridge Loan.

Concurrent with the funding of the stream in June 2023, the Company closed a $21,000,000 debt facility with Sprott which is available for draw at the Company’s election for a period of 2 years.

Concurrent with the funding of the Stream in June 2023, the Company and Sprott agreed to amend the maturity date of CD1 from March 31, 2025, to March 31, 2026, and CD2 from 3 quarterly payments of $2,000,000 each beginning June 30, 2024, and $9,000,000 on March 31, 2025, to payment in full on March 31, 2026.

19. Segment Reporting

The Company’s sole focus is the development and restart of its 100% owned Bunker Hill Mine in Idaho, USA. As of December 31, 2024, and December 31, 2023, the Company had one single reportable segment, which is the Bunker Hill Mine. The executive team, consisting of the CEO, CFO and Executive Chairman, uses the following measurements to manage the business. The chief operating decision maker of the Bunker Hill Mine is the CEO.

	December 31
	2024	2023

Total assets	$97,601,550	$61,989,678
Interest income	$655,125	$1,107,093
Interest expense & accretion	$(8,091,412)	$(7,124,527)
Net (loss) for the year	$(25,341,623)	$(13,432,539)

20. Subsequent events

Share Issuance

On January 8, 2025, the Company issued 1,053,335 shares of common stock to satisfy $120,000 owed to a certain service provider of the Company as of December 31, 2024.

On January 14, 2025, the Company issued 7,392,859 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended December 31, 2024.

On January 27, 2025, the Company issued 672,450 shares of common stock in connection with settlement of RSUs.

On January 29, 2025, the Company issued 621,500 shares of common stock to satisfy $60,000 owed to a certain service provider of the Company as of December 31, 2024.

On March 13, 2025, the Company’s board of directors approved an amendment to the vesting schedule of certain RSUs previously granted to certain directors and officers of the Company under the Company’s amended and restated restricted stock unit incentive plan (the “RSU Plan”) on November 2, 2022, July 4, 2023 and March 13, 2024, such that an aggregate of 5,562,419 RSUs granted to such directors, officers and employees will now vest on May 1, 2025 rather than on March 13, 2025 or March 31, 2025, as applicable. All other terms of such RSUs remain the same.

Warrant Issuance

On January 7, 2025, in connection with the Silver Loan, the Company issued 100,397 Bonus Warrants to Monetary Metals. Each such warrant will entitle the holder to acquire one share of common stock of the Company at an exercise price of C$0.15. Each such warrant is exercisable until August 8, 2027.

Debt Facility

On January 17, 2025, the Company drew $5,000,000 on the debt facility.

On January 31, 2025, the Company drew the final $6,000,000 on the debt facility.

As consideration for Sprott advancing $11,000,000 of the debt facility, the Company granted a royalty for 1.0% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey. A 0.70% rate will apply to claims outside of these areas.

Unsecured Promissory Note

On March 21, 2025, the company closed an unsecured promissory note for an aggregate principal amount of up to $3,400,000 (the “Note”) to ensure sufficient short-term funding to keep the Project on track while the Private Placements close. The Note will bear interest at 12% per annum, with such interest being capitalized and added to the principal amount outstanding under the Note monthly. The Note will be available in multiple advances, at the discretion of Teck, and is payable on demand from Teck. On March 21, 2025, the Company received $763,000 advance from Teck. On March 25, 2025, the Company received $2,325,000 advance from Teck. As of March 28, 2025, the principal outstanding on the unsecured promissory note is $3,088,000.

Restricted Cash

During the year end December 31, 2024, the Company made a $3,000,000 payment to the EPA bringing the principal of the cost recovery liability to $14,000,000. As a result of this payment the Company’s letter of credit requirement decreased by $1,500,000 and the restricted cash balance (utilized as collateral for letters of credit) decreased by the same amount from $4,475,000 as of December 31, 2024, to $2,975,000 on January 20, 2025.

F-35

Restructuring of Outstanding Debt alongside up to $45,000,000 Equity Financing and Provision of New Standby Facility

In March 2025, the Company announced a restructuring of outstanding debt alongside an equity financing of up to $45,000,000 and a new standby facility agreement for $10,000,000. The planned brokered private placement equity offering for minimum aggregate gross proceeds of $10,000,000 (C$14,370,000), and up to maximum aggregate gross proceeds of $15,000,000 (C$21,555,000) (the “Brokered Offering”). Teck has agreed to contribute, through a non-brokered private placement, $2 for every $1 raised through the Brokered Offering in aggregate, with a minimum lead order of $6,600,000 and total gross proceeds of up to $30,000,000 (C$43,110,000)1 (collectively, the “Non-Brokered Offering” and together with the Brokered Offering, the “Private Placements”), subject to shareholder approval, closing of the debt restructuring transactions and other customary closing conditions. Proceeds will be used to support the construction, start-up, and ramp-up of the Project. In connection with the Non-Brokered Offering, the Company and Teck have amended the subscription agreement dated March 5, 2025, to, among other things, amend the closing condition thereunder requiring the Company to raise aggregate gross proceeds of at least $20,000,000 under the Brokered Offering to a minimum of at least $10,000,000.

In accordance with the TSX-V policies, the approval of the Company’s stockholders will be required with respect to Teck becoming a Control Person (over 20% ownership in the Company). In lieu of a special meeting of its stockholders, the Company intends to obtain the written consent of disinterested stockholders holding more than 50% of the current issued and outstanding Common Shares (the “Stockholder Consent”), which Stockholder Consent will exclude any votes held by Teck and its Affiliates or Associates (each as defined in the TSX-V policies).

Also in connection with the Non-Brokered Offering, the Company and its wholly-owned subsidiary Silver Valley Metals Corp. (“Silver Valley”) announced its intention to enter into a standby facility agreement with Teck (or an affiliate thereof) pursuant to which, among other things, Teck will provide an uncommitted revolving standby prepayment facility of up to $10,000,000 to the Company (the “SP Facility”), which will be available to the Company until the earlier of (i) June 30, 2028, and (ii) the date on which the Project hits 90% of name plate capacity or the date on which the Company is cash positive for a quarter, unless terminated earlier by Teck. The SP Facility will bear interest at a to-be-agreed-basis per annum, calculated and capitalized quarterly.

The Company announced its intention to restructure, either directly or indirectly, its existing debt financing package with Sprott Streaming and certain other creditors on the following principal terms:

a.	the amendment and restatement of the Series 1 secured convertible debentures in the aggregate principal amount of $6,000,000 (collectively, the “Series 1 CDs”) previously issued to Sprott Streaming and certain other creditors, maturing on March 31, 2028, pursuant to which, among other things, (i) the rate of interest of the Series 1 CDs will be reduced from 7.5% to 5.0% per annum, (ii) the current conversion price, being the U.S. dollar equivalent of C$0.30 per Common Share, will be reduced to equal the Offering Price, and (iii) certain prepayment and conversion terms will be amended;
b.	the amendment and restatement of the Series 2 secured convertible debentures in the aggregate principal amount of $15,000,000 (collectively, the “Series 2 CDs”) previously issued to Sprott Streaming, maturing on March 31, 2029, pursuant to which, among other things, (i) the rate of interest of the Series 2 CDs will be reduced from 10.5% to 5.0% per annum, (ii) the current conversion price, being the U.S. dollar equivalent of C$0.29 per Common Share, will be reduced to equal the Offering Price, and (iii) certain prepayment and conversion terms will be amended;

1Based on a USD/CAD exchange rate of 1.4370 as published by the Bank of Canada on March 5, 2025.

F-36

c.	the exchange of a $46,000,000 multi-metals stream previously entered into with Sprott Streaming, which currently applies to up to 10% of payable metals sold from the Project and expires on June 23, 2063 (the “Stream”), for the Series 3 CDs, the Sprott Tranche II Shares and the Third Royalty referred to and defined below under paragraph (A) below;
d.	the cancellation of the royalty put option previously granted to Sprott Streaming, pursuant to which, among other things, upon the occurrence of an event of default under any of the Series 1 CDs and the Series 2 CDs, Sprott Streaming may require the Company to purchase the First Royalty (as defined below);
e.	the amendments of certain royalty interests granted to Sprott Streaming (collectively, the “First Royalty”), currently applying to certain primary, residual and other claims comprising the Project (with the royalty percentage being between 1.35% to 1.85% based on the type of claim), pursuant to which, among other things, the First Royalty will be consolidated into one 1.85% life-of-mine gross revenue royalty applying to both primary and secondary claims comprising the Project, which will also include additional surface and mineral rights recently acquired by the Company or Silver Valley, as applicable; and
f.	the amendment and restatement of the loan agreement with respect to the existing senior secured credit facility in the aggregate principal amount of $21,000,000 advanced by Sprott Streaming (the “Debt Facility”), maturing on June 30, 2030 and secured by first-ranking interests and charges on all of the property and assets of the Company and its wholly-owned subsidiary Silver Valley Metals Corp., pursuant to which (i) the sliding scale royalty payable in connection with advances thereunder (the “Second Royalty Amendments”) will be fixed at 1.5% for both the primary and secondary claims comprising the Project and (ii) the Company’s royalty buyback option thereunder will be cancelled; the foregoing amendments will also be reflected in an amendment to the additional royalty granted to Sprott in connection with the Debt Facility,
g.	the Company and Monetary Metals Bond III LLC (together with its affiliates, “Monetary Metals”) enter into an amending agreement to the note purchase agreement dated August 8, 2024, as previously by amended by a first amending agreement dated November 11, 2024 (the “MM NPA”), the parties intend to, among other things, (i) reduce the interest rate payable on advances under the existing loan by Monetary Metals to Silver Valley Metals Corp., a wholly-owned subsidiary of the Company, in the aggregate principal amount equal to the U.S. dollar equivalent of up to 1,200,000 troy ounces of silver (the “Silver Loan”) from 15% to 13.5%; (ii) clarify the calculation of the cash flow sweep; (iii) extend the availability date for advances of the Silver Loan from January 31, 2025 to June 30, 2025; and (v) in connection with any advances of the Silver Loan, to provide for the issuance of bonus warrants (“Bonus Warrants”) in such number and on such terms as to be agreed upon between the parties before issuance and subject to prior approval from the TSX-V (however, in any event, the aggregate number of Bonus Warrants issued to Monetary Metals under the Silver Loan will not exceed the maximum amount of 3,000,000 allowable under the MM NPA).

In consideration for, and in connection with, the Debt Amendments, the Company intends to, either directly or indirectly:

a.	in consideration for the exchange of the Stream pursuant to the terms of a recapitalization agreement to be entered into among the Company, Teck, and Sprott Streaming, (i) issue to Sprott Streaming, on a private placement basis, two senior secured Series 3 convertible debentures in the aggregate principal amount of $4,000,000 (the “Series 3 CDs”) which, once issued, will (a) mature on June 30, 2030, (b) bear interest at an accrued rate of 5.0%, which interest shall be capitalized until the beginning of 2028 or an event of default, and (c) otherwise have terms substantially similar to the terms of the Series 1 CDs, (ii) issue up to 200,000,000 Common Shares at the Offering Price (“Sprott Tranche II Shares”) and (iii) grant Sprott Streaming an additional 1.65% life-of-mine gross revenue royalty on both the primary and secondary claims comprising the Project (the “Third Royalty”);
b.	enter into a debt settlement agreement with Sprott Streaming, pursuant to which, among other things, Sprott Streaming will convert $6,000,000 outstanding under the Debt Facility, together with all accrued and unpaid interest thereon, in consideration of up to 58,142,857 Common Shares at the Offering Price (“Sprott Tranche I Shares”) and the Second Royalty Amendments (the “Sprott Loan Conversion”);
c.	enter into an amended and restated intercreditor agreement with, among others, the Company, Teck, Monetary Metals and Sprott Streaming pursuant to which certain payment terms under the First Royalty, the Second Royalty Amendment, Third Royalty, the Series 1CDs, the Series 2 CDs, the Series 3 CDs and the Debt Facility will be waived, restricted or otherwise revised during the term in which the Company has any outstanding obligations owing under the SP Facility;

The Company is unable to predict the outcome of these financing transactions or any future financing or strategic transactions that we may pursue or whether any such efforts will be successful. There can be no assurance that these financing transactions will close as anticipated. In addition, our ability to complete these financing transactions and any future financing or strategic transactions depends on a number of factors, including the state of the global commodity, credit and equity markets. If we are unable to complete these financings transactions, complete new capital transactions or obtain additional financings on acceptable terms or at all, we will face significant liquidity challenges. Refer to Part I, Item 1.A “Risk Factors” for a discussion of additional risks relating to our liquidity.

F-37

Bunker Hill Mining Corp.

Condensed Interim Consolidated Balance Sheets

(Expressed in U.S. Dollars)

Unaudited

	March 31,	December 31,
	2025	2024
ASSETS

Current assets
Cash	$2,356,538	$3,786,277
Restricted cash (note 8)	2,975,000	4,475,000
Accounts receivable and prepaid expenses (note 3)	564,382	690,358
Prepaid financing costs	529,863	-
Asset held for sale	40,000	40,000
Spare parts inventory	341,004	341,004
Total current assets	6,806,787	9,332,639

Non-current assets
Long term deposit	244,807	254,106
Equipment (note 4)	1,605,310	1,741,981
Right-of-use asset (note 4)	714,437	758,125
Land	309,861	309,861
Bunker Hill Mine and mining interests (note 6)	19,094,706	18,795,591
Process plant (note 5)	74,150,170	66,409,247
Total assets	$102,926,078	$97,601,550

EQUITY AND LIABILITIES

Current liabilities
Accounts payable (note 15)	$12,042,441	$14,678,901
Accrued liabilities	1,636,978	5,210,939
Current portion of lease liability (note 7)	185,175	189,368
Deferred share units liability (note 11)	878,680	929,466
Environment protection agency cost recovery payable (note 8)	3,000,000	3,000,000
Current portion of stream debenture	2,592,377	4,063,253
Interest payable (note 9)	499,315	522,485
Teck promissory note (note 9)	3,095,097	-
Current income tax payable (note 13)	1,050,000	1,050,000
Total current liabilities	24,980,063	29,644,412

Non-current liabilities
Lease liability (note 7)	19,965	62,282
Series 1 convertible debenture (note 9)	5,364,818	5,494,151
Series 2 convertible debenture (note 9)	13,565,280	13,898,481
Stream debenture (note 9)	51,204,163	52,923,747
Silver loan (note 9)	36,379,996	31,802,708
Debt facility (note 9)	20,060,254	9,236,610
Environment protection agency cost recovery liability, net of discount (note 8)	5,957,242	5,549,229
Derivative warrant liability (note 10)	669,648	1,125,295
Total liabilities	158,201,429	149,736,915

Shareholders’ Deficiency
Preferred shares, $0.000001 par value, 10,000,000 preferred shares authorized; nil preferred shares issued and outstanding (note 10)	-	-
Common shares, $0.000001 par value, 1,500,000,000 common shares authorized; 359,438,769 and 349,698,625 shares of common stock issued and outstanding, respectively (note 10)	358	348
Additional paid-in-capital (note 10)	62,407,044	61,233,369
Accumulated other comprehensive income	(969,819)	(3,002,361)
Accumulated deficit	(116,712,934)	(110,366,721)
Total shareholders’ deficiency	(55,275,351)	(52,135,365)
Total shareholders’ deficiency and liabilities	$102,926,078	$97,601,550

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

F-38

Bunker Hill Mining Corp.

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

(Expressed in U.S. Dollars)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024

Operating expenses (note 14)	$(2,909,374)	$(3,787,631)

Other income or gain (expense or loss)
Interest income	63,329	291,330
Change in derivative liability (note 10)	462,763	(263,943)
(Loss) on fair value of convertible debentures (note 9)	(78,364)	(157,232)
(Loss) on fair value of silver loan	(6,068,932)	-
Gain on foreign exchange	1,732	5,654
Interest expense (note 7,8,9)	(2,210,998)	(2,083,735)
Financing costs (note 10)	(7,116)	-
Gain (loss) on stream debentures (note 9)	4,699,460	(217,000)
(Loss) on debt settlement (note 9)	(298,713)	(70,093)
Other income	-	694
(Loss) for the period pre tax	(6,346,213)	(6,281,956)
Deferred income tax recovery (note 13)	-	699,920
(Loss) for the period	(6,346,213)	(5,582,036)

Other comprehensive income (loss), net of tax
Gain on change in FV on own credit risk (note 9)	2,032,542	288,372
Other comprehensive income	2,032,542	288,372
Comprehensive (loss)	(4,313,671)	(5,293,664)

Net (loss) per common share – basic	$(0.02)	$(0.02)
Net (loss) per common share – fully diluted	$(0.02)	$(0.02)

Weighted average common shares – basic	357,438,769	329,407,128
Weighted average common shares – fully diluted	357,438,769	329,407,128

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

F-39

Bunker Hill Mining Corp.

Condensed Interim Consolidated Statements of Cash Flows

(Expressed in U.S. Dollars)

Unaudited

	Three Months	Three Months
	Ended	Ended
	March 31, 2025	March 31, 2024
Operating activities
Net (loss) for the period	$(6,346,213)	$(5,582,036)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation (note 10)	133,775	336,927
Depreciation expense	161,894	90,814
Change in fair value of warrant liability	(462,763)	263,943
Deferred tax expense	-	(699,920)
Change in fair value of silver loan	6,068,932	-
Interest expense on lease liability (note 7)	8,907	27,008
Financing costs	7,116	-
Loss on debt settlement	298,713	70,093
(Gain) loss on debt modification	(4,699,460)	217,000
Accretion of liabilities	1,695,679	1,551,867
Loss on fair value of convertible debentures	78,364	157,232
Changes in operating assets and liabilities:
Accounts receivable and prepaid expenses	(394,588)	(104,603)
Accounts payable	455,629	608,475)
Accrued liabilities	(329,008)	(304,831)
Interest payable	487,241	504,864
Net cash (used in) operating activities	(2,835,782)	(2,863,167)

Investing activities
Process plant	(12,550,192)	(2,596,535)
Mine improvements	(1,583,445)	(495,050)
Purchase of machinery and equipment	-	(264,634)
Net cash (used in) investing activities	(14,133,637)	(3,356,219)

Financing activities
Proceeds from debt facility	11,000,000	-
Proceeds from Teck promissory note	3,095,097	-
Lease payments	(55,417)	(198,668)
Net cash (used in) provided by financing activities	14,039,680	(198,668)
Net change in cash	(2,929,739)	(6,418,054)
Cash, beginning of period	8,261,277	26,578,596
Cash, end of period	$5,331,538	$20,160,542

Supplemental disclosures
Non-cash activities
Financing cooperation fee settled with common shares	$179,998	$-
Interest payable settled with common shares	$510,404	$580,498

Reconciliation from Cash Flow Statement to Balance Sheet:
Cash and restricted cash end of period	$5,331,538	$20,160,542
Less restricted cash	2,975,000	6,476,000
Cash end of period	$2,356,538	$13,684,542

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

F-40

Bunker Hill Mining Corp.

Condensed Interim Consolidated Statements of Changes in Shareholders’ Deficiency

(Expressed in U.S. Dollars)

Unaudited

				Accumulated
			Additional	other
	Common stock		paid-in-	comprehensive	Accumulated
	Shares	Amount	capital	income	deficit	Total

Balance, December 31, 2024	349,698,625	$348	$61,233,369	$(3,002,361)	$(110,366,721)	$(52,135,365)
Stock-based compensation	-	-	184,561	-	-	184,561
Shares issued for interest payable	7,392,859	7	795,144	-	-	795,151
Shares issued for RSUs vested	672,450	1	(1)	-	-	-
Shares issued for services	1,674,835	2	193,971	-	-	193,973
OCI	-	-	-	2,032,542	-	2,032,542
Net (loss) for the period	-	-	-	-	(6,346,213)	(6,346,213)
Balance, March 31, 2025	359,438,769	$358	$62,407,044	$(969,819)	$(116,712,934)	$(55,275,351)

Balance, December 31, 2023	322,661,482	$321	$57,848,953	$808,662	$(85,025,098)	$(26,367,162)
Stock-based compensation	-	-	873,076	-	-	873,076
Shares issued for interest payable	23,619,707	24	2,427,541	-	-	2,427,565
Shares issued for DSUs vested	750,000	1	83,801	-	-	83,802
Shares issued for RSUs vested	2,667,436	2	(2)	-	-	-
OCI	-	-	-	(3,811,023)	-	(3,811,023)
Net (loss) for the period	-	-	-	-	(25,341,623)	(25,341,623)
Balance, December 31, 2024	349,698,625	$348	$61,233,369	$(3,002,361)	$(110,366,721)	$(52,135,365)

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

F-41

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three Months Ended March 31, 2025

(Expressed in U.S. Dollars)

1. Nature and Continuance of Operations

Bunker Hill Mining Corp. (“we”, “us”, “Bunker Hill”, or the “Company”) was incorporated under the laws of the state of Nevada, U.S.A. on February 20, 2007, under the name Lincoln Mining Corp. Pursuant to a Certificate of Amendment dated February 11, 2010, the Company changed its name to Liberty Silver Corp., and on September 29, 2017, the Company changed its name to Bunker Hill Mining Corp. The Company’s registered office is located at 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701, and its head office is located at 300-1055 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2E9. As of the date of this Form 10-Q, the Company had one subsidiary, Silver Valley Metals Corp. (“Silver Valley”, formerly American Zinc Corp.), an Idaho corporation created to facilitate the work being conducted at the Bunker Hill Mine in Kellogg, Idaho (“Bunker Hill Mine”).

The Company was incorporated for the purpose of engaging in mineral exploration, and exploitation activities, and is currently focused on the development and planned operations of the Bunker Hill Mine.

Bunker Hill holds a 100% interest in the historic Bunker Hill Mine located in the town of Kellogg, Idaho. The Bunker Hill Mine, which previously operated between 1885 and 1981 producing over 165 million ounces of silver and 5 million tons of base metals during that time.

We are currently focused on the construction of mill facilities and upgrades to the historic underground infrastructure as well as further delineating our mineral resources.

Going Concern

These condensed interim consolidated financial statements have been prepared on a going concern basis. The Company has incurred losses since inception resulting in an accumulated deficit of $116,712,934 and further losses are anticipated in the development of its business. The Company does not have sufficient cash to fund normal operations and meet debt obligations for the next 12 months without deferring payment on certain current liabilities and/or raising additional funds. In order to continue to meet its fiscal obligations in the current fiscal year and beyond, the Company must seek additional financing. The Company has announced a debt restructure and equity offering, however, there is no assurance these transactions will be finalized, and if finalized, the timing of such finalizations. This raises substantial doubt about the Company’s ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The accompanying condensed interim consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

These condensed interim consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

F-42

Tariff War

The Company’s operations could be adversely affected by the effects of the tariff war between the United States of America and other countries around the world. The Company cannot accurately predict the impact the crisis will have on its operations and the ability of contractors to meet their obligations with the Company, including uncertainties relating the severity of its effects, the duration of the conflict, and the length and magnitude of restrictions imposed by governments. In addition, the crisis could adversely affect the economies and financial markets of the U.S. in general, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations. Additionally, the Company cannot predict changes in precious metals pricing or changes in commodities pricing which may alternately affect the Company either positively or negatively.

2. Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed interim consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the U.S. and the rules and regulations of the U.S. Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, shareholders’ deficiency, or cash flows. It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The unaudited condensed interim consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, which contains the annual audited consolidated financial statements and notes thereto, together with the Management’s Discussion and Analysis, for the year ended December 31, 2024. The interim results for the period ended March 31, 2025 are not necessarily indicative of the results for the full fiscal year. The unaudited condensed interim consolidated financial statements are presented in United States dollars, which is the Company’s functional currency.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes for items such as mineral reserves, useful lives and depreciation methods, potential impairment of long-lived assets, sale of mineral properties for the accounting of the conversion of the royalty convertible debenture (the “RCD”), deferred income taxes, settlement pricing of commodity sales, fair value of stock based compensation, accrued liabilities, estimation of asset retirement obligations and reclamation liabilities, convertible debentures, stream obligation, and warrants. Estimates are based on historical experience and various other assumptions that the Company believes to be reasonable. Actual results could differ from those estimates.

3. Accounts receivable and prepaid expenses

Accounts receivable and prepaid expenses consists of the following:

	March 31,	December 31,
	2025	2024

Prepaid expenses and deposits	$435,945	$464,380
HST and interest receivable	128,437	125,978
U.S. Environment Protection Agency overpayment (note 8)	-	100,000
Total	$564,382	$690,358

F-43

4. Equipment, Right-of-Use Asset

Equipment consists of the following:

	March 31,	December 31,
	2025	2024

Equipment	$2,454,489	$2,468,339
Less accumulated depreciation	(849,179)	(726,358)
Equipment, net	$1,605,310	$1,741,981

The total depreciation expense relating to equipment during the three months ended March 31, 2025, and March 31, 2024, was $118,206 and $46,465, respectively.

Right-of-use asset consists of the following:

	March 31,	December 31,
	2025	2024

Right-of-use asset	984,562	984,562
Less accumulated depreciation	(270,125)	(226,437)
Right-of-use asset, net	$714,437	$758,125

The total depreciation expense during the three months ended March 31, 2025, and March 31, 2024, was $43,688 and $44,349, respectively. The Company is a party primarily to lease contracts for mining related mobile equipment.

5. Process Plant

On May 13, 2022, the Company purchased a comprehensive package of equipment and parts inventory from Teck Resources Limited (“Teck”). The package comprised substantially all processing equipment of value located at the Pend Oreille mine site, including complete crushing, grinding and flotation circuits suitable for a planned ~1,500 ton-per-day operation at the Bunker Hill site, and total inventory of nearly 10,000 components and parts for mill, assay lab, conveyer, field instruments, and electrical spares.

The process plant was purchased in an assembled state in the seller’s location, and included major processing systems, significant components, and a large inventory of spare parts. The Company has disassembled and transported it to the Bunker Hill site, and is reassembling it as an integral part of the Company’s future operations. The Company determined that the transaction would be accounted for as an asset acquisition, with the process plant representing a single asset, with the exception of the inventory of spare parts, which has been separated out on the condensed interim consolidated balance sheets as a non-current asset. As the plant is demobilized, transported and reassembled, installation and other costs associated with these activities are being captured and capitalized as components of the asset.

Process plant consists of the following:

	March 31,	December 31,
	2025	2024

Mill purchase, detailed engineering, and construction costs	$72,478,277	$65,545,594
Capitalized interest (note 9)	2,656,713	1,848,473
Disposal of grinding circuits	(984,820)	(984,820)
Process Plant	$74,150,170	$66,409,247

F-44

In August 2024, the Company sold a grinding circuit previously purchased from Teck as part of the Pend Oreille Mill purchase for $20,000 recognizing a loss on sale of equipment of $308,273. In September 2024, the Company reclassified two remaining grinding circuits as assets at $40,000 held for sale and recognized a loss on sale of equipment of $616,547.

6. Bunker Hill Mine and Mining Interests

The Company purchased the Bunker Hill Mine (the “Mine”) in January 2022.

The carrying cost of the Mine is comprised of the following:

	March 31,	December 31,
	2025	2024

Bunker Hill Mine purchase	$14,247,210	$14,247,210
Capitalized development	7,688,143	6,626,865
Sale of mineral properties (note 9)	(3,531,773)	(2,768,510)
Land	202,000	202,000
Definition drilling	489,126	488,026
Bunker Hill mine	$19,094,706	$18,795,591

Land purchase and leases

The Company owns a 225-acre surface land parcel valued at its original purchase price of $202,000 which includes the surface rights to portions of 24 patented mining claims, for which the Company already owns the mineral rights.

During the year ended December 31, 2023, the Company entered into a lease agreement with C & E Tree Farm LLC for the lease of a land parcel overlaying a portion of the Company’s existing mineral claims package. The Company is committed to making monthly payments of $10,000 through February 2026. The Company has the option to purchase the land parcel through March 1, 2026, for $3,129,500 less 50% of the payments made through the date of purchase.

Sale of Mineral Properties

On January 17, 2025, as consideration for Sprott advancing the debt facility, as described in note 9, the Company granted a royalty for 0.5% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey. A 0.35% rate will apply to claims outside of these areas.

On January 31, 2025, as consideration for Sprott advancing the debt facility, as described in note 9, the Company granted a royalty for 0.5% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey. A 0.35% rate will apply to claims outside of these areas.

On December 19, 2024, as consideration for Sprott advancing the debt facility, as described in note 9, the Company granted a royalty for 0.5% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey. A 0.35% rate will apply to claims outside of these areas.

On December 12, 2024, as consideration for Sprott advancing the debt facility, as described in note 9, the Company granted a royalty for 0.5% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey. A 0.35% rate will apply to claims outside of these areas.

As a result of the debt facility drawdowns as of March 31, 2025, Sprott holds a 2% life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey and a 1.4% rate applying to claims outside of these areas.

F-45

These transactions were treated as a sale of mineral interest to Sprott. The portion of the mineral interest sold was determined based on an analysis of discounted life-of-mine royalty payments relative to discounted future cash flows generated from the mine net of capital and operating costs, applied to the carrying value of the Bunker Hill Mine as of above funding dates, before consideration of the sale of mineral properties. This analysis utilized a discount rate of 15% and long-term metal prices of $1.20/lb, $0.95/lb and $27.29/oz for zinc, lead and silver respectively.

7. Lease Liability

As of March 31, 2025, and December 31, 2024, The Company’s undiscounted lease obligations consisted of the following:

	March 31,	December 31,
	2025	2024
Gross lease obligation – minimum lease payments
1 year	$192,087	$200,755
2- 3 years	19,375	64,375
4-5 years	-	-

Future interest expense on lease obligations	(6,322)	(13,480)
Total lease liability	205,140	251,650

Current lease liability	185,175	189,368
Non-current lease liability	19,965	62,282
Total lease liability	205,140	251,650

Interest expense for the three months ended March 31, 2025, and March 31, 2024, was $8,907 and $27,008 respectively.

8. Environmental Protection Agency and Water Treatment Liabilities (“EPA”)

Effective December 19, 2021, the Company entered into an amended Settlement Agreement between the Company, Idaho Department of Environmental Quality, U.S. Department of Justice, and the EPA (the “Amended Settlement”). Upon the effectiveness of the Amended Settlement, the Company would become fully compliant with its payment obligations to these parties. The Amended Settlement modified the payment schedule and payment terms for recovery of the historical environmental response costs. Pursuant to the terms of the Amended Settlement, upon purchase of the Bunker Hill Mine and the satisfaction of financial assurance commitments (as described below), the $19,000,000 of cost recovery liabilities were to be paid by the Company to the EPA on the following dates:

Date	Amount
Within 30 days of Settlement Agreement	$2,000,000
November 1, 2024	$3,000,000
November 1, 2025	$3,000,000
November 1, 2026	$3,000,000
November 1, 2027	$3,000,000
November 1, 2028	$3,000,000
November 1, 2029	$2,000,000 plus accrued interest

In addition to the changes in payment terms and schedule, the Amended Settlement includes a commitment by the Company to secure financial assurance for the principle outstanding in the form of performance bonds or letters of credit deemed acceptable to the EPA. The financial assurance can be drawn on by the EPA in the event of non-performance by the Company of its payment obligations under the Amended Settlement (the “Financial Assurance”). The amount of the bonds will decrease over time as individual payments are made.

F-46

In December 2024, the Company made the second payment under the 2021 Amended Settlement Agreement in the amount of $3,000,000. As a result, the remainder of the payment obligation is $14,000,000. As of March 31, 2025 (unchanged from December 31, 2024), the Company had two payment bonds of $9,999,000 and $4,001,000, in place to secure this liability. As of March 31, 2025, the collateral for the payment bonds are comprised of a $2,975,000 letter of credits and land pledged by third parties, with whom the Company has entered into a financing cooperation agreement (the “Cooperation Agreement”) that contemplates a monthly fee of $20,000 (payable in cash or common stock of the Company, at the Company’s election). As of December 31, 2024, the collateral for the payment bonds was comprised of two letters of credit totaling $4,475,000 in aggregate, as well as land pledged by third parties with whom the company has entered into a financing cooperation agreement that contemplates a monthly fee of $20,000 (payable in cash or common shares of the Company, at the Company’s election). The letters of credit are secured by cash deposits under an agreement with a commercial bank, which comprise the $2,975,000 of restricted cash shown within current assets as of March 31, 2025, and $4,475,000 December 31, 2024.

The Company recorded accretion expense on the liability of $408,013 for the three months ended March 31, 2025 ($452,807 for the three months ended March 31, 2024), bringing the net liability to $8,957,242 (inclusive of interest payable of $156,743).

Water Treatment Charges – Idaho Department of Environmental Quality (“IDEQ”)

Separate to the cost recovery liability outlined above, the Company is responsible for the payment of ongoing water treatment charges. Water treatment charges incurred through December 31, 2021, were payable to the EPA, and charges thereafter are payable to the Idaho Department of Environmental Quality (“IDEQ”) following a handover of responsibilities for the Central Treatment Plant from the EPA to the IDEQ as of that date.

The Company currently makes monthly payments of $100,000 to the IDEQ as instalments toward the cost of treating water at the Central Treatment Plant. Upon receipt of an invoice from the IDEQ for actual costs incurred, a reconciliation is performed relative to payments made, with an additional payment made or refund received as applicable. The Company accrues $100,000 per month based on its estimate of the monthly cost of water treatment. As of March 31, 2025, a prepaid expense of $nil (December 31, 2024: $100,000) represented the difference between the estimated cost of water treatment and net payments made by the Company to the IDEQ to date. This balance has been recognized on the condensed interim consolidated balance sheets as accounts receivable and prepaid expenses.

9. Promissory Notes Payable, Convertible Debentures, and Silver Loan

$6,000,000 Convertible Debenture (CD1)

CD1 bears interest at an annual rate of 7.5%, payable in cash or shares at the Company’s option on principal of $6,000,000. The CD1 is secured by a pledge of the Company’s properties and assets. In August 2024, the Company and Sprott agreed to amend the maturity date of CD1 from March 31, 2026, to March 31, 2028, and that CD1 would remain outstanding until the new maturity date unless the Company elects to exercise its option of early repayment. The Company determined that the amendments to the terms of the CD1 should not be treated as an extinguishment of the CD1 and have therefore been accounted for as a modification.

The CD1 is convertible into Common Shares at a price of Canadian Dollars (“C$”) C$0.30 per Common Share, subject to stock exchange approval.

$15,000,000 Series 2 Convertible Debenture (CD2)

CD2 bears interest at an annual rate of 10.5%, payable in cash or shares at the Company’s option on principal of $15,000,000. CD2 is secured by a pledge of the Company’s properties and assets.

F-47

In August 2024, the Company and Sprott agreed to amend the maturity date of CD2 from March 31, 2026, to March 31, 2029, and that CD2 would remain outstanding until the new maturity date unless the Company elects to exercise its option of early repayment. The Company determined that the amendments to the terms of the CD2 should not be treated as an extinguishment of the CD2 and have therefore been accounted for as a modification.

The CD2 is convertible into Common Shares at a price of C$0.29 per Common Share, subject to stock exchange approval.

The Company determined that in accordance with ASC 815 Derivatives and Hedging, each debenture will be valued and recorded as a single instrument, with the periodic changes to fair value accounted through earnings, profit and loss.

Consistent with the approach above, the following table summarizes the key valuation inputs as at applicable valuation dates:

Reference (1,2,3)	Valuation date	Maturity date	Contractual Interest rate	Stock price (US$)	Expected equity volatility	Credit spread	Risk-free rate	Risk- adjusted rate
CD1 note	12-31-24	03-31-28	7.50%	0.113	105%	4.72%	4.28%	15.45%
CD2 note	12-31-24	03-31-29	10.50%	0.113	105%	5.03%	4.34%	17.89%
CD1 note	03-31-25	03-31-28	7.50%	0.102	100%	6.88%	3.89%	16.06%
CD2 note	03-31-25	03-31-29	10.50%	0.102	100%	7.06%	3.93%	18.16%

(1)	The CD1 carried a Discount for Lack of Marketability (“DLOM”) of 5.0% as of the issuance date. The CD2 carried a DLOM of 10.0% as of the issuance date.
(2)	CD1 carries an instrument-specific spread of 7.23%, CD2 carries an instrument-specific spread of 9.32%.
(3)	The conversion price of the CD1 is $0.209 and CD2 is $0.202 as of March 31, 2025. The conversion price of the CD1 is $0.208 and CD2 is $0.202 as of December 31, 2024.

The resulting fair values of the CD1 and CD2 at March 31, 2025, and as of December 31, 2024, were as follows:

Instrument Description	March 31, 2025	December 31, 2024
CD1	$5,364,818	$5,494,151
CD2	13,565,280	13,898,481
Total	$18,930,098	$19,392,632

The loss on changes in fair value of convertible debentures recognized on the condensed interim consolidated statements of loss and comprehensive loss during the three months ended March 31, 2025, and March 31, 2024, was $78,364 and $157,232, respectively. The portion of changes in fair value that is attributable to changes in the Company’s credit risk is accounted for within other comprehensive income. During the three months ended March 31, 2025, and March 31, 2024, the Company recognized $540,898 and $288,372 respectively, within other comprehensive income. Interest expense for the three months ended March 31, 2025, and 2024 was $499,315 and $504,863 respectively. At March 31, 2025 interest of $499,315 ($510,411 at December 31, 2024) is included in interest payable on the condensed interim consolidated balance sheets. For the three months ended March 31, 2025, and March 31, 2024, the Company recognized $284,741 and $70,093, respectively, loss on debt settlement on the condensed interim consolidated statements of loss and comprehensive loss as a result of settling interest by issuance of shares.

The Company performs quarterly testing of the covenants in the CD1 and CD2 and was not in compliance with the working capital covenant required as of March 31, 2025, however, each debenture holder agreed to waive the working capital covenant for the period of March 31, 2025. It is probable that the violation will be cured by June 30, 2025.

F-48

The Stream

On June 23, 2023, all conditions were met for the closing of the Stream, and $46,000,000 was advanced to the Company. The Stream is secured by the same security package that is in place with respect to the RCD, CD1, and CD2. The Stream is repayable by applying 10% of all payable metals sold until a minimum quantity of metal is delivered consisting of, individually, 63.5 million pounds of zinc, 40.4 million pounds of lead, and 1.2 million ounces of silver (subsequently amended, as described below). Thereafter, the Stream would be repayable by applying 2% of payable metals sold. The delivery price of streamed metals will be 20% of the applicable spot price. At the Company’s option, the Company may buy back 50% of the Stream Amount at a 1.40x multiple of the Stream Amount between the second and third anniversary of the date of funding, and at a 1.65x multiple of the Stream Amount between the third and fourth anniversary of the date of funding. The Company incurred $740,956 of transactions costs directly related to the Stream which were capitalized against the initial recognition of the Stream.

The Company determined that in accordance with ASC 815 derivatives and hedging, the Stream does not meet the criteria for treatment as a derivate instrument as the quantities of metal to be sold thereunder are not subject to a minimum quantity, and therefore a notional amount is not determinable. The Company has therefore determined that in accordance with ASC 470, the stream obligation should be treated as a liability based on the indexed debt rules thereunder. The initial recognition has been made at fair value based on cash received, net of transaction costs, and the discount rate calibrated so that the future cash flows associated with the Stream, using forward commodity prices, equal the cash received. The measurement of the stream obligation is accounted for at amortized cost with accretion at the discount rate. Subsequent changes to the expected cash flows associated with the Stream will result in the adjustment of the carrying value of the stream obligation using the same discount rate, with changes to the carrying value recognized in the condensed interim consolidated statements of loss and comprehensive loss.

The Company determined the effective interest rate of the Stream obligation to be 10.6% and recorded accretion expense on the liability of $945,295 for the three months ended March 31, 2025 ($1,099,060 for the three months ended March 31, 2024) recognized in the consolidated statement of (loss) and comprehensive (loss), accretion expense on the liability of $563,705 for the three months ended March 31, 2025 ($258,940 for the three months ended March 31, 2024) capitalized into the process plant (note 5) on the condensed interim consolidated balance sheets and gain (loss) on revaluation of the liability of $4,699,460 for the three months ended March 31, 2025 ($217,000) for the three months ended March 31, 2024, bringing the liability to $53,796,540 as of March 31, 2025. The revaluation is because of a change in projections. The key assumptions used in the revaluation are production of 700,000,000 lbs of zinc, 385,000,000 lbs of lead, 8,700,000 oz of silver over 14 years and commodity prices of 1.20 $/lb to 1.28 $/lb for zinc, 0.91 $/lb to 0.93 $/lb for lead, and 27.76 $/oz to $31.96 $/oz for silver.

$21,000,000 Debt Facility

On June 23, 2023, the Company closed a $21,000,000 debt facility with Sprott which is available for draw at the Company’s election for a period of 2 years. Any amounts drawn will bear interest of 10% per annum, from the later of the Funding Date and June 30, 2027 to the date of repayment in full, at the rate of per cent 15.0% per annum, which is payable annually in cash or capitalized at the Company’s election. The maturity date of any drawings under the Debt Facility will be June 30, 2030. For every $5,000,000 or part thereof advanced under the Debt Facility, the Company will grant a new 0.5% life-of-mine gross revenue royalty, on the same terms as the Royalty, to a maximum of 2.0% on the Primary Claims and 1.4% on the Secondary Claims. The Company may buy back 50% of these royalties for $20,000,000.

On January 17, 2025, the Company drew $5,000,000 on the debt facility. The proceeds were bifurcated between host debt and the underlying sale of mineral interest to Sprott (note 6). On January 31, 2025, the Company drew $6,000,000 on the debt facility. On December 12, 2024, the Company drew $5,000,000 on the debt facility. The proceeds were bifurcated between host debt and the underlying sale of mineral interest to Sprott (note 6). On December 19, 2024, the Company drew $5,000,000 on the debt facility. The proceeds were bifurcated between host debt and the underlying sale of mineral interest to Sprott (note 6). The Company recorded accretion expense on the debt facility of $525,540 for the three months ended March 31, 2025 ($nil for the three months ended March 31, 2024), bringing the net liability to $20,060,254 as of March 31, 2025.

The Company performs quarterly testing of the covenants in the debt facility and was not in compliance with the working capital covenant required as of March 31, 2025, however, each debenture holder agreed to waive the working capital covenant for the period of March 31, 2025. It is probable that the violation will be cured by June 30, 2025.

Silver Loan

On August 8, 2024, the Company entered into definitive agreements with Monetary Metals Bond III LLC, an entity established by Monetary Metals & Co., for a silver loan in an amount of U.S. dollars equal to up to 1.2 million ounces of silver, to be advanced in one or more tranches, in support of the re-start and ongoing development of the Bunker Hill Mine (the “Silver Loan”).

The Company determined that in accordance with ASC 815 Derivatives and Hedging, the Silver Loan is valued and recorded as a single instrument, with the periodic changes to fair value accounted through earnings, profit and loss.

F-49

The fair value of the Silver Loan was determined using the Black-Derman-Toy (“BDT”) model. The BDT model models the evolution of interest rates over time using a binomial tree structure by capturing level of interest rates and volatility and estimates the value of the prepayment option by assessing how the borrower’s incentive to prepay changes with interest rate movements. The key inputs include:

Reference	Valuation Date	Maturity Date	Contractual Interest Rate	Interest Rate Volatility	Risk-free rate	Credit Spread	Risk-adjusted rate
Tranche 1, 2, 3, 4, & 5	Dec 31, 2024	Aug 8, 2027	15%	26.5%	4.23%	4.53%	16.54%
Tranche 1, 2, 3, 4, & 5	Mar 31, 2025	Aug 8, 2027	15%	30.5%	4.24%	6.76%	18.80%

The resulting fair values of the Silver Loan at March 31, 2025 and December 31, 2024, and as of the issuance date, were as follows:

Reference	Mar 31, 2025	Dec 31, 2024
Silver Loan	$36,379,996	$31,802,708

The loss on changes in fair value of Silver Loan recognized on the condensed interim consolidated statements of loss and comprehensive loss during the three months ended March 31, 2025 was $6,068,932 compared to $nil for the three months ended March 31, 2024. The portion of changes in fair value that is attributable to changes in the Company’s credit risk is accounted for within other comprehensive income during the three months ended March 31, 2025, was $1,491,644, compared to $nil for the three months ended March 31, 2024.

The Company performs quarterly testing of the covenant of the Silver Loan and was in compliance with all such covenants as of March 31, 2025.

Teck Promissory Note

On March 21, 2025, the Company closed an unsecured promissory note for an aggregate principal amount of up to $3,400,000 (the “Note”). The Note will bear interest at 12% per annum, with such interest being capitalized and added to the principal amount outstanding under the Note monthly. The Note will be available in multiple advances at the discretion of Teck and is payable on demand from Teck. On March 21, 2025, the Company received $763,000 in advance from Teck. On March 25, 2025, the Company received $2,325,000 advance from Teck. As of March 31, 2025, the principal outstanding on the unsecured promissory note is $3,088,000. At March 31, 2025, interest of $7,097 ($nil at December 31, 2024) is included in the Teck promissory note payable on the condensed interim consolidated balance sheets. Interest expense for the three months ended March 31, 2025, was $7,097 ($nil for the three months ended March 31, 2024).

10. Capital Stock, Warrants, Stock Options and Restricted Share Units

Authorized

The total authorized capital is as follows:

●	1,500,000,000 Common Shares with a par value of $0.000001 per Common Share; and
●	10,000,000 preferred shares with a par value of $0.000001 per preferred share

Issued and outstanding

The Cooperation Agreement provides for, among other things, MineWater LLC (the “Creditor”) and its affiliates providing certain collateral security in order for the Company to obtain certain surety bonds with respect to the Bunker Hill Mine (the “Collateral Security”). In consideration for the Collateral Security, the Company is required to pay the Creditor a financing cooperation fee of US$20,000 per month during the term of the Cooperation Agreement. In January 2025, the Company issued 1,053,335 shares of common stock in connection with its election to satisfy financing cooperation fee for the six months ended September 30, 2024. In January 2025, the Company issued 621,500 shares of common stock in connection with its election to satisfy financing cooperation fee for the three months ended December 31, 2024.

In January 2025, the Company issued 7,392,859 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ending December 31, 2024.

In January 2025, the Company issued 672,450 shares of common stock in connection with settlement of RSUs.

In January 2024, the Company issued 7,392,859 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ending December 31, 2023.

In March 2024, the Company issued 2,546,436 shares of common stock in connection with settlement of RSUs.

The Company has accounted for the warrants in accordance with ASC Topic 815. The warrants are considered derivative instruments as they were issued in a currency other than the Company’s functional currency of the U.S. dollar. The estimated fair value of warrants accounted for as liabilities was determined on the date of issue and marked to market at each financial reporting period. The change in fair value of the warrant is recorded in the condensed interim consolidated statements of loss and comprehensive loss as a gain or loss and is estimated using the Binomial model.

The fair value of the warrant liabilities related to the various tranches of warrants issued during the period were estimated using the Binomial model to determine the fair value using the following assumptions as at March 31, 2025 and December 31, 2024:

January 2025 warrants	March 31, 2025	Grant Date
Expected life	860 days	943 days
Volatility	90%	105%
Risk free interest rate	2.46%	2.85%
Dividend yield	0%	0%
Share price (C$)	$0.145	$0.165
Fair value	$5,370	$7,116
Change in derivative liability	$(1,746)

F-50

November 2024 warrants	March 31, 2025	December 2024
Expected life	860 days	950 days
Volatility	90%	95%
Risk free interest rate	2.46%	2.96%
Dividend yield	0%	0%
Share price (C$)	$0.145	$0.155
Fair value	$28,921	$32,374
Change in derivative liability	$(3,453)

October 2024 warrants	March 31, 2025	December 2024
Expected life	860 days	950 days
Volatility	90%	95%
Risk free interest rate	2.46%	2.96%
Dividend yield	0%	0%
Share price (C$)	$0.145	$0.155
Fair value	$20,952	$25,881
Change in derivative liability	$(4,929)

August 2024 warrants	March 31, 2025	December 2024
Expected life	860 days	950 days
Volatility	90%	95%
Risk free interest rate	2.46%	2.96%
Dividend yield	0%	0%
Share price (C$)	$0.145	$0.155
Fair value	$67,076	$82,857
Change in derivative liability	$(15,781)

March 2023 warrants	March 31, 2025	December 31, 2024
Expected life	361 days	451 days
Volatility	24%	24%
Risk free interest rate	2.46%	2.96%
Dividend yield	0%	0%
Share price (C$)	$0.145	$0.155
Fair value	$545,933	$915,046
Change in derivative liability	$(369,113)

April 2022 special warrants issuance	March 31, 2025	December 31, 2024
Expected life	1 days	91 days
Volatility	105%	70%
Risk free interest rate	2.46%	2.96%
Dividend yield	0%	0%
Share price (C$)	$0.145	$0.155
Fair value	$1	$1
Change in derivative liability	$-

F-51

April 2022 non-brokered issuance	March 31, 2025	December 31, 2024
Expected life	1 days	91 days
Volatility	105%	70%
Risk free interest rate	2.46%	2.96%
Dividend yield	0%	0%
Share price (C$)	$0.145	$0.155
Fair value	$1	$1
Change in derivative liability	$-

June 2022 issuance	March 31, 2025	December 31, 2024
Expected life	1 days	91 days
Volatility	105%	70%
Risk free interest rate	2.46%	2.96%
Dividend yield	0%	0%
Share price (C$)	$0.145	$0.155
Fair value	$1	$1
Change in derivative liability	$-

February 2021 issuance	March 31, 2025	December 31, 2024
Expected life	315 days	405 days
Volatility	75%	70%
Risk free interest rate	2.46%	2.96%
Dividend yield	0%	0%
Share price (C$)	$0.145	$0.155
Fair value	$1,391	$44,465
Change in derivative liability	$(43,074)

June 2019 issuance	March 31, 2025	December 31, 2024
Expected life	275 days	365 days
Volatility	75%	70%
Risk free interest rate	2.46%	2.96%
Dividend yield	0%	0%
Share price (C$)	$0.145	$0.155
Fair value	$1	$9,724
Change in derivative liability	$(9,723)

August 2019 issuance	March 31, 2025	December 31, 2024
Expected life	275 days	365 days
Volatility	75%	70%
Risk free interest rate	2.46%	2.96%
Dividend yield	0%	0%
Share price (C$)	$0.145	$0.155
Fair value	$1	$14,945
Change in derivative liability	$(14,944)

F-52

Outstanding warrants at March 31, 2025 and December 31, 2024 were as follows:

		Weighted	Weighted
		average	average
	Number of	exercise price	grant date
	warrants	(C$)	value ($)

Balance, December 31, 2023	145,061,976	$0.37	$0.09
Issued	2,157,384	0.15	0.07
Balance, December 31, 2024	147,219,360	$0.37	$0.09

Balance, December 31, 2024	147,219,360	$0.37	$0.09
Issued	100,397	0.15	0.07
Balance, March 31, 2025	147,319,757	$0.37	$0.09

At March 31, 2025, the following warrants were outstanding:

	Exercise	Number of	Number of warrants
Expiry date	price (C$)	warrants	exercisable

April 1, 2025	0.37	40,538,969	40,538,969
December 31, 2025	0.59	32,895,200	32,895,200
February 9, 2026	0.60	17,112,500	17,112,500
February 16, 2026	0.60	2,881,580	2,881,580
March 27, 2026	0.15	51,633,727	51,633,727
August 8, 2027	0.16	1,680,591	1,680,591
August 8, 2027	0.15	100,397	100,397
August 8, 2027	0.12	476,793	476,793
		147,319,757	147,319,757

Compensation options

At March 31, 2025, and December 31, 2024 the following broker options were outstanding:

		Weighted
	Number of	average
	broker	exercise price
	options	(C$)

Balance, December 31, 2023	4,301,150	$0.24
Expired – February 2024	(351,000)	0.50
Expired – April 2024	(1,879,892)	0.30
Balance, December 31, 2024	2,070,258	0.15

Balance, December 31, 2024 (i)	2,070,258	0.15
Balance, March 31, 2025 (i)	2,070,258	0.15

(i)	The grant date fair value of the March 2023 Compensation Options was estimated at $111,971 using the Black-Scholes valuation model with the following underlying assumptions:

F-53

Grant Date	Risk free interest rate	Dividend yield	Volatility	Stock price	Weighted average life
March 2023	3.4%	0%	120%	C$0.11	3 years

	Exercise	Number of	Grant date Fair value
Expiry date	price (C$)	broker options	($)

March 27, 2026(ii)	$0.15	2,070,057	$111,971

i)	Exercisable into one March 2023 Unit.

Stock options

Outstanding stock options at March 31, 2025 and December 31, 2024 were as follows:

		Weighted
		average
	Number of	exercise price
	stock options	(C$)

Balance, December 31, 2023	8,970,636	$0.52
Granted August 1, 2024	87,493	$0.16
Expired October 24, 2024	(1,575,000)	$0.60
Expired October 31, 2024	(1,037,977)	$0.34
Balance, December 31, 2024	6,445,152	$0.52

Balance, December 31, 2024	6,445,152	$0.52
Balance, March 31, 2025	6,445,152	$0.52

The following table reflects the stock options issued and outstanding as of March 31, 2025:

			Number of
	remaining	Number of	options
Exercise	contractual	options	vested	Grant date
price (C$)	life (years)	outstanding	(exercisable)	fair value ($)
0.55	0.05	5,957,659	5,957,659	1,536,764
0.15	2.65	400,000	400,000	37,387
0.16	4.34	87,493	-	7,242
		6,445,152	6,357,659	$1,581,393

The vesting of stock options during the three months ending March 31, 2025 and March 31, 2024, resulted in stock based compensation expenses of $1,786 and $25,093 respectively.

Restricted Share Units

Effective March 25, 2020, the Board of Directors approved a Restricted Share Unit (“RSU”) Plan to grant RSUs to its officers, directors, key employees and consultants.

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Outstanding RSUs at March 31, 2025 and December 31, 2024 were as follows:

		Weighted
		average
		grant date
		fair value
	Number of	per share
	shares	(C$)

Unvested as at December 31, 2023	7,044,527	$0.24
Granted	9,720,403	$0.11
Vested	(2,667,436)	$0.23
Forfeited	(71,000)	$0.50
Unvested as at December 31, 2024	14,026,494	$0.15

Unvested as at December 31, 2024	14,026,494	$0.15
Vested	(672,450)	0.10
Unvested as at March 31, 2025	13,354,044	$0.15

(i)	On January 29, 2024, the Company granted 672,450 RSUs to the CFO of the Company, which vest on January 29, 2025. The vesting of these RSUs resulted in stock-based compensation of $3,552 and $8,880 for the three months ended March 31, 2025 and March 31, 2024, respectively, which is included in operating expenses in the condensed interim consolidated statements of loss and comprehensive loss.

(ii)	On March 13, 2024, the Company granted 9,047,953 RSUs to certain executives and employees of the Company, which vest in one-third increments on March 13 of 2025, 2026 and 2027. The vesting of these RSUs resulted in stock-based compensation of $98,979 and $22,220 for the three months ended March 31, 2025 and March 31, 2024 respectively, which is included in operating expenses in the condensed interim consolidated statements of loss and comprehensive loss.

The vesting of RSU’s during the three months ending March 31, 2025, and March 31, 2024, resulted in stock based compensation expense of $182,776 and $236,856 respectively.

11. Deferred Share Units

Effective April 21, 2020, the Board of Directors approved a Deferred Share Unit (“DSU”) Plan to grant DSUs to its directors. The DSU Plan permits the eligible directors to defer receipt of all or a portion of their retainer or compensation until termination of their services and to receive such fees in the form of cash at that time.

Upon vesting of the DSUs or termination of service as a director, the director will be able to redeem DSUs based upon the then market price of the Company’s Common Share on the date of redemption in exchange for cash.

Outstanding DSUs at March 31, 2025 and December 31, 2024 were as follows:

		Weighted
		average
		grant date
		fair value
	Number of	per share
	shares	(C$)

Unvested as at December 31 2023	1,495,454	$0.90
Granted	2,865,363	$0.13
Vested	(4,023,342)	$0.41
Unvested as at December 31 2024	337,475	$0.16

Unvested as at December 31 2024, and March 31, 2025	337,475	$0.16

The vesting of DSU’s during the three months ended March 31, 2025, resulted in a recovery of stock-based compensation of $50,786 and stock-based compensation expense of $74,978 for the three months ended March 31, 2024. The fair value of each DSU is $0.10 as of March 31, 2025, and $0.11 as of December 31, 2024.

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12. Commitments and Contingencies

As stipulated in the agreement with the EPA and as described in Note 8, the Company is required to make two types of payments to the EPA and IDEQ, one for historical water treatment cost-recovery to the EPA, and the other for ongoing water treatment. Water treatment costs incurred through December 2021 are payable to the EPA, and water treatment costs incurred thereafter are payable to the IDEQ. The IDEQ (as done formerly by the EPA) invoices the Company on an annual basis for the actual water treatment costs, which may exceed the recognized estimated costs significantly. When the Company receives the water treatment invoices, it records any liability for actual costs over and above any estimates made and adjusts future estimates as required based on these actual invoices received. The Company is required to pay for the actual costs regardless of the periodic required estimated accruals and payments made each year.

On July 28, 2021, a lawsuit was filed in the U.S. District Court for the District of Idaho brought by Crescent Mining, LLC (“Crescent”). The named defendants include Placer Mining, Robert Hopper Jr., and the Company. The lawsuit alleges that Placer Mining and Robert Hopper Jr. intentionally flooded the Crescent Mine during the period from 1991 and 1994, and that the Company is jointly and severally liable with the other defendants for unspecified past and future costs associated with the presence of acid mine drainage in the Crescent Mine. The plaintiff has requested unspecified damages. On September 20, 2021, the Company filed a motion to dismiss Crescent’s claims against it, contending that such claims are facially deficient.  On March 2, 2022, Chief U.S. District Court Judge, David C. Nye granted in part and denied in part the Company’s motion to dismiss. The court granted the Company’s motion to dismiss in respect of Crescent’s cost recovery claim under CERCLA Section 107(a), and declaratory judgment, tortious interference, trespass, nuisance and negligence claims. These claims were dismissed without prejudice. The court denied the motion to dismiss filed by Placer Mining Corp. for Crescent’s trespass, nuisance and negligence claims. Crescent later filed an amended complaint on April 1, 2022. Placer Mining Corp. and Bunker Hill Mining Corp are named as co-defendants. Bunker Hill responded to the amended filing, refuting and denying all allegations made in the complaint except those that are assertions of fact as a matter of public record. The Company believes Crescent’s lawsuit is without merit and intends to vigorously defend itself, as well as Placer Mining Corp. pursuant to the Company’s indemnification of Placer Mining Corp in the sale and purchase agreement executed between the companies for the Mine on December 15, 2021. The lawsuit is currently in the discovery phase, in which information is gathered and exchanged.

13. Deferred Tax liability

The Company incurred no income tax recovery or expense for the three months ended March 31, 2025 and incurred income tax recovery of $699,920 for the three months ended March 31, 2024. The Company’s effective income tax rate for the first three months of 2024 was 12.6%. The effective tax rate during the first three months of 2024 rate differed from the statutory rate primarily due to the recognition of deferred tax assets available to offset the deferred tax liability associated with the Stream Obligation. The Company maintains a valuation allowance against net operating losses subject to Section 382 and other deferred tax assets.

Current liabilities at March 31, 2025, and December 31, 2024, include an income tax payable of $1,050,000. This relates to the proceeds of the Stream which are classified as income under the U.S. internal revenue code. The Company elected to defer the income, one year, to 2024, in which most of the income was offset by losses incurred in the current year and previous years.

A valuation allowance is provided for deferred tax assets for which it is more likely than not that the related tax benefits will not be realized. The Company analyzes its deferred tax assets and, if it is determined that the Company will not realize all or a portion of its deferred tax assets, it will record or increase a valuation allowance. Conversely, if it is determined that the Company will likely ultimately be able to realize all or a portion of the related benefits for which a valuation allowance has been provided, all or a portion of the related valuation allowance will be reduced.

14. Operating Expenses

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Salaries, wages, and consulting fees	$800,337	$942,394
General administration expenses	2,109,037	2,845,237
Total	$2,909,374	$3,787,631

15. Related party transactions

The Company’s key management personnel have the authority and responsibility for planning, directing and controlling the activities of the Company and consists of the Company’s executive management team and management directors.

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Consulting Fees and Salaries	$264,208	$474,185

At March 31, 2025 and March 31, 2024, $46,100 and $89,324 respectively is owed to key management personnel with all amounts included in accounts payable and accrued liabilities due to cash preservation efforts.

Sprott Transactions

In January 2025, the Company drew $11,000,000 on the Sprott debt facility. As consideration for Sprott advancing the debt facility the Company granted Sprott a royalty for 1.0% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey and a 0.70% rate will apply to claims outside of these areas.

In January 2025, the Company issued 7,119,049 shares of common stock to Sprott in connection with its election to satisfy interest payments under the outstanding convertible debentures owned by Sprott for the three months ended December 31, 2024.

16. Geographic and Segment Information

The Company has one reportable operating segment. The Company’s primary focus is the development and restart of our 100% owned Bunker Hill Mine in Kellogg, Idaho, U.S. The Company reported no revenues during the three months ended March 31, 2025, and 2024.

17. Subsequent Events

Share Issuance

On April 14, 2025, the Company issued 187,500 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended March 31, 2025.

RSU Amendments

On May 1, 2025, the Company’s board of directors approved an amendment to the vesting schedule of certain RSUs previously granted to certain directors and officers of the Company under the Company’s amended and restated restricted stock unit incentive plan (the “RSU Plan”) on November 2, 2022, July 4, 2023 and March 13, 2024, such that an aggregate of 5,562,419 RSUs granted to such directors, officers and employees will now vest on June 1, 2025 rather than on May 1, 2025. All other terms of such RSUs remain the same.

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by us, are as follows

SEC Registration Fee	US$	9,725.33
Printing Expenses	US$	1,500
Accounting Fees and Expenses	US$	3,500
Legal Fees and Expenses	US$	20,000
Blue Sky Fees/Expenses	US$	0
Transfer Agent Fees	US$	0
Total	US$	34,725.33

Item 14. Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any of our controlling persons, directors or officers is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by us of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of us or such other entities.

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Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The A&R Articles and bylaws limit director liability and provide for indemnification to the fullest extent provided by Nevada law.

Item 15. Recent Sales of Unregistered Securities.

EQUITY OFFERINGS

On June 5, 2025, we, closed the Brokered Offering for aggregate cash consideration of approximately US$6.2 million, which included participation by Sprott Streaming, and the concurrent Non-Brokered Offering with Teck for approximately US$20.5 million. As part of the Equity Offerings, we issued an aggregate of 252,215,751 Units at the Offering Price of C$0.15 (or the U.S. Dollar equivalent thereof) per Unit. Each Unit issued under the Equity Offerings consisted of one share of our common stock and one-half of one share of our common stock purchase Warrant. Each whole Warrant will be exercisable to acquire one additional share of our common stock at a price of C$0.25 per Warrant Share for a period of three years following the date of issuance, subject to customary adjustments.

II-2

In the Brokered Offering, 56,921,096 Units were sold at the Offering Price by the Agents, of which Sprott Streaming acquired 10,000,000 Units. In the Non-Brokered Offering, Teck acquired 195,294,655 Units at the Offering Price. We intend to use the net proceeds of the Equity Offerings to support the construction, start-up and ramp-up of the Bunker Hill Mine.

The Equity Offerings, including both the brokered and non-brokered components, were conducted on a private placement basis, and we relied on the exemption from registration under Section 4(a)(2) the Securities Act, or Rule 506 of Regulation D, or Regulation S. All securities issued pursuant to the Equity Offerings (i) are subject to a four month plus one day hold period in accordance with applicable Canadian securities laws and, if applicable, the policies of the TSX-Venture and (ii) have not been registered under the Securities Act or any U.S. state securities laws and may not be offered or sold in the United States without registration under the Securities Act and all applicable state securities laws or compliance with requirements of an applicable exemption therefrom.

Brokered Offering

On June 5, 2025, in connection with the Brokered Offering, we and the Agents entered into the Agency Agreement, pursuant to which the Agents conducted a “best efforts” marketed private placement of Units at the Offering Price for aggregate cash consideration of approximately US$6.2 million. Pursuant to the Agency Agreement, the Agents received cash commissions of C$461,061.

On June 5, 2025, pursuant to the Agency Agreement, we entered into Brokered Subscription Agreements with certain investors, pursuant to which such investors acquired 56,921,096 Units at the Offering Price.

Non-Brokered Offering

On March 5, 2025, under the Non-Brokered Offering, we entered into a subscription agreement, as amended by an amending agreement, dated March 24, 2025 with Teck, pursuant to which Teck (i) contributed US$2.00 for every US$1.00 raised in the Brokered Offering and pursuant to the Debt Settlements and Equity Payment Agreement (each as defined herein and further described below) and (ii) acquired the Teck Units at the Offering Price, for aggregate consideration of approximately US$20.5 million.

Immediately prior to the closing of the Non-Brokered Offering, Teck beneficially owned, directly or indirectly, or exercised control or direction over, 23,784,723 shares of our common stock and warrants to purchase an additional 2,951,389 shares of our common stock, representing approximately 6.6% of the issued and outstanding shares of our common stock on a non-diluted basis and approximately 7.4% on a partially diluted basis. Upon closing of the Non-Brokered Offering, Teck now beneficially owns, directly or indirectly, or exercises control or direction over 219,079,378 shares of our common stock and warrants to purchase an additional 100,598,716 shares of our common stock, representing approximately 23.9% of the issued and outstanding shares of our common stock (on a non-diluted basis and, assuming the exercise of all warrants now held by Teck, approximately 31.4% on a partially diluted basis) and is considered a “Control Person” of us (as such term is defined in the policies of the TSX-V). We obtained written consents of our disinterested stockholders holding a majority of our voting shares (collectively, the “Stockholder Consent”) for, among other things, the Non-Brokered Offering, including the creation of Teck as a Control Person of us, in satisfaction of the applicable shareholder approval requirements of the TSX-V.

CAPITAL RESTRUCTURING TRANSACTIONS

Concurrently with the closing of the Equity Offerings, we closed capital restructuring transactions, including the conversion into equity of certain outstanding debt, and the modification of certain existing royalty and stream financing arrangements with Sprott Streaming, as set forth in the Recapitalization Agreement, dated as of June 5, 2025, by and among us, Silver Valley, Sprott Streaming, Teck, and Monetary Metals, and as further discussed below.

All securities issued pursuant to Capital Restructuring Transactions were conducted on a private placement basis, and we relied on the exemption from registration under Section 4(a)(2) the Securities Act, or Rule 506 of Regulation D, or Regulation S. All securities issued pursuant to the Capital Restructuring Transactions (i) are subject to a four month plus one day hold period in accordance with applicable Canadian securities laws and, if applicable, the policies of the TSX-Venture and (ii) have not been registered under the Securities Act or any U.S. state securities laws and may not be offered or sold in the United States without registration under the Securities Act and all applicable state securities laws or compliance with requirements of an applicable exemption therefrom.

II-3

Amendment of Existing Convertible Debentures

We completed the Series 1 CDs and Series 2 CDs, as further described below:

(a)	On June 5, 2025, we and Sprott Streaming entered into the Series 1 CDs, which amended and restated the Series 1 convertible debentures previously issued to Sprott Streaming and certain creditors, maturing on March 31, 2028, pursuant to which, among other things, (i) the rate of interest of the Series 1 convertible debentures has been reduced from 7.5% to 5.0% per annum, (ii) the current conversion price, being the U.S. dollar equivalent of C$0.30 per share of our common stock, has been reduced to equal the Offering Price, and (iii) certain prepayment and conversion terms were amended.

(b)	On June 5, 2025, we and Sprott Streaming entered into the Series 2 CDs, which amended and restated the Series 2 convertible debentures previously issued to Sprott Streaming and certain creditors, maturing on March 31, 2029, pursuant to which, among other things, (i) the rate of interest of the Series 2 CDs have been reduced from 10.5% to 5.0% per annum, (ii) the current conversion price, being the U.S. dollar equivalent of C$0.29 per share of our common stock, have reduced to equal the Offering Price, and (iii) certain prepayment and conversion terms were amended.

Amendment to the Debt Facility

On June 5, 2025, in connection with the Capital Restructuring Transactions (, we and Sprott Streaming amended and restated the Debt Facility to, among other things, include an option, at our election, to settle any accrued and unpaid interest through the issuance of shares of our common stock, subject to the prior approval of the TSX-V.

Sprott Stream Conversion

On June 5, 2025, the Metals Purchase Agreement was terminated and as consideration, we entered into the Exchange Agreement, pursuant to which, among other things, 200,000,000 shares of our common stock were issued to Sprott Streaming.

Sprott Streaming Debt Settlements

On June 5, 2025, we and Silver Valley entered into the Sprott Debt Settlement Agreements with Sprott Streaming, pursuant to which, among other things, an aggregate of 63,690,476 shares of our common stock were issued to Sprott Streaming at the Offering Price in full satisfaction of (i) US$487,500 of unpaid interest under the secured convertible debentures held by Sprott Streaming, and (ii) US$6,200,000, consisting of the principal amount of US$6 million previously advanced to us under the Debt Facility, together with an aggregate of US$200,000 of interest accrued thereon.

Amendments to the Monetary Metals Silver Loan

On June 5, 2025, in connection with the Transactions, we and Silver Valley entered into (i) the MM NPA, and (ii) the MM Note, each with Monetary Metals to, amongst other things, (A) reduce the rate at which advances under the MM NPA bear interest from 15% to 13.5% per annum, (B) clarify the calculation of the cash flow sweep, (C) extend the availability date for advances thereunder from January 31, 2025 to June 30, 2025, and (D) in connection with any further advances, provide for the issuance of bonus warrants in such number and on such terms as to be agreed upon between the parties before issuance and subject to prior approval of the TSX-V. In any event, the number of bonus warrants issued or issuable to Monetary Metals will not exceed, in the aggregate, the maximum of 3,000,000 allowable under the MM NPA. The MM NPA and the MM Note are secured by security interests over all our and Silver Valley’s assets, properties and undertakings, in form and scope similar to the security held by Sprott Streaming and the security held by Teck.

Additional Debt Settlements

We and Silver Valley have agreed to settle outstanding receivables and other amounts owing (including, where applicable, accrued and unpaid interest thereon) in aggregate amounts of approximately US$80,000, US$3,072,254 and C$195,000 with certain creditors, contractors, and directors, respectively, of ours or Silver Valley through the issuance of equity securities at the Offering Price. On June 5, 2025, concurrently with the closing of the Equity Offerings, we entered into Debt Settlement Agreements in order to preserve its cash for the potential restart and ongoing development of the Bunker Hill Mine.

II-4

In connection with the Debt Settlements, we issued:

(a)	761,904 Units to MineWater, as further described herein;

(b)	257,379 shares of our common stock to the Participating Directors for the Director Services.; and

(c)	30,302,181 Units to certain other arm’s length creditors or contractors of ours to settle certain other outstanding receivables and other amounts owing in the aggregate amount of approximately US$3,072,254.

Each Unit issued pursuant to the Debt Settlements consisted of one share of our common stock and one-half of Warrant, with each whole Warrant exercisable for one additional Warrant Share at an exercise price of C$0.25 per Warrant Share for a period of three years following the date of issuance. The Participating Directors, each being a Non-Arm’s Length Party (as such term is defined in the policies of the TSX-V), received shares of our common stock in lieu of Units.

Equity Payment

On June 5, 2025, we, Silver Valley and C&E entered into the Equity Payment Agreement, pursuant to which we issued 4,761,905 Units to C&E at a deemed price equal to the Offering Price to satisfy US$500,000 of the purchase price payable under the Option Agreement. Each Unit issued pursuant to the Equity Payment Agreement consists of one share of our common stock and one-half of one Warrant, with each whole Warrant exercisable for one additional Warrant Share at an exercise price of C$0.25 per Warrant Share for a period of three years following the date of issuance, being June 5, 2028.

Shares of Common Stock Issued in Satisfaction of Interest Payable on Convertible Debentures

We and Sprott entered into (i) six convertible debentures on January 28, 2022 in the aggregate principal amount of $6,000,000 (the “CD1”) and (ii) three convertible debentures on June 17, 2022 in the aggregate principal amount of $15,000,000 (the “CD2” and together with the CD1, the “convertible debentures”). Pursuant to the terms of the convertible debentures, we may elect to pay the accrued and unpaid interest due thereunder by issuing shares of our common stock, as opposed to paying cash, at the conversion price set forth therein. On January 9, 2024, we issued 7,392,859 shares of our common stock in connection with our election to satisfy interest payments under the outstanding convertible debentures for the three months ended December 31, 2023. On April 4, 2024, we issued 6,398,439 shares of our common stock in connection with our election to satisfy interest payments under the outstanding convertible debentures for the three months ended March 31, 2024. On July 8, 2024, we issued 4,653,409 shares of our common stock in connection with our election to satisfy interest payments under the outstanding convertible debentures for the three months ended June 30, 2024. On October 3, 2024, we issued 5,175,000 shares of our common stock in connection with our election to satisfy interest payments under the outstanding convertible debentures for the three months ended September 30, 2024. On January 14, 2025, we issued 7,392,859 shares of our common stock in connection with our election to satisfy interest payments under the outstanding convertible debentures for the three months ended December 31, 2024. On April 14, 2025, we issued 187,500 shares of our common stock in connection with our election to satisfy interest payments under the outstanding convertible debentures for the three months ended March 31, 2025. We relied on the exemption from registration under Section 4(a)(2) of the Securities Act, or Rule 506 of Regulation D, or Regulation S, and in reliance on similar exemptions under applicable state laws, for purposes of issuance of the shares in satisfaction of the interest payable under the convertible debentures.

Shares of Common Stock Issued in Satisfaction of financing cooperation fee

The Cooperation Agreement provides for, among other things, the Creditor and its affiliates providing certain collateral security in order for us to obtain certain surety bonds with respect to the Bunker Hill Mine (the “Collateral Security”). In consideration for the Collateral Security, we are required to pay the Creditor a financing cooperation fee of US$20,000 per month during the term of the Cooperation Agreement.

II-5

On January 8, 2025, we issued shares of our common stock in connection with our election to satisfy financing cooperation fee for the six months ended September 30, 2024. On January 29, 2025, we issued 621,500 shares of our common stock in connection with our election to satisfy financing cooperation fee for the three months ended December 31, 2024.

Shares of Common Stock Issued in Satisfaction of deferred share units

On October 28, 2024, we issued 750,000 shares of our common stock at a deemed price of C$0.125 for the settlement of DSUs.

Securities Issued Pursuant to Equity Incentive Plans

During the fiscal year ended December 31, 2024, we issued 9,720,403 RSUs and 87,493 options to purchase shares of our common stock to our directors, employees and consultants under our equity incentive plans.

On March 28, 2024, we issued 2,546,436 shares of our common stock at a deemed price of C$0.125 for the settlement of RSUs.

On April 16, 2024, we issued 100,000 shares of our common stock at a deemed price of C$0.13 for the settlement of RSUs.

On November 18, 2024, we issued 21,000 shares of our common stock at a deemed price of C$0.125 for the settlement of RSUs.

On January 27, 2025, we issued 672,450 shares of our common stock at a deemed price of C$0.17 for the settlement of RSUs.

We relied on the exemption from registration under Section 4(a)(2) of the Securities Act, or Rule 506 of Regulation D, or Regulation S, and in reliance on similar exemptions under applicable state laws, for purposes of the issuance of such securities.

Item 16. Exhibits.

Exhibit No.	Description
3.1*	Second Amended and Restated Articles of Incorporation of Bunker Hill Mining Corp., effective as of June 5, 2025
3.2	Amended and Restated Bylaws of Liberty Silver Corp., dated as of December 21, 2012 (incorporated by reference to Exhibit 3.6 to the Form 8-K filed on December 28, 2012)
4.1	Warrant Indenture, dated as of August 14, 2020 (incorporated by reference to Exhibit 4.1 to the Form S-1 filed on October 27, 2020)
4.2	Form of Warrant Certificate, dated as of February 2021 (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to the Form S-1 filed on January 25, 2023)
4.3	Underlying Warrant Indenture, dated as of April 1, 2022, by and between Bunker Hill Mining Corp. and Capital Transfer Agency (incorporated by reference to Exhibit 10.13 to the Form S-1 filed on May 2, 2022)
4.4	Special Warrant Indenture, dated as of March 27, 2023, by and between Bunker Hill Mining Corp. and Capital Transfer Agency ULC, as warrant agent (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on March 31, 2023)

II-6

Exhibit No.	Description
4.5	Warrant Indenture, dated as of March 27, 2023, by and between Bunker Hill Mining Corp. and Capital Transfer Agency ULC, as warrant agent (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on March 31, 2023)
4.6	Supplemental Warrant Indenture, dated as of June 6, 2024, by and among Bunker Hill Mining Corp., Capital Transfer Agency ULC, and Computershare Trust Company of Canada (incorporated by reference to Exhibit 4.1 to the Form 10-Q filed on July 30, 2024)
4.7	Form of Bunker Hill Mining Corp. Non-Transferable Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K filed on August 14, 2024)
5.1*	Opinion of Davis Graham & Stubbs LLP
10.1	Settlement Agreement and Order on Consent for Response Action by Bunker Hill Mining Corp., effective as of May 15, 2018 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on May 21, 2018)
10.1.1	First Amendment to the Settlement Agreement with EPA, effective as of December 19, 2021 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on January 3, 2022)
10.2	Purchase and Sale Agreement for the Bunker Hill Mine, dated as of December 15, 2023, by and among Placer Mining Corporation, William Pangburn and Shirley Pangburn, as sellers, and Silver Velley Metals Corp., as buyer (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on January 3, 2022)
10.3	Form of Secured Convertible Debenture, dated as of January 28, 2022 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on February 4, 2022)
10.4	Secured Royalty Convertible Debenture, dated as of January 7, 2022, held by Sprott Private Resource Streaming and Royalty (Collector), LP (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on February 4, 2022)
10.5	Omnibus Agreement Amendment, dated as of January 28, 2022, by and among Silver Valley Metals Corp. and Bunker Hill Mining Corp., as obligors, and the other party named therein (incorporated by reference to Exhibit 10.5 to the Form 10-K filed on March 12, 2024)
10.6	Second Omnibus Amendment Agreement, dated as of June 17, 2022, by and among Silver Valley Metals Corp. and Bunker Hill Mining Corp., as obligors, and the other parties named therein (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Form S-1 filed on December 23, 2022)
10.7	Third Omnibus Amendment Agreement, dated as of December 5, 2022, by and among Silver Valley Metals Corp. and Bunker Hill Mining Corp., as obligors, and the other parties named therein (incorporated by reference to Exhibit 10.7 to the Form 10-K filed on March 12, 2024)
10.8	Fourth Omnibus Amendment Agreement, dated as of June 23, 2023, by and among Silver Valley Metals Corp. and Bunker Hill Mining Corp., as obligors, and the other parties named therein (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on June 29, 2023)
10.9	Fifth Omnibus Amendment Agreement, dated as of August 8, 2024, by and among Silver Valley Metals Corp. and Bunker Hill Mining Corp., as obligors, and the other parties named therein (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on June 29, 2023)
10.10	Asset Sale and Purchase Agreement for the Pend Oreille Process Plant, dated as of March 1, 2022, by and between Silver Valley Metals Corp. and Teck Washington Incorporated (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on March 14, 2022)

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Exhibit No.	Description
10.11	Series 2 Convertible Debenture, dated as of June 17, 2022, held by the holder named therein (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Form S-1 filed on December 23, 2022)
10.12	Bridge Loan Facility, dated as of December 5, 2022, by and between Bunker Hill Mining Corp., as borrower, Silver Balley Metals Corp., as guarantor, and the lenders named therein (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Form S-1 filed on December 23, 2022)
10.13	Form of Subscription Agreement for Special Warrant Financing, dated as of March 27, 2023, by and between Bunker Hill Mining Corp. and each Purchaser (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on March 31, 2023)
10.14‡	Metals Purchase Agreement, dated as of June 23, 2023, by and among Silver Valley Metals Corp., as seller, Bunker Hill Mining Corp., and the purchaser named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on June 29, 2023)
10.15‡	Loan Agreement, dated as of June 23, 2023, by and among Bunker Hill Mining Corp., as borrower, Silver Valley Metals Corp., as guarantor, and the lenders and agent named therein (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on June 29, 2023)
10.16	First Amendment to Loan Agreement, dated as of August 8, 2024, by and among Bunker Hill Mining Corp., as borrower, Silver Valley Metals Corp., as guarantor, and the lenders and agent named therein (incorporated by reference to Exhibit 10.4 to the Form 8-K filed on August 14, 2024)
10.17	Royalty Agreement, dated as of June 23, 2023, by and among Bunker Hill Mining Corp., as guarantor, Silver Valley Metals Corp., as grantee, and grantee and royalty holder named therein (incorporated by reference to Exhibit 10.4 to the Form 8-K filed on June 29, 2023)
10.18	Form of Secured Promissory Note, dated as of August 8, 2024, issued by Silver Valley Metals Corp., as borrower, for the benefit of Monetary Metals Bond III LLC, as holder (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on August 14, 2024)
10.19‡	Royalty Put Option Agreement, dated as of July 22, 2022, by and among Sprott Private Resource Streaming and Royalty (Collector), LP, the Company, and Silver Valley Metals Corp. (incorporated by reference to Exhibit 10.1 to the Form 10-Q filed on November 7, 2024)
10.20†	Bunker Hill Mining Corp. Amended and Restated Restricted Stock Unit Incentive Plan, effective as of August 4, 2023 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on August 11, 2023)
10.21†	Bunker Hill Mining Corp. Amended and Restated Stock Option Plan, effective as of August 4, 2023 (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on August 11, 2023)
10.22†	Bunker Hill Mining Corp. Deferred Share Unit Plan, effective as of April 21, 2020 (incorporated by reference to Exhibit 10.15 to the Form 10-K filed on March 12, 2024)
10.23†	Form of Board Member Agreement (incorporated by reference to Exhibit 10.16 to the Form 10-K filed on March 12, 2024)
10.24†	Subscription Agreement, dated as of March 5, 2025, by and between Bunker Hill Mining Corp. and Teck Resources Limited (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on March 6, 2025)

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Exhibit No.	Description
10.25†	Bunker Hill Mining Corp. Amended and Restated Restricted Stock Unit Incentive Plan, effective as of May 16, 2024 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on June 26, 2024)
10.26†	Bunker Hill Mining Corp. Amended and Restated Stock Option Plan, effective as of August 4, 2023 (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on August 11, 2023)
10.27†	Bunker Hill Mining Corp. Deferred Share Unit Plan, effective as of April 21, 2020 (incorporated by reference to Exhibit 10.15 to the Form 10-K filed on March 12, 2024)
10.28†	Form of Board Member Agreement (incorporated by reference to Exhibit 10.16 to the Form 10-K filed on March 12, 2024)
10.29*††	Agency Agreement, dated as of June 5, 2025, by and between Bunker Hill Mining Corp., BMO Capital Markets, CIBC Capital Markets, Red Cloud Securities Inc., and National Bank Financial Inc.
10.30*‡	Form of Subscription Agreement, dated as of June 5, 2025, by and between Bunker Hill Mining Corp. and the investor party thereto
10.31*††	Warrant Indenture, dated as of June 5, 2025, by and between Bunker Hill Mining Corp. and Computershare Trust Company of Canada, as warrant agent
10.32*††	Investor Rights Agreement, dated as of June 5, 2025, by and between Bunker Hill Mining Corp. and Teck Resources Limited
10.33*‡††	Recapitalization Agreement, dated as of June 5, 2025, among Bunker Hill Mining Corp., Silver Valley Metals Corp., certain affiliates of Sprott Streaming, Teck Resources Limited and Monetary Metals Bond III LLC
10.34*††	Standby Prepayment Facility Agreement, dated as of June 5, 2025, by and between Bunker Hill Mining Corp., Silver Valley Metals Corp. and Teck Metals Ltd.
10.35*‡††	Form of Amended and Restated Series 1 Secured Convertible Debenture, dated as of June 5, 2025, by and among Bunker Hill Mining Corp., Silver Valley Metals Corp. and the holder named therein
10.36*‡††	Form of Amended and Restated Series 2 Secured Convertible Debenture, dated as of June 5, 2025, by and among Bunker Hill Mining Corp., Silver Valley Metals Corp. and the holder named therein
10.37*‡††	Second Amendment to Royalty Agreement, dated as of June 5, 2025, by and among Bunker Hill Mining Corp., as parent and guarantor, Silver Valley Metals Corp., as grantor, and Sprott Private Resource Streaming and Royalty (US Collector), LP, as grantee and royalty holder
10.38*‡††	Amended and Restated Loan Agreement, dated as of June 5, 2025, between Bunker Hill Mining Corp., Silver Valley Metals Corp., Sprott Private Resource Streaming and Royalty (US Collector), LP and Sprott Private Resource Streaming and Royalty Annex (US Collector), LP
10.39*‡††	First Amendment to Royalty Agreement No. 2, dated as of June 5, 2025, by and among Bunker Hill Mining Corp., as parent and guarantor, Silver Valley Metals Corp., as grantor, and Sprott Private Resource Streaming and Royalty (US Collector), LP, as grantee and royalty holder
10.40*††	Exchange Agreement, dated as of June 5, 2025, among Bunker Hill Mining Corp., Silver Valley Metals Corp., Sprott Private Resource Streaming and Royalty (US Collector), LP and Sprott Private Resource Streaming and Royalty Annex (US Collector), LP

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Exhibit No.	Description
10.41*‡††	Form of Series 3 Secured Convertible Debenture, dated as of June 5, 2025, by and among Bunker Hill Mining Corp., Silver Valley Metals Corp. and the holder named therein
10.42*‡††	Royalty Agreement No. 3, dated as of June 5, 2025, by and among Bunker Hill Mining Corp., as guarantor, Silver Valley Metals Corp., as grantor, and Sprott Private Resource Streaming and Royalty (US Collector), LP, as agent, grantee, and royalty holder
10.43*‡††	Debt Settlement Agreement, dated as of June 5, 2025, by and among between Bunker Hill Mining Corp., Silver Valley Metals Corp., Sprott Private Resource Streaming and Royalty (US Collector), LP and Sprott Private Resource Streaming and Royalty Annex (US Collector), LP
10.44*‡††	Debt Settlement Agreement, dated as of June 5, 2025, by and among between Bunker Hill Mining Corp., Silver Valley Metals Corp., Sprott Private Resource Streaming and Royalty (US), LP, Sprott Private Resource Streaming and Royalty (International), LP and Sprott Private Resource Streaming and Royalty (Canada), LP
10.45*	First Amendment to Secured Promissory Note Purchase Agreement, dated as of November 11, 2024, by and among Bunker Hill Mining Corp., Silver Valley Metals Corp., and Monetary Metals Bond III LLC
10.46*‡	Second Amendment to Secured Promissory Note Purchase Agreement, dated as of June 5, 2025, by and among Bunker Hill Mining Corp., Silver Valley Metals Corp., and Monetary Metals Bond III LLC
10.47*‡	First Amendment to Secured Promissory Note, dated as of June 5, 2025, by and among Bunker Hill Mining Corp., Silver Valley Metals Corp., Monetary Metals Bond III LLC and Monetary Metals & Co.
10.48*‡	Amended and Restated Intercreditor and Subordination Agreement, dated as of June 5, 2025, among Bunker Hill Mining Corp., Silver Valley Metals Corp., Sprott Private Resource Streaming and Royalty (US Collector), LP, Sprott Private Resource Streaming and Royalty (Collector), LP, Monetary Metals Bond III LLC, Teck Metals Ltd., Minewater Finance LLC, Minewater LLC and MW HH LLC
10.49*††	Investor Rights Agreement, dated as of June 5, 2025, by and between Bunker Hill Mining Corp. and Sprott Private Resource Streaming and Royalty (US Collector), LP
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Form 10-KT filed on April 1, 2021)
23.1*	Consent of MNP LLP
23.2*	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)
23.3*	Consent of Resource Development Associates Inc.
23.4*	Consent of Robert H. Todd
23.5*	Consent of Peter Kondos
24.1*	Power of Attorney (included on signature page hereto)
96.1	S-K 1300 Technical Report Summary, Bunker Hill Mine Pre-Feasibility Study, Coeur d’Alene Mining District, Shoshone County, Idaho, USA (incorporated by reference to Exhibit 96.1 to the Form 10-K filed on April 17, 2023)
107*	Filing Fee Table

*	Filed herewith.

†	Management contract or compensatory plan, contract or arrangement.

‡	Certain schedules or similar attachments to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted schedule or attachment to this exhibit.

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Item 17. Undertakings.

A. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) include any additional or changed material information with respect to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

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(7) For the purpose of determining our liability under the Securities Act to any purchaser in the initial distribution of securities:

We undertake that in a primary offering of our securities pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of ours relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of us or used or referred to by us;

(c) The portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by or on behalf of us; and

(d) Any other communication that is an offer in the offering made by us to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C. We hereby undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kellogg, State of Idaho, on June 27, 2025.

Bunker Hill Mining Corp.

By:	/s/ Sam Ash
Name:	Sam Ash
Title:	Chief Executive Officer, Principal Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gerbrand Van Heerden and Edward Shaoul, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of June 27, 2025, by the following persons in the capacities indicated below.

Date:	June 27, 2025	By:	/s/ Sam Ash
		Name:	Sam Ash
		Title:	Chief Executive Officer, Principal Executive Officer and Director

Date:	June 27, 2025	By:	/s/ Gerbrand Van Heerden
		Name:	Gerbrand Van Heerden
		Title:	Chief Financial Officer and Corporate Secretary, Principal Financial Officer, Principal Accounting Officer

Date:	June 27, 2025	By:	/s/ Richard Williams
		Name:	Richard Williams
		Title:	Executive Chairman and Director

Date:	June 27, 2025	By:	/s/ Dickson Hall
		Name:	Dickson Hall
		Title:	Director

Date:	June 27, 2025	By:	/s/ Mark Cruise
		Name:	Mark Cruise
		Title:	Director

Date:	June 27, 2025	By:	/s/ Kelli Kast
		Name:	Kelli Kast
		Title:	Director

Date:	June 27, 2025	By:	/s/ Pamela Saxton
		Name:	Pamela Saxton
		Title:	Director

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